Exhibit 10.1

CREDIT AND SECURITY AGREEMENT

among

COMPUTER TASK GROUP, INCORPORATED

as Borrower

THE LENDERS NAMED HEREIN

as Lenders

and

KEYBANK NATIONAL ASSOCIATION

as Administrative Agent, Swing Line Lender and Issuing Lender

KEYBANC CAPITAL MARKETS INC.

as Lead Arranger and Sole Book Runner

dated as of

December 21, 2017

i

Exhibit A	Form of Revolving Credit Note

Exhibit B	Form of Swing Line Note

Exhibit C	Form of Notice of Loan

Exhibit D	Form of Compliance Certificate

Exhibit E	Form of Assignment and Assumption Agreement

Exhibit F-1	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Exhibit F-2	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Exhibit F-3	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Exhibit F-4	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

TABLE OF CONTENTS

Schedule 1	Commitments of Lenders

Schedule 2	Guarantors of Payment

Schedule 3	Pledged Securities

Schedule 4	Borrowing Base Companies

Schedule 5.3	Quarterly Reporting Periods

Schedule 5.8	Indebtedness

Schedule 5.9	Liens

Schedule 5.11	Permitted Foreign Subsidiary Loans, Guaranties and Investments

Schedule 6.1	Corporate Existence; Subsidiaries; Foreign Qualification

Schedule 6.4	Litigation and Administrative Proceedings

Schedule 6.5	Real Estate Owned by the Companies

Schedule 6.9	Locations

Schedule 6.11	Employee Benefits Plans

Schedule 6.16	Material Agreements

Schedule 6.17	Intellectual Property

Schedule 6.18	Insurance

Schedule 7.4	Pledged Notes

Schedule 7.5	Commercial Tort Claims

v

This CREDIT AND SECURITY AGREEMENT (as the same may from time to time be amended, restated or otherwise modified, this “Agreement”) is made effective as of the 21st day of December, 2017 among:

(a) COMPUTER TASK GROUP, INCORPORATED, a New York corporation (the “Borrower”);

(b) the lenders listed on Schedule 1 hereto and each other Eligible Assignee, as hereinafter defined, that from time to time becomes a party hereto pursuant to Section 11.10 hereof (collectively, the “Lenders” and, individually, each a “Lender”); and

(c) KEYBANK NATIONAL ASSOCIATION, a national banking association, as the administrative agent for the Lenders under this Agreement (the “Administrative Agent”), the Swing Line Lender and the Issuing Lender.

WITNESSETH:

WHEREAS, the Borrower, the Administrative Agent and the Lenders desire to contract for the establishment of credits in the aggregate principal amounts hereinafter set forth, to be made available to the Borrower upon the terms and subject to the conditions hereinafter set forth;

NOW, THEREFORE, it is mutually agreed as follows:

ARTICLE I. DEFINITIONS

Section 1.1. Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

“Account” means an account, as that term is defined in the U.C.C.

“Account Debtor” means an account debtor, as that term is defined in the U.C.C., or any other Person obligated to pay all or any part of an Account in any manner and includes (without limitation) any Guarantor thereof.

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of any Person (other than a Company), or any business or division of any Person (other than a Company), (b) the acquisition of in excess of fifty percent (50%) of the outstanding capital stock (or other equity interest) of any Person (other than a Company), or (c) the acquisition of another Person (other than a Company) by a merger, amalgamation or consolidation or any other combination with such Person.

“Administrative Agent” means that term as defined in the first paragraph of this Agreement.

“Administrative Agent Fee Letter” means the Administrative Agent Fee Letter between the Borrower and the Administrative Agent, dated as of the Closing Date, as the same may from time to time be amended, restated or otherwise modified.

“Advance Record” means that term as defined in Section 2.15(a) hereof.

“Advantage” means any payment (whether made voluntarily or involuntarily, by offset of any deposit or other indebtedness or otherwise) received by any Lender in respect of the Obligations, if such payment results in that Lender having less than its pro rata share (based upon its Commitment Percentage) of the Obligations then outstanding.

“Affiliate” means, with respect to a specified Person, another Person that directly or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Parties” means that term as defined in Section 10.17(b) hereof.

“Agreement” means that term as defined in the first paragraph of this agreement.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Companies from time to time concerning or relating to bribery or corruption (including, without limitation, the Foreign Corrupt Practices Act of 1977 (FCPA) (15 U.S.C. § 78dd-1, et seq.), as amended, and the rules and regulations thereunder).

“Applicable Commitment Fee Rate” means:

(a) for the period from the Closing Date through June 30, 2018, fifteen (15.00) basis points; and

(b) thereafter, the number of basis points set forth in the following matrix:

Average Revolving Credit Availability	Applicable Commitment Fee Rate
Greater than thirty-three percent (33%) of the Revolving Credit Commitment	15.00 basis points
Less than or equal to thirty-three percent (33%) of the Revolving Credit Commitment	20.00 basis points

The first date on which the Applicable Commitment Fee Rate is subject to change is July 1, 2018. On and after July 1, 2018, changes to the Applicable Commitment Fee Rate shall be effective on the first day of each fiscal quarter of the Borrower, based upon the Average Revolving Credit Availability for the last thirty (30) days of the prior fiscal quarter. Notwithstanding anything herein to the contrary, (i) during any period when the Borrower shall have failed to timely deliver the Borrowing Base Certificate pursuant to Section 5.3(a) hereof, or the collateral reporting required pursuant to Section 5.3(f) hereof, until such time as the appropriate Borrowing Base Certificate is delivered, the Applicable Commitment Fee Rate shall, at the election of the Administrative Agent (which may be retroactively effective to the day upon which the Administrative Agent should have received the Borrowing Base Certificate), be the highest rate per annum indicated in the above pricing grid regardless of the Average Revolving Credit Availability at such time, and (ii) in the event that any information or certification provided to the Administrative Agent in a Borrowing Base Certificate is shown to be inaccurate, and such inaccuracy, if corrected, would have led to the application of a different Applicable Commitment Fee Rate for any period (an “Applicable Commitment Fee Period”) than the Applicable Commitment Fee Rate applied for such Applicable Commitment Fee Period, then (A) the Borrower shall promptly deliver to the Administrative Agent a corrected Borrowing Base Certificate for such Applicable Commitment Fee Period, (B) the Applicable Commitment Fee Rate shall be determined based on the recalculated Average Revolving Credit Availability (with reference to the corrected Borrowing Base Certificate), and (C) either (1) the Borrower shall promptly pay to the Administrative Agent, for the benefit of the Lenders, the accrued additional fees owing as a result of an increased Applicable Commitment Fee Rate for such Applicable Commitment Fee Period, or (2) the appropriate Lenders shall reimburse the Borrower for the amount of any additional fees charged as a result of a decreased Applicable Commitment Fee Rate for such Applicable Commitment Fee Period (unless a Cash Dominion Period shall exist at such time, in which case such amount shall be deposited into the Cash Collateral Account); provided that if the Obligations under this Agreement have been paid in full the time such inaccuracy is shown to exist, the Borrower shall have no duty to provide any corrected Borrowing Base Certificate or to pay any additional fees pursuant to subpart (C)(1) above, and the Lenders shall have no duty to refund any additional fees pursuant to subpart (C)(2) above.

“Applicable Margin” means:

(a) for the period from the Closing Date through June 30, 2018, (i) one hundred fifty (150.00) basis points for Eurodollar Loans and Daily LIBOR Loans, (ii) and fifty (50.00) basis points for Base Rate Loans; and

(b) thereafter, the number of basis points set forth in the following matrix:

Average Revolving Credit Availability	Applicable Basis Points for Eurodollar Loans and Daily LIBOR Loans	Applicable Basis Points for Base Rate Loans
Greater than sixty-six percent (66%) of the Revolving Credit Commitment	150.00	50.00
Less than or equal to sixty-six percent (66%) but greater than thirty-three percent (33%) of the Revolving Credit Commitment	175.00	75.00
Less than or equal to thirty-three percent (33%) of the Revolving Credit Commitment	200.00	100.00

The first date on which the Applicable Margin is subject to change is July 1, 2018. On and after July 1, 2018, changes to the Applicable Margin shall be effective on the first day of each fiscal quarter of the Borrower, based upon the Average Revolving Credit Availability for the last thirty (30) days of the prior fiscal quarter. The above pricing matrix does not modify or waive, in any respect, the rights of the Administrative Agent and the Lenders to charge the Default Rate, or the rights and remedies of the Administrative Agent and the Lenders pursuant to Articles VIII and IX hereof. Notwithstanding anything herein to the contrary, (i) during any period when the Borrower shall have failed to timely deliver the Borrowing Base Certificate pursuant to Section 5.3(a) hereof, or the collateral reporting required pursuant to Section 5.3(f) hereof, until such time as the appropriate collateral reports and Borrowing Base Certificate are delivered, the Applicable Margin shall, at the election of the Administrative Agent (which may be retroactively effective to the day upon which the Administrative Agent should have received the Borrowing Base Certificate), be the highest rate per annum indicated in the above pricing grid for Loans of that type, regardless of the Average Revolving Credit Availability, and (ii) in the event that any information or certification provided to the Administrative Agent in a Borrowing Base Certificate is shown to be inaccurate, and such inaccuracy, if corrected, would have led to the application of a different Applicable Margin for any period (an “Applicable Margin Period”) than the Applicable Margin applied for such Applicable Margin Period, then (A) the Borrower shall promptly deliver to the Administrative Agent a corrected Borrowing Base Certificate for such Applicable Margin Period, (B) the Applicable Margin shall be determined based on the recalculated Average Revolving Credit Availability (with reference to the corrected Borrowing Base Certificate), and (C) either (1) the Borrower shall promptly pay to the Administrative Agent, for the benefit of the Lenders, the accrued additional interest owing as a result of an increased Applicable Margin for such Applicable Margin Period, or (2) the appropriate Lenders shall reimburse the Borrower for the amount of any additional interest charged as a result of a decreased Applicable Margin for such Applicable Margin Period (unless a Cash Dominion Period shall exist at such time, in which case such amount shall be deposited into the Cash Collateral Account); provided that if the Obligations have been paid in full the time such inaccuracy is shown to exist, the Borrower shall have no duty to provide any corrected Borrowing Base Certificate or to pay any additional interest pursuant to subpart (C)(i) above, and the Lenders shall have no duty to refund any additional interest pursuant to subpart (C)(ii) above.

“Approved Electronic Communication System” means the StuckyNet System or any other equivalent electronic service, whether owned, operated or hosted by the Administrative Agent, any Affiliate of the Administrative Agent or any other Person.

“Approved Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of its activities that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender, or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment Agreement” means an Assignment and Assumption Agreement entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.10 hereof), and accepted by the Administrative Agent, in substantially the form of Exhibit E, or any other form approved by the Administrative Agent.

“Average Revolving Credit Availability” means, for any period of thirty (30) consecutive days, the average daily Revolving Credit Availability in effect during such period, as determined by the Administrative Agent (absent manifest error).

“Authorized Officer” means a Financial Officer or other individual authorized by a Financial Officer (with evidence of such authorization delivered to the Administrative Agent) to handle certain administrative matters in connection with this Agreement.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time that is described in the EU Bail-In Legislation Schedule.

“Bank Product Agreements” means those certain cash management services and other agreements entered into from time to time between a Company and the Administrative Agent or a Lender (or an Affiliate of a Lender) in connection with any of the Bank Products.

“Bank Product Obligations” means all obligations, liabilities, contingent reimbursement obligations, fees and expenses owing by a Company to the Administrative Agent or any Lender (or an Affiliate of a Lender) pursuant to or evidenced by the Bank Product Agreements.

“Bank Products” means a service or facility extended to a Company by the Administrative Agent or any Lender (or an Affiliate of a Lender) for (a) credit cards and credit card processing services, (b) debit cards, purchase cards and stored value cards, (c) ACH transactions, and (d) cash management, including controlled disbursement, accounts or services.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as now or hereafter in effect, or any successor thereto, as hereafter amended.

“Base Rate” means, for any day, a rate per annum equal to the highest of (a) the Prime Rate, (b) one-half of one percent (.50%) in excess of the Federal Funds Effective Rate, and (c) one percent (1%) in excess of the London interbank offered rate for loans in Eurodollars for a period of one month (or, if such day is not a Business Day, such rate as calculated on the most recent Business Day). Any change in the Base Rate shall be effective immediately from and after such change in the Base Rate. Notwithstanding the foregoing, if at any time the Base Rate as determined above is less than zero, it shall be deemed to be zero for purposes of this Agreement.

“Base Rate Loan” means a Revolving Loan described in Section 2.2(a) hereof, that shall be denominated in Dollars and on which the Borrower shall pay interest at the Derived Base Rate.

“Borrower” means that term as defined in the first paragraph of this Agreement.

“Borrowing Base” means an amount equal to the total of the following:

(a) up to eighty-five percent (85%) of the amount due and owing on Eligible Accounts Receivable; plus

(b) the lesser of (A) up to eighty percent (80%) of the amount due and owing on Eligible Unbilled Accounts Receivable, and (B) Seven Million Dollars ($7,000,000); plus

(c) the lesser of (A) up to eighty percent (85%) of the amount due and owing on Eligible Extended Terms Account Receivable, and (B) Two Million Five Hundred Thousand Dollars ($2,500,000); minus

(d) Reserves, if any;

provided that, anything herein to the contrary notwithstanding, the Administrative Agent shall at all times have the right to modify or reduce such percentages, dollar amount caps or other components of the Borrowing Base from time to time, in its Permitted Discretion; provided that the Administrative Agent shall give the Borrower at least one Business Day’s prior notice of any such reduction or modification. For the avoidance of doubt, it is acknowledged and agreed that any calculation of modification or reduction made pursuant to more than one clause above shall be made without duplication.

“Borrowing Base Certificate” means a borrowing base certificate submitted through the Approved Electronic Communication System, or a borrowing base certificate in such other form as agreed to in writing by the Administrative Agent and the Borrower.

“Borrowing Base Company” means each Company listed on Schedule 4 hereto, and each additional Company that shall become a Borrowing Base Company pursuant to Section 2.14 hereof.

“Business Day” means a day that is not a Saturday, a Sunday or another day of the year on which national banks are authorized or required to close in Cleveland, Ohio, and, in addition, if the applicable Business Day relates to a Eurodollar Loan, is a day of the year on which dealings in Dollar deposits are carried on in the London interbank Eurodollar market.

“Capital Distribution” means a payment made, liability incurred or other consideration (other than any stock dividend, stock split or other equity distribution payable only in capital stock or other equity of such Company) given by a Company to any Person that is not a Company, (a) for the purchase, acquisition, redemption, repurchase, payment or retirement of any capital stock or other equity interest of such Company, or (b) as a dividend, return of capital or other distribution in respect of such Company’s capital stock or other equity interest.

“Capitalized Lease Obligations” means obligations of the Companies for the payment of rent for any real or personal property under leases or agreements to lease that, in accordance with GAAP, have been or should be capitalized on the books of the lessee and, for purposes hereof, the amount of any such obligation shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Collateral Account” means a commercial Deposit Account designated as a “cash collateral account” and maintained by one or more Credit Parties with the Administrative Agent, without liability by the Administrative Agent or the Lenders to pay interest thereon, from which account the Administrative Agent, on behalf of the Lenders, shall have the exclusive right during the existence of an Event of Default or Cash Dominion Period to withdraw funds until all of the Secured Obligations are paid in full.

“Cash Collateralize” means to deposit into a cash collateral account maintained with (or on behalf of) the Administrative Agent, and under the sole dominion and control of the Administrative Agent, or to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Issuing Lender, as collateral for any Letter of Credit Exposure or obligations of the Lenders to fund participations in respect of any Letter of Credit Exposure, cash or deposit account balances, or, if the Administrative Agent and the Issuing Lender shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent and the Issuing Lender. For the purposes of this Agreement, “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Dominion De-Activation Date” means, after a Cash Dominion Effective Date, the last day of a thirty (30) consecutive day period during which (a) the Revolving Credit Availability shall have been, at all times during such period, greater than Six Million Seven Hundred Fifty Thousand Dollars ($6,750,000), and (b) no Event of Default shall have occurred or be continuing; provided that (i) no more than three Cash Dominion De-Activation Dates may occur, and (ii) the Required Lenders, in waiving any Event of Default that has caused the existence of a Cash Dominion Period, may also specify that such waiver ends such Cash Dominion Period and that the ending of such Cash Dominion Period shall not constitute a Cash Dominion De-Activation Date for purposes of the preceding clause (i).

“Cash Dominion Effective Date” means any date on which (a) an Event of Default pursuant to Section 8.12 hereof occurs, (b) the Administrative Agent or the Required Lenders give written notice to the Borrower that any other Event of Default exists and is being deemed to trigger a Cash Dominion Period, or (c) the Revolving Credit Availability is less than Six Million Seven Hundred Fifty Thousand Dollars ($6,750,000).

“Cash Dominion Period” means each period commencing on a Cash Dominion Effective Date and ending on the first Cash Dominion De-Activation Date occurring thereafter; provided that if three Cash Dominion Effective Dates occur, the Cash Dominion Period that begins on the next Cash Dominion Effective Date shall continue notwithstanding the occurrence of a Cash Dominion De-Activation Date.

“Cash Security” means all cash, instruments, Deposit Accounts, Securities Accounts and cash equivalents, in each case whether matured or unmatured, whether collected or in the process of collection, upon which a Credit Party presently has or may hereafter have any claim or interest, wherever located, including but not limited to any of the foregoing that are presently or may hereafter be existing or maintained with, issued by, drawn upon by, or in the possession of the Administrative Agent or any Lender.

“CFC” means a Controlled Foreign Corporation, as such term is defined in Section 957 of the Code.

“CFC Holding Company” means any Domestic Subsidiary that is a disregarded entity for U.S. tax purposes and substantially all of the assets of which consist of the equity interests or other securities of one or more CFCs.

“Change in Control” means:

(a) the acquisition of, or, if earlier, the shareholder or director approval of the acquisition of, ownership or voting control, directly or indirectly, beneficially (within the meaning of Rules 13d-3 and 13d-5 of the Exchange Act) or of record, on or after the Closing Date, by any Person or group (within the meaning of Sections 13d and 14d of the Exchange Act), of shares representing more than thirty percent (30%) of the aggregate ordinary Voting Power represented by the issued and outstanding equity interests of the Borrower;

(b) if, at any time during any period of twenty-four (24) consecutive months, a majority of the members of the board of directors of the Borrower cease to be composed of individuals (i) who were members of that board of directors on the first day of such period, (ii) whose election or nomination to that board of directors was approved by individuals referred to in subpart (i) hereof that constituted, at the time of such election or nomination, at least a majority of that board of directors, or (iii) whose election or nomination to that board of directors was approved by individuals referred to in subparts (i) and (ii) hereof that constituted, at the time of such election or nomination, at least a majority of that board of directors;

(c) if the Borrower shall cease to own, directly or indirectly, one hundred percent (100%) of the aggregate ordinary Voting Power represented by the issued and outstanding equity interests of each Subsidiary Guarantor of Payment, except if as a result of merger, amalgamation or other disposition that is not prohibited by Section 5.12 hereof; or

(d) the occurrence of a change in control, or other term of similar import used therein, as defined in any Material Indebtedness Agreement that permits the holder thereof to accelerate or require the purchase or mandatory prepayment of the Indebtedness under such Material Indebtedness Agreement.

“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any Law, rule, regulation or treaty, (b) any change in any Law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Act and all requests, rules, guidelines or directives thereunder, or issued in connection therewith, and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Closing Date” means the effective date of this Agreement as set forth in the first paragraph of this Agreement.

“Closing Fee Letter” means the Closing Fee Letter between the Borrower and the Administrative Agent, dated as of the Closing Date.

“Code” means the Internal Revenue Code of 1986, as amended, together with the rules and regulations promulgated thereunder.

“Collateral” means (a) all of the Borrower’s existing and future (i) personal property, (ii) Accounts, Investment Property, instruments, contract rights, chattel paper, documents, supporting obligations, letter-of-credit rights, Pledged Securities, Pledged Notes (if any), Commercial Tort Claims, General Intangibles, Inventory and Equipment, (iii) funds now or hereafter on deposit in the Cash Collateral Accounts, if any, and (iv) Cash Security; and (b) Proceeds and products of any of the foregoing; provided that Collateral shall not include any Excluded Properties.

“Collection” means any payment made to one or more Borrowing Base Companies from an Account Debtor or customer of one or more Borrowing Base Companies including, but not limited to, cash, checks, drafts and any other form of payment.

“Commercial Tort Claim” means a commercial tort claim, as that term is defined in the U.C.C. (Schedule 7.5 hereto lists all Commercial Tort Claims of the Credit Parties in existence as of the Closing Date.)

“Commitment” means the obligation hereunder of the Lenders, during the Commitment Period, to make Loans and to participate in Swing Loans and the issuance of Letters of Credit pursuant to the Revolving Credit Commitment, up to the Total Commitment Amount.

“Commitment Percentage” means, for each Lender, the percentage set forth opposite such Lender’s name under the column headed “Commitment Percentage”, as listed in Schedule 1 hereto (taking into account any assignments pursuant to Section 11.10 hereof).

“Commitment Period” means the period from the Closing Date to December 20, 2020 or such earlier date on which the Commitment shall have been terminated pursuant to Article IX hereof.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, together with the rules and regulations promulgated thereunder.

“Communications” means, that term as defined in Section 10.17(b) hereof.

“Companies” means the Borrower and all Subsidiaries.

“Company” means the Borrower or a Subsidiary.

“Compliance Certificate” means a Compliance Certificate in the form of the attached Exhibit D.

“Concentration Account” means a commercial Deposit Account designated “depository concentration account” and maintained by the Borrower with the Administrative Agent without liability by the Administrative Agent to pay interest thereon, which account shall be under the exclusive control of the Administrative Agent during the existence of an Event of Default or Cash Dominion Period and, other than during a Cash Dominion Period, the Administrative Agent shall transfer the funds therein to the Operating Account, and during a Cash Dominion Period, the Administrative Agent shall have the exclusive right to withdraw funds and transfer such funds to the Cash Collateral Account.

“Confidential Information” means all confidential or proprietary information about the Companies that has been furnished by any Company to the Administrative Agent or any Lender, whether furnished before or after the Closing Date and regardless of the manner in which it is furnished, but does not include any such information that (a) is or becomes generally available to the public other than as a result of a disclosure by the Administrative Agent or such Lender not permitted by this Agreement, (b) was available to the Administrative Agent or such Lender on a nonconfidential basis prior to its disclosure to the Administrative Agent or such Lender, or (c) becomes available to the Administrative Agent or such Lender on a nonconfidential basis from a Person other than any Company.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consideration” means, in connection with an Acquisition, the aggregate consideration paid or to be paid, including borrowed funds, cash, deferred payments, the issuance of securities or notes, the assumption or incurring of Indebtedness (or obligations to give such foregoing consideration in the future), the payment of consulting fees (except to the extent constituting reasonable compensation for services rendered) or fees for a covenant not to compete and any other consideration paid or to be paid to, or on behalf of, the seller or its equity holders for such Acquisition.

“Consolidated” means the resultant consolidation of the financial statements of the Borrower and its Subsidiaries in accordance with GAAP, including principles of consolidation consistent with those applied in preparation of the consolidated financial statements referred to in Section 6.13 hereof.

“Consolidated Capital Expenditures” means, for any period, the amount of capital expenditures of the Borrower (specifically including any software development costs that are capitalized), as determined on a Consolidated basis.

“Consolidated Depreciation and Amortization Charges” means, for any period, the aggregate of all depreciation and amortization charges for fixed assets, leasehold improvements and general intangibles (specifically including goodwill) of the Borrower for such period, as determined on a Consolidated basis.

“Consolidated EBITDA” means, for any period, as determined on a Consolidated basis, Consolidated Net Earnings for such period (a) plus, without duplication, the aggregate amounts deducted in determining such Consolidated Net Earnings in respect of (i) Consolidated Interest Expense, (ii) Consolidated Income Tax Expense, (iii) Consolidated Depreciation and Amortization Charges, (iv) non-cash expenses incurred in connection with stock-based compensation, (v) net losses from divested or discontinued operations, (vi) severance charges incurred by the Companies in an aggregate amount not to exceed Five Million Dollars ($5,000,000) during the Commitment Period, and (vii) non-recurring non-cash losses not incurred in the ordinary course of business and other non-cash items reducing Consolidated Net Earnings, minus (b) to the extent included in Consolidated Net Earnings for such period, (i) net gains from divested or discontinued operations, and (ii) non-recurring non-cash gains not incurred in the ordinary course of business and other non-cash items increasing Consolidated Net Earnings; provided that, for any period during which an Acquisition is made pursuant to Section 5.13 hereof, Consolidated EBITDA shall be recalculated to include the “EBITDA” of the acquired company (with appropriate pro forma adjustments acceptable to the Administrative Agent and calculated on the same basis as set forth in this definition) as if such Acquisition occurred at the beginning of such period, and the Borrower during the twelve (12) month period following the date of any such Acquisition may include in the calculation of Consolidated EBITDA the necessary portion of the adjusted historical results of the entity acquired in such Acquisition that were achieved prior to the applicable date of acquisition for such time period as is necessary for Borrower to have figures on a trailing four fiscal quarter basis from the date of determination with respect to such acquired entity.

“Consolidated Fixed Charges” means, for any period, as determined on a Consolidated basis, the aggregate, without duplication, of (a) Consolidated Interest Expense paid in cash, and (b) principal payments on Consolidated Funded Indebtedness (other than optional prepayments of the Revolving Loans), including payments on Capitalized Lease Obligations.

“Consolidated Funded Indebtedness” means, at any date, all Indebtedness (including, but not limited to, short-term, long-term and Subordinated Indebtedness, if any, but excluding (a) Indebtedness described solely in clauses (c) and (e) of the definition of Indebtedness, and (b) Indebtedness consisting of undrawn amounts under letters of credit) of the Borrower, as determined on a Consolidated basis.

“Consolidated Income Tax Expense” means, for any period, all provisions for taxes based on the gross or net income of the Borrower (including, without limitation, any additions to such taxes, and any penalties and interest with respect thereto), as determined on a Consolidated basis.

“Consolidated Interest Expense” means, for any period, the interest expense (including, without limitation, the “imputed interest” portion of Capitalized Lease Obligations, synthetic leases and asset securitizations, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Hedge Agreements and excluding deferred financing costs) of the Borrower for such period, as determined on a Consolidated basis.

“Consolidated Net Earnings” means, for any period, the net income (loss) of the Borrower for such period, as determined on a Consolidated basis.

“Consolidated Net Worth” means, at any date, the stockholders’ equity of the Borrower, determined as of such date on a Consolidated basis.

“Consolidated Unfunded Capital Expenditures” means, for any period, Consolidated Capital Expenditures that are not directly financed by the Companies with long-term Indebtedness (other than Revolving Loans) or Capitalized Lease Obligations, as determined on a Consolidated basis.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Control Agreement” means a Deposit Account Control Agreement or Securities Account Control Agreement.

“Controlled Disbursement Account” means a commercial Deposit Account designated “controlled disbursement account” and maintained by one or more Credit Parties with the Administrative Agent, without liability by the Administrative Agent to pay interest thereon.

“Controlled Group” means a Company and each Person required to be aggregated with a Company under Code Section 414(b), (c), (m) or (o).

“Credit Event” means the making by the Lenders of a Loan, the conversion by the Lenders of a Base Rate Loan to a Daily LIBOR Loan or a Eurodollar Loan, the conversion of a Daily LIBOR Loan to a Eurodollar Loan, the continuation by the Lenders of a Eurodollar Loan after the end of the applicable Interest Period, the making by the Swing Line Lender of a Swing Loan, or the issuance (or amendment or renewal) by the Issuing Lender of a Letter of Credit.

“Credit Exposure” means, at any time, the sum of (a) the aggregate principal amount of all Revolving Loans outstanding, and (b) the Letter of Credit Exposure.

“Credit Party” means the Borrower, and any Subsidiary or other Person that is a Guarantor of Payment.

“Daily Interest Period” means, with respect to a Daily LIBOR Loan, the period commencing on the date such Daily LIBOR Loan is made and ending on the next day, with successive Daily Interest Periods automatically commencing daily thereafter.

“Daily LIBOR Loan” means a Revolving Loan described in Section 2.2(a) hereof, that shall be denominated in Dollars and on which the Borrower shall pay interest at the Derived Daily LIBOR Rate.

“Daily LIBOR Rate” means, for any Daily Interest Period with respect to a Daily LIBOR Loan, the per annum rate of interest (rounded upward, if necessary, to the nearest 1/16th of 1%) at which, determined by the Administrative Agent in accordance with its usual procedures (which determination shall be conclusive absent manifest error) as of approximately 11:00 A.M. (London time) on the same day as the beginning of such Daily Interest Period, Dollar deposits in immediately available funds in an amount comparable to such Daily LIBOR Loan and with a maturity of one day are offered to prime banks by leading banks in the London interbank market. Notwithstanding the foregoing, if at any time the Daily LIBOR Rate as determined above is less than zero, it shall be deemed to be zero for purposes of this Agreement.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions, from time to time in effect.

“Default” means an event or condition that constitutes, or with the lapse of any applicable grace period or the giving of notice or both would constitute, an Event of Default, and that has not been waived by the Required Lenders (or, if required hereunder, all of the Lenders) in writing.

“Default Rate” means (a) with respect to any Loan or other Obligation for which a rate is specified, a rate per annum equal to two percent (2%) in excess of the rate otherwise applicable thereto, and (b) with respect to any other amount, if no rate is specified or available, a rate per annum equal to two percent (2%) in excess of the Derived Base Rate from time to time in effect.

“Defaulting Lender” means, subject to Section 11.11(b) hereof, any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder, unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the Issuing Lender, the Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Loans) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent, the Issuing Lender or the Swing Line Lender in writing that it does not intend to comply with its funding obligations under this Agreement, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this subpart (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-In Action; provided that, a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender, or any direct or indirect parent company thereof, by a Governmental Authority, so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States, or from the enforcement of judgments or writs of attachment on its assets, or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of subparts (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 11.11(b) hereof) upon delivery of written notice of such determination to the Borrower, the Issuing Lender, the Swing Line Lender and each Lender.

“Deposit Account” means a deposit account, as that term is defined in the U.C.C.

“Deposit Account Control Agreement” means each Deposit Account Control Agreement (or similar agreement with respect to a Deposit Account that is not an Excluded Deposit Account) among a Credit Party, the Administrative Agent and a depository institution, to be in form and substance satisfactory to the Administrative Agent, as the same may from time to time be amended, restated or otherwise modified.

“Derived Base Rate” means a rate per annum equal to the sum of the Applicable Margin (from time to time in effect) for Base Rate Loans plus the Base Rate.

“Derived Daily LIBOR Rate” means a rate per annum equal to the sum of the Applicable Margin (from time to time in effect) for Daily LIBOR Loans plus the Daily LIBOR Rate.

“Derived Eurodollar Rate” means a rate per annum equal to the sum of the Applicable Margin (from time to time in effect) for Eurodollar Loans plus the Eurodollar Rate.

“Dodd-Frank Act” means the Dodd–Frank Wall Street Reform and Consumer Protection Act (Pub.L. 111-203, H.R. 4173) signed into law on July 21, 2010, as amended from time to time.

“Dollar” or the $ sign means lawful currency of the United States.

“Domestic Subsidiary” means a Subsidiary that is not a Foreign Subsidiary.

“Dormant Subsidiary” means a Company that (a) is not a Credit Party or the direct or indirect equity holder of a Credit Party, (b) has aggregate assets of less than Two Hundred Fifty Thousand Dollars ($250,000) (or the foreign currency equivalent of such amount), (c) has no direct or indirect Subsidiaries with aggregate assets, for such Company and all such Subsidiaries, of more than Two Hundred Fifty Thousand Dollars ($250,000) (or the foreign currency equivalent of such amount), and (d) is not a Guarantor of any Indebtedness incurred pursuant to any Material Indebtedness Agreement entered into by a Credit Party.

“Early Termination Event” means that term as defined in Section 2.8(e) hereof.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in subpart (a) of this definition, or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in subparts (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 11.10(b)(iii), (v) and (vi) hereof (subject to such consents, if any, as may be required under Section 11.10 (b)(iii) hereof).

“Eligible Account Receivable” means an Account that is an account receivable (i.e., each specific invoice) of a Borrowing Base Company that, at all times until it is collected in full, continuously meets the following requirements:

(a) is not subject to any claim for credit, allowance or adjustment by the Account Debtor or any defense, dispute, set-off, retention payment, chargeback or counterclaim; provided that, that such Account Debtor has entered into an agreement acceptable to the Administrative Agent waiving all of such rights, then the Administrative Agent, in its sole discretion, may permit such Account to be an Eligible Account Receivable;

(b) arose in the ordinary course of business of such Borrowing Base Company from the performance (fully completed) of services rendered to the Account Debtor, and both of the following are true: (i) not more than ninety (90) days have elapsed since the invoice date, and (ii) not more than sixty (60) days have elapsed since the date payment was due;

(c) is not owing from an Account Debtor with respect to which any Borrowing Base Company has received any notice or has any knowledge of such Account Debtor’s insolvency or bankruptcy, or that such Account Debtor has suspended normal business operations, dissolved, liquidated or terminated its existence;

(d) is not subject to a collateral assignment, pledge, mortgage, lien or security interest of any type except that granted to or in favor of the Administrative Agent, for the benefit of the Lenders;

(e) does not relate to any goods repossessed, lost, damaged, rejected or returned, or acceptance of which has been revoked or refused;

(f) is not evidenced by a promissory note or any other instrument or by chattel paper;

(g) has not been determined by the Administrative Agent to be unsatisfactory in any respect, in the exercise of its Permitted Discretion;

(h) is not a Government Account Receivable, unless the security interest of the Administrative Agent, for the benefit of the Lenders, in such Government Account Receivable is filed in accordance with the Federal Assignment of Claims Act;

(i) is not owing from another Company, an Affiliate of a Company;

(j) is not a Foreign Account Receivable unless such Foreign Account Receivable is backed by a letter of credit or other credit support reasonably acceptable to the Administrative Agent;

(k) is not owing from an Account Debtor that has failed to pay more than fifty percent (50%) of its currently outstanding accounts receivable within either or both of the following (i) ninety (90) days of the invoice date, or (ii) sixty (60) days of the date payment was due;

(l) with respect to an Account Debtor that, together with its Affiliates, owes one or more Borrowing Base Companies more than twenty-five percent (25%) (or, with respect to Investment Grade Account Debtors, forty percent (40%)) of all accounts receivable of one or more Borrowing Base Companies, is not the portion of the accounts receivable that represents the amount in excess of twenty-five percent (25%) (or, with respect to Investment Grade Account Debtors, forty percent (40%)) of such accounts receivable;

(m) is an Account in which the Administrative Agent, for the benefit of the Lenders, has a valid and enforceable first priority security interest;

(n) has not arisen in connection with sales of goods that were shipped or delivered to an Account Debtor on consignment, a sale or return basis, a guaranteed sale basis, a bill and hold basis, or on the basis of any similar understanding;

(o) is not subject to any provision prohibiting assignment of the right to payment or requiring notice of or consent to such assignment (except provisions that are not enforceable under the Uniform Commercial Code in the applicable jurisdiction);

(p) is not owing from an Account Debtor located in a State or province that requires that such Borrowing Base Company, in order to sue such Account Debtor in such jurisdiction’s courts or otherwise enforce its remedies against such Account Debtor through judicial process, to either (i) qualify to do business in such jurisdiction or (ii) file a report with the taxation division of such jurisdiction for the then current year, unless, in each case, such Borrowing Base Company has fulfilled such requirements to the extent applicable for the then current year or fulfilled such other requirements that permit such Credit Party to bring suit or otherwise enforce its remedies against such Account Debtor through judicial process;

(q) is not an Account with respect to which any of the representations, warranties, covenants and agreements contained in this Agreement or any of the Loan Documents are not or have ceased to be complete and correct, in any material respect or have been materially breached;

(r) is not an Account that represents a progress/milestone billing (for the purposes hereof, “progress billing” means any invoice for goods sold or leased or services rendered under a contract or agreement pursuant to which the Account Debtor’s obligation to pay such invoice is conditioned upon such Credit Party’s completion of any further performance under the contract or agreement);

(s) is not owing by any State or any department, agency, or instrumentality thereof unless such Borrowing Base Company has complied with any applicable statutory or regulatory requirements thereof in respect of the security interest of the Administrative Agent, for the benefit of the Lenders, as granted hereunder;

(t) is not owing from an Account Debtor that is also a supplier to, or creditor of, any Company to the extent of the amount owing to such supplier or creditor;

(u) does not represent a manufacturer’s or supplier’s credits, discounts, incentive plans or similar arrangements entitling any Borrowing Base Company to discounts on future purchases therefrom, but only to the extent of such credits, discounts, plans or arrangements; and

(v) is not owing from an Account Debtor that is a natural person (or the estate of a natural person).

“Eligible Extended Terms Account Receivable” means an Account that (a) meets all of the all the requirements for an Eligible Accounts Receivable other than subpart (b)(i) of the definition of Eligible Accounts Receivable, and (b) not more than one hundred twenty (120) days have elapsed since the invoice date.

“Eligible Unbilled Receivable” means, for any date, an Account that is an account receivable of a Borrowing Base Company that, (a) if it had been billed prior to the end of the immediately preceding month, would have met all the requirements for an Eligible Account Receivable, and (b) is to be billed less than thirty (30) days after the applicable service has been fully rendered.

“Environmental Laws” means all provisions of law (including the common law), statutes, ordinances, codes, rules, guidelines, policies, procedures, orders-in-council, regulations, permits, licenses, judgments, writs, injunctions, decrees, orders, authorizations, certificates, approvals, registrations, awards and standards promulgated by a Governmental Authority or by any court, agency, instrumentality, regulatory authority or commission of any of the foregoing concerning environmental health or safety and protection of natural resources, or regulation of the discharge of substances including without limitation Hazardous Materials into, the environment.

“Environmental Permits” means all permits, licenses, authorizations, certificates, approvals or registrations required by any Governmental Authority under any Environmental Laws.

“Equipment” means equipment, as that term is defined in the U.C.C.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated pursuant thereto.

“ERISA Event” means (a) the existence of a condition or event with respect to an ERISA Plan that presents a risk of the imposition of an excise tax or any other liability on a Company or of the imposition of a Lien on the assets of a Company; (b) the engagement by a Company in a non-exempt “prohibited transaction” (as defined under ERISA Section 406 or Code Section 4975) or a breach of a fiduciary duty under ERISA that could result in liability to a Company; (c) the application by a Controlled Group member for a waiver from the minimum funding requirements of Code Section 412 or ERISA Section 302 or a Controlled Group member is required to provide security under Code Section 412(c)(4) or ERISA Section 302(c)(4); (d) the occurrence of a Reportable Event with respect to any Pension Plan as to which notice is required to be provided to the PBGC; (e) the withdrawal by a Controlled Group member from a Multiemployer Plan in a “complete withdrawal” or a “partial withdrawal” (as such terms are defined in ERISA Sections 4203 and 4205, respectively); (f) the involvement of, or occurrence or existence of any event or condition that makes likely the involvement of, a Multiemployer Plan in any reorganization under ERISA Section 4241; (g) the failure of an ERISA Plan (and any related trust) that is intended to be qualified under Code Sections 401 and 501 to be so qualified or the failure of any “cash or deferred arrangement” under any such ERISA Plan to meet the requirements of Code Section 401(k); (h) the taking by the PBGC of any steps to terminate a Pension Plan or appoint a trustee to administer a Pension Plan, or the taking by a Controlled Group member of any steps to terminate a Pension Plan; (i) the failure by a Controlled Group member or an ERISA Plan to satisfy any requirements of law applicable to an ERISA Plan; (j) the commencement, existence or threatening of a claim, action, suit, audit or investigation with respect to an ERISA Plan, other than a routine claim for benefits; or (k) any incurrence by or any expectation of the incurrence by a Controlled Group member of any liability for post-retirement benefits under any Welfare Plan, other than as required by ERISA Section 601, et. seq. or Code Section 4980B.

“ERISA Plan” means an “employee benefit plan” (within the meaning of ERISA Section 3(3)) that a Controlled Group member at any time sponsors, maintains, contributes to, has liability with respect to or has an obligation to contribute to such plan.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor entity), as in effect from time to time.

“Eurocurrency Liabilities” shall have the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurodollar” means a Dollar denominated deposit in a bank or branch outside of the United States.

“Eurodollar Loan” means a Revolving Loan described in Section 2.2(a) hereof that shall be denominated in Dollars and on which the Borrower shall pay interest at the Derived Eurodollar Rate.

“Eurodollar Rate” means, with respect to a Eurodollar Loan, for any Interest Period, a rate per annum equal to the quotient obtained (rounded upward, if necessary, to the nearest 1/16th of 1%) by dividing (a) the rate of interest, determined by the Administrative Agent in accordance with its usual procedures (which determination shall be conclusive absent manifest error) as of approximately 11:00 A.M. (London time) two Business Days prior to the beginning of such Interest Period pertaining to such Eurodollar Loan, as listed as the London interbank offered rate, as published by Thomson Reuters or Bloomberg (or, if for any reason such rate is unavailable from Thomson Reuters or Bloomberg, from any other similar company or service that provides rate quotations comparable to those currently provided by Thomson Reuters or Bloomberg) for Dollar deposits in immediately available funds with a maturity comparable to such Interest

Period, provided that, in the event that such rate quotation is not available for any reason, then the Eurodollar Rate shall be the average (rounded upward to the nearest 1/16th of 1%) of the per annum rates at which deposits in immediately available funds in Dollars for the relevant Interest Period and in the amount of the Eurodollar Loan to be disbursed or to remain outstanding during such Interest Period, as the case may be, are offered to the Administrative Agent (or an Affiliate of the Administrative Agent, in the Administrative Agent’s discretion) by leading banks in any Eurodollar market reasonably selected by the Administrative Agent, determined as of 11:00 A.M. (London time) (or as soon thereafter as practicable), two Business Days prior to the beginning of the relevant Interest Period pertaining to such Eurodollar Loan; by (b) 1.00 minus the Reserve Percentage. Notwithstanding the foregoing, if at any time the Eurodollar Rate, as determined above, is less than zero, it shall be deemed to be zero for purposes of this Agreement.

“Event of Default” means an event or condition that shall constitute an event of default as defined in Article VIII hereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Deposit Accounts” means those accounts held in the name of a Company (a) that are Foreign Deposit Accounts, (b) Payroll Accounts, (c) zero balance and automated clearing house accounts, and (d) any Deposit Account, whose balance does not exceed Two Hundred Thousand Dollars ($200,000) at any time, and which is designated by the Borrower as an Excluded Account in writing to the Administrative Agent, so long as the aggregate balance of all such designated Deposit Accounts does not exceed One Million Dollars ($1,000,000) at any time.

“Excluded Property” means (a) any property, to the extent that (and for so long as) such grant of such security interest is prohibited by any Requirement of Law or requires the consent of any Governmental Authority, which consent cannot be obtained or reasonably expected to be obtained by the Borrower after using commercially reasonable efforts; (b) any equity interest in any Foreign Subsidiary that does not constitute Pledged Securities, or any properties or assets of a Foreign Subsidiary, in each case, and for so long as and to the extent that the granting of a Lien to the Administrative Agent on such assets could reasonably be expected to have material negative tax consequences on the Borrower (including without limitation under Section 956 of the Code as in effect as of the Closing Date); (c) any treasury stock of a Company; (d) any lease, contract, instrument, license or other agreement (or any rights thereunder), to the extent (and only to the extent) that the grant of a Lien therein would (i) constitute a violation of a restriction in favor of a third party on such grant, or (ii) give any other party to such lease, contract, instrument, license or other agreement the right to terminate its obligations thereunder; provided that the limitation set forth in this clause (d) shall not affect, limit, restrict or impair the grant by a Company of a Lien pursuant to this Agreement in any such lease, contract, instrument, license or other agreement (or any rights thereunder), to the extent that an otherwise applicable prohibition or restriction on such grant is rendered ineffective by any Requirement of Law, including the U.C.C.; (e) any interest in any equity interests of any joint venture, partnership or other entity if such joint venture, partnership or other entity is not a Subsidiary of such Company, in each case if and for so long as the grant of a Lien with respect thereto shall constitute a default under or termination pursuant to the terms of the joint venture agreement, partnership agreement or other organizational documents of, or contract or other agreement of (or covering or purporting to cover the assets of) such joint venture, partnership or entity or its direct or indirect parent, or result in the loss of economic benefit or the abandonment or invalidation of such Company of such Company’s interest in such equity interests; (f) any ITU Application for which a statement of use has not been filed (but only until such statement is filed, at which point such application shall constitute Collateral hereunder) to the extent such an ITU Application would, under the Trademark Act, be deemed to be transferred in violation of 15 U.S.C. § 1060(a) as a result of the security interest granted herein, or otherwise invalidated or made unenforceable as a result of the execution or performance of this Agreement; (g) any vehicle; (h) any real estate and any life insurance policies (including any cash surrender value thereof) owned by a Company; or (i) any assets otherwise required to be pledged or perfected hereunder to the extent that, in the reasonable judgment of the Administrative Agent, the cost or burden of obtaining the pledge or perfection of such Collateral would outweigh the benefits thereof to the Lenders; provided that “Excluded Property” shall not include any Proceeds, substitutions or replacements of Excluded Property (unless such Proceeds, substitutions or replacements would constitute Excluded Property).

“Excluded Swap Obligations” means, with respect to any Credit Party, any Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Credit Party of, or the grant by such Credit Party of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Credit Party’s failure to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to any “keepwell, support or other agreement” for the benefit of such Credit Party and any and all guarantees of such Credit Party’s Swap Obligations by other Credit Parties), at the time such guarantee or grant of security interest of such Credit Party becomes, or would become, effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is, or becomes, illegal.

“Excluded Taxes” means, with respect to a Recipient, any of the following Taxes imposed on or with respect to such Recipient or required to be withheld or deducted from a payment to such Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the Laws of, or having its principal office located in, or, in the case of any Lender, having its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof), or (ii) that are Other Connection Taxes; (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a Law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 11.3(c) hereof); or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.2 hereof, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto, or to such Lender immediately before it changed its lending office; (c) Taxes attributable to such Recipient’s failure to comply with Section 3.2(c) hereof; and (d) any U.S. federal withholding Taxes imposed with respect to such Recipient pursuant to FATCA.

“FATCA” means Sections 1471 through 1474 of the Code as in effect on the Closing Date (or any amended or successor version that is substantively comparable to and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Effective Rate” means, for any day, the rate per annum (rounded upward to the nearest one one-hundredth of one percent (1/100 of 1%)) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate” as of the Closing Date.

“FCCR De-Activation Date” means, after a FCCR Effective Date, the last day of a thirty (30) consecutive day period during which (a) the Revolving Credit Availability shall have been, at all times during such period, greater than Five Million Six Hundred Twenty-Five Thousand Dollars ($5,625,000), and (b) no Event of Default shall have occurred or be continuing; provided that no more than three FCCR De-Activation Dates may occur.

“FCCR Effective Date” means any date on which the Revolving Credit Availability is less than Five Million Six Hundred Twenty-Five Thousand Dollars ($5,625,000).

“FCCR Testing Period” means each period commencing on a FCCR Effective Date and ending on the first FCCR De-Activation Date occurring thereafter; provided that if three FCCR Effective Dates occur, the FCCR Testing Period that begins on the next FCCR Effective Date shall continue notwithstanding the occurrence of a FCCR De-Activation Date.

“Financial Officer” means any of the following officers: chief executive officer, president, chief financial officer or treasurer. Unless otherwise qualified, all references to a Financial Officer in this Agreement shall refer to a Financial Officer of the Borrower.

“Fixed Charge Coverage Ratio” means, as determined on the last day of the most recently completed four Quarterly Reporting Periods, on a Consolidated basis, the ratio of (a) Consolidated EBITDA, minus (i) Consolidated Unfunded Capital Expenditures, (ii) Consolidated Income Tax Expense paid in cash, and (iii) Capital Distributions made in cash, to (b) Consolidated Fixed Charges.

“Foreign Account Receivable” means an Account that is an account receivable that arises out of contracts with or orders from an Account Debtor that is not a resident of the United States or Canada (other than Quebec), or an Account payable in a currency other than Dollars.

“Foreign Deposit Account” means any Deposit Account of a Company that is maintained outside of the United States.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Foreign Subsidiary” means a Subsidiary that is organized under the Laws of any jurisdiction other than the United States, any state thereof or the District of Columbia.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the Issuing Lender, such Defaulting Lender’s outstanding Letter of Credit Exposure (to the extent of such Defaulting Lender’s Commitment Percentage of the Revolving Credit Commitment) with respect to Letters of Credit issued by the Issuing Lender, other than Letter of Credit Exposure as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof; and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Swing Line Exposure (to the extent of such Defaulting Lender’s Commitment Percentage of the Revolving Credit Commitment) made by such Swing Line Lender, other than Swing Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.

“GAAP” means generally accepted accounting principles in the United States as then in effect, which shall include the official interpretations thereof by the Financial Accounting Standards Board, applied on a basis consistent with the past accounting practices and procedures of the Borrower.

“General Intangibles” means (a) general intangibles, as that term is defined in the U.C.C.; and (b) choses in action, causes of action, intellectual property, customer lists, corporate or other business records, inventions, designs, patents, patent applications, service marks, registrations, trade names, trademarks, copyrights, licenses, goodwill, computer software, rights to indemnification and tax refunds.

“Government Account Receivable” means an Account that is an account receivable that arises out of contracts with or orders from the United States or any of its departments, agencies or instrumentalities.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, department, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank), any securities exchange and any self-regulatory organization exercising such functions, and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Guarantor” means a Person that shall have pledged its credit or property in any manner for the payment or other performance of the indebtedness, contract or other obligation of another and includes (without limitation) any guarantor (whether of payment or of collection), surety, co-maker, endorser or Person that shall have agreed conditionally or otherwise to make any purchase, loan or investment in order thereby to enable another to prevent or correct a default of any kind.

“Guarantor of Payment” means each of the Companies designated a “Guarantor of Payment” on Schedule 2 hereto, and any other Person that shall execute and deliver a Guaranty of Payment (or Guaranty of Payment Joinder) to the Administrative Agent, or become a party by joinder to the Guaranty of Payment that was executed on the Closing Date, subsequent to the Closing Date.

“Guaranty of Payment” means each Guaranty of Payment executed and delivered on or after the Closing Date in connection with this Agreement, as the same may from time to time be amended, restated or otherwise modified.

“Guaranty of Payment Joinder” means each Guaranty of Payment Joinder, executed and delivered by a Guarantor of Payment for the purpose of adding such Guarantor of Payment as a party to a previously executed Guaranty of Payment.

“Hedge Agreement” means any (a) hedge agreement, interest rate swap, cap, collar or floor agreement, or other interest rate management device entered into by a Company with any Person in connection with any Indebtedness of such Company, or (b) currency swap agreement, forward currency purchase agreement or similar arrangement or agreement designed to protect against fluctuations in currency exchange rates entered into by a Company.

“Heightened Testing De-Activation Date” means, after a Heightened Testing Effective Date, the last day of a ninety (90) consecutive day period during which the Revolving Credit Availability shall have been, at all times during such period, greater than both (a) fifty percent (50%) of the Borrowing Base, and (b) Ten Million Dollars ($10,000,000).

“Heightened Testing Effective Date” means any date on which the Revolving Credit Availability is less than either (or both) (a) fifty percent (50%) of the Borrowing Base, or (b) Ten Million Dollars ($10,000,000).

“Heightened Testing Period” means each period commencing on a Heightened Testing Effective Date and ending on the first Heightened Testing De-Activation Date occurring thereafter.

“Immaterial Subsidiary” means, at any date of determination, any one or more Subsidiaries whose aggregate assets, when combined with the assets of the Dormant Subsidiaries (if any), on the last day of the most recent period for which balance sheets have been delivered pursuant to Section 5.3(b), (c) or (d) were less than One Million Dollars ($1,000,000), as determined in accordance with GAAP, and which Subsidiaries have been designated in writing by the Borrower to the Administrative Agent as “Immaterial Subsidiaries”.

“Indebtedness” means, for any Company, without duplication, (a) all obligations to repay borrowed money, direct or indirect, incurred, assumed, or guaranteed, (b) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business) that in accordance with GAAP would be included as liabilities on a balance sheet, (c) all obligations under conditional sales or other title retention agreements, (d) all obligations (contingent or otherwise) under any letter of credit or banker’s acceptance, (e) all net obligations under any currency swap agreement, interest rate swap, cap, collar or floor agreement or other interest rate management device or any Hedge Agreement (but taking into account only the mark-to-market value or, if any actual amount is due as a result of the termination or close out of such transaction, that amount), (f) all synthetic leases, (g) all Capitalized Lease Obligations, (h) all obligations of such Company with respect to asset securitization financing programs, (i) all obligations to advance funds to, or to purchase assets, property or services from, any other Person in order to maintain the financial condition of such Person, (j) all indebtedness of the types referred to in subparts (a) through (i) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Company is a general partner or joint venturer, unless such indebtedness is expressly made non-recourse to such Company or the general partner or venture is otherwise not directly liable for such indebtedness or the only assets of the general partner or venturer is the ownership of such partnership or joint venture, (k) any other transaction (including forward sale or purchase agreements) having the functional effect of a borrowing of money entered into by such Company to finance its operations or capital requirements, and (l) any guaranty of any obligation described in subparts (a) through (k) above (for purposes of this subpart (l), the amount of any guaranty shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligations, or portion thereof, in respect of which such guaranty is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guarantor in good faith).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Loan Document, and (b) to the extent not otherwise described in the foregoing subpart (a), Other Taxes.

“Intellectual Property Security Agreement” means each Intellectual Property Security Agreement, executed and delivered on or after the Closing Date by a Credit Party, wherein such Credit Party, as the case may be, has granted to the Administrative Agent, for the benefit of the Lenders, a security interest in all intellectual property owned by such Credit Party, as the same may from time to time be amended, restated or otherwise modified.

“Interest Adjustment Date” means the last day of each Interest Period.

“Interest Period” means, with respect to a Eurodollar Loan, the period commencing on the date such Eurodollar Loan is made and ending on the last day of such period, as selected by the Borrower pursuant to the provisions hereof, and, thereafter (unless such Eurodollar Loan is converted to a Base Rate Loan or a Daily LIBOR Loan), each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of such period, as selected by the Borrower pursuant to the provisions hereof. The duration of each Interest Period for a Eurodollar Loan shall be one month, two months, three months or six months, in each case as the Borrower may select upon notice, as set forth in Section 2.5 hereof; provided that if the Borrower shall fail to so select the duration of any Interest Period at least three Business Days prior to the Interest Adjustment Date applicable to such Eurodollar Loan, the Borrower shall be deemed to have converted such Eurodollar Loan to a Base Rate Loan at the end of the then current Interest Period. Notwithstanding the foregoing, no Interest Period shall extend beyond the last day of the Commitment Period.

“Inventory” means inventory, as that term is defined in the U.C.C.

“Investment Grade Account Debtor” means an Account Debtor that has, or whose Subsidiary or parent has, a long term issuer rating of no less than Baa3 from Moody’s and BBB- from Standard & Poor’s.

“Investment Property” means investment property, as that term is defined in the U.C.C., unless the Uniform Commercial Code as in effect in another jurisdiction would govern the perfection and priority of a security interest in investment property, and, in such case, “investment property” shall be defined in accordance with the law of that jurisdiction as in effect from time to time.

“IRS” means the United States Internal Revenue Service.

“Issuing Lender” means, as to any Letter of Credit transaction hereunder, the Administrative Agent as issuer of the Letter of Credit, or, in the event that the Administrative Agent shall be unable to issue a Letter of Credit, such other Revolving Lender as shall be acceptable to the Administrative Agent and shall agree to issue the Letter of Credit in its own name, but in each instance on behalf of the Revolving Lenders.

“ITU Application” means a trademark application filed with the United States Patent and Trademark Office in Washington D.C. pursuant to 15 U.S.C. § 1051(b).

“KeyBank” means KeyBank National Association, a national banking association, and its successors and assigns.

“Landlord’s Waiver” means a landlord’s waiver in form and substance satisfactory to the Administrative Agent, delivered by a Credit Party in connection with this Agreement, as such waiver may from time to time be amended, restated or otherwise modified.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender” means that term as defined in the first paragraph of this Agreement and, as the context requires, shall include the Issuing Lender and the Swing Line Lender.

“Letter of Credit” means a commercial documentary letter of credit or standby letter of credit that shall be issued by the Issuing Lender for the account of the Borrower or another Company, including amendments thereto, if any, and shall have an expiration date no later than the earlier of three hundred sixty-four (364) days after its date of issuance (provided that such Letter of Credit may provide for the renewal thereof for additional one year periods).

“Letter of Credit Commitment” means the commitment of the Issuing Lender, on behalf of the Revolving Lenders, to issue Letters of Credit in an aggregate face amount of up to Ten Million Dollars ($10,000,000).

“Letter of Credit Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all issued and outstanding Letters of Credit, and (b) the aggregate of the draws made on Letters of Credit that have not been reimbursed by the Borrower or converted to a Revolving Loan pursuant to Section 2.2(b)(iv) hereof.

“Letter of Credit Fee” means, with respect to any Letter of Credit, for any day, an amount equal to (a) the undrawn amount of such Letter of Credit, multiplied by (b) the Applicable Margin for Revolving Loans that are Eurodollar Loans in effect on such day divided by three hundred sixty (360).

“Lien” means any mortgage, deed of trust, security interest, lien (statutory or other), charge, assignment, hypothecation, encumbrance on, pledge or deposit of, or conditional sale, lease (other than operating leases), sale with a right of redemption or other title retention agreement and any capitalized lease with respect to any property (real or personal) or asset.

“Loan” means a Revolving Loan or a Swing Loan.

“Loan Documents” means, collectively, this Agreement, each Note, each Guaranty of Payment, each Guaranty of Payment Joinder, all documentation relating to each Letter of Credit, each Security Document, each Landlord’s Waiver (or similar agreement), the Administrative Agent Fee Letter and the Closing Fee Letter, as any of the foregoing may from time to time be amended, restated or otherwise modified or replaced, and any other document delivered pursuant thereto.

“Lockbox” means the post office box rented by and in the name of one or more Credit Parties in accordance with Section 7.2(a) hereof.

“Master Agreement” means that Master Agreement entered into by and among the Borrower and the Administrative Agent in connection with the cash management services undertaken by the Administrative Agent on behalf of the Borrower.

“Material Adverse Effect” means a material adverse effect on (a) the business or financial condition of the Borrower, (b) the business or financial condition of the Companies taken as a whole, (c) the rights and remedies of the Administrative Agent or the Lenders under any Loan Document, or (d) the ability of the Credit Parties, taken as a whole, to perform their obligations under the Loan Documents.

“Material Indebtedness Agreement” means any debt instrument, lease (capital, operating or otherwise), guaranty, contract, commitment, agreement or other arrangement evidencing or entered into in connection with any Indebtedness of any Company or the Companies equal to or in excess of the amount of Three Million Dollars ($3,000,000).

“Material Recovery Event” means (a) any casualty loss in respect of assets of Borrower or a Domestic Subsidiary covered by casualty insurance, and (b) any compulsory transfer or taking under threat of compulsory transfer of any asset of the Borrower or a Domestic Subsidiary by any Governmental Authority; provided that, in the case of either subpart (a) or (b) hereof, the proceeds received by the Companies from such loss, transfer or taking exceeds Two Hundred Fifty Thousand Dollars ($250,000).

“Maximum Amount” means, for each Lender, the amount set forth opposite such Lender’s name under the column headed “Maximum Amount” as set forth on Schedule 1 hereto, subject to (a) decreases pursuant to Section 2.8(f) hereof, and (b) assignments of interests pursuant to Section 11.10 hereof; provided that the Maximum Amount for the Swing Line Lender shall exclude the Swing Line Commitment (other than its pro rata share), and the Maximum Amount of the Issuing Lender shall exclude the Letter of Credit Commitment (other than its pro rata share thereof).

“Maximum Rate” means that term as defined in Section 2.3(d) hereof.

“Maximum Revolving Amount” means Forty-Five Million Dollars ($45,000,000), as such amount may be reduced pursuant to Section 2.8(f) hereof.

“Minimum Collateral Amount” means, at any time, (a) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to one hundred three percent (103%) of the Fronting Exposure of the Issuing Lender with respect to Letters of Credit issued and outstanding at such time, and (b) otherwise, an amount determined by the Administrative Agent and the Issuing Lender in their sole discretion.

“Moody’s” means Moody’s Investors Service, Inc., and any successor to such company.

“Multiemployer Plan” means a Pension Plan that is subject to the requirements of Subtitle E of Title IV of ERISA.

“Net Proceeds” means, with respect to any event, but only as and when received by the Borrower or any of the Domestic Subsidiaries, (a) the cash proceeds received in respect of such event; net of (b) the sum of (i) all reasonable fees and out-of-pocket expenses paid or reimbursed in connection with such event, (ii) in the case of a sale, transfer or other disposition of an asset, the amount of all payments required to be made as a result of such event to repay Indebtedness (other than Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such event (it being understood that such amount shall include the amount of all distributions and other payments required to be made to minority equity holders by the recipient of such Net Proceeds as a result of such sale, transfer or disposition), and (iv) the amount of all Taxes paid (or reasonably estimated to be payable), including the amount of any reserves reasonably established by the Borrower for the purpose of funding any liabilities that are incurred in connection with the disposition of any asset (including pension and other post-employment benefit obligations associated with such disposition) and contingent liabilities reasonably estimated to be payable, in each case during the fiscal year that such event occurred or the next succeeding fiscal year and that are directly attributable to such event (as determined reasonably and in good faith by a Financial Officer); provided that, to the extent that any such reserves are not utilized by the Borrower or the Domestic Subsidiaries to fund the applicable liabilities prior to the end of such succeeding fiscal year of the Borrower, the amount of such unutilized reserves shall constitute “Net Proceeds.”

“Non-Consenting Lender” means that term as defined in Section 11.3(c) hereof.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Note” means a Revolving Credit Note or the Swing Line Note, or any other promissory note delivered pursuant to this Agreement.

“Notice of Loan” means a Notice of Loan in the form of the attached Exhibit C.

“Obligations” means, collectively, (a) all Indebtedness and other obligations now owing or hereafter incurred by the Borrower or any other Credit Party to the Administrative Agent, the Swing Line Lender, the Issuing Lender, or any Lender pursuant to this Agreement and the other Loan Documents, and includes the principal of and interest on all Loans, and all obligations of the Borrower or any other Credit Party pursuant to Letters of Credit; (b) each extension, renewal, consolidation or refinancing of any of the foregoing, in whole or in part; (c) the commitment and other fees, and any prepayment fees, payable pursuant to this Agreement or any other Loan Document; (d) all fees and charges in connection with Letters of Credit; (e) every other liability, now or hereafter owing to the Administrative Agent or any Lender by any Company pursuant to this Agreement or any other Loan Document; and (f) all Related Expenses.

“Operating Account” means a commercial Deposit Account designated “operating account” and maintained by one or more Credit Parties with the Administrative Agent, without liability by the Administrative Agent to pay interest thereon, from which account the Borrower shall have the right to withdraw funds until the Administrative Agent, on behalf of the Lenders, terminates such right after the occurrence of a Default or an Event of Default.

“Organizational Documents” means, with respect to any Person (other than an individual), such Person’s Articles (Certificate) of Incorporation, operating agreement or equivalent formation documents, and Regulations (Bylaws), or equivalent governing documents, and any amendments to any of the foregoing.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan, Letter of Credit or any Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made hereunder or under any other Loan Document, or from the execution, delivery, performance, or enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment requested by the Borrower pursuant to Section 11.3(c) hereof).

“Participant” means that term as defined in Section 11.10(d) hereof.

“Participant Register” means that term as defined in Section 11.10(d) hereof.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, USA Patriot Act, Title III of Pub. L. 107-56, signed into law October 26, 2001, as amended from time to time.

“Payroll Accounts” means accounts solely used for payroll, medical benefits, flexible spending obligations, employee benefits and fiduciary obligations.

“PBGC” means the Pension Benefit Guaranty Corporation, and its successor.

“Pension Plan” means an ERISA Plan that is a “pension plan” (within the meaning of ERISA Section 3(2)).

“Permitted Discretion” means a determination made by the Administrative Agent in the exercise of its reasonable credit judgment (consistent with the asset-based nature of this credit).

“Permitted Foreign Subsidiary Loans, Guaranties and Investments” means:

(a) the investments by the Borrower or a Domestic Subsidiary in a Foreign Subsidiary, in such amounts existing as of the Closing Date and set forth on Schedule 5.11 hereto;

(b) the loans by the Borrower or a Domestic Subsidiary to a Foreign Subsidiary, in such amounts existing as of the Closing Date and set forth on Schedule 5.11 hereto;

(c) the guaranties by the Borrower or a Domestic Subsidiary of the Indebtedness of a Foreign Subsidiary, in such amounts existing as of the Closing Date and set forth on Schedule 5.11 hereto;

(d) any investment by a Foreign Subsidiary in a Company, or a loan from a Foreign Subsidiary to a Company or a guaranty by a Foreign Subsidiary of Indebtedness or other obligations of a Company;

(e) any guaranty by a Company in support of an office lease entered into by a Foreign Subsidiary, in the ordinary course of business;

(f) any guaranty by a Company of performance by a Foreign Subsidiary of the obligations of such Foreign Subsidiary to complete a project or other work under a customer contract, entered into in the ordinary course of business (so long as such guaranty is not a guaranty of Indebtedness); and

(g) after the Closing Date, the loans by the Borrower or a Domestic Subsidiary to, the investments by the Borrower or a Domestic Subsidiary in, and the guaranties by the Borrower or a Domestic Subsidiary of the Indebtedness of, Foreign Subsidiaries (including in connection with the consummation by a Foreign Subsidiary of an Acquisition permitted pursuant to Section 5.13 hereof); provided that, if a Heightened Testing Period shall exist immediately prior to or after giving pro forma effect to such a loan, investment, or guaranty, the Borrower may not make any such loan, investment, or guaranty or such future loans, investments, or guaranties (during such Heightened Testing Period).

“Permitted Investment” means any investment of a Company, made after the Closing Date, in the stock (or other debt or equity instruments) of a Person (other than a Company), provided that, if a Heightened Testing Period shall exist immediately prior to, or after giving pro forma effect to the making of any such investment, no Company may make such investment or such future investments (during such Heightened Testing Period) to the extent the aggregate amount of all “Permitted Investments” would exceed aggregate amount of (i) Five Million Dollars ($5,000,000), plus (ii) the aggregate amount of the net reduction of such investments made after the Closing Date resulting from the repayment of a loan or advance or the repurchase, redemption, sale or other disposition of such investment.

“Person” means any individual, sole proprietorship, partnership, joint venture, unincorporated organization, corporation, limited liability company, unlimited liability company, institution, trust, estate, Governmental Authority or any other entity.

“Platform” means Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system selected by the Administrative Agent.

“Pledge Agreement” means each of the Pledge Agreements, relating to the Pledged Securities, executed and delivered in connection with this Agreement by the Borrower or a Guarantor of Payment, as applicable, in favor of the Administrative Agent, for the benefit of the Lenders, dated on or after the Closing Date, as any of the foregoing may from time to time be amended, restated or otherwise modified.

“Pledged Notes” means any promissory note payable to a Credit Party, as described on Schedule 7.4 hereto, and any additional or future promissory notes that may hereafter from time to time be payable to the one or more Credit Parties.

“Pledged Securities” means all of the shares of capital stock or other equity interests of a direct Subsidiary of a Credit Party, whether now owned or hereafter acquired or created, and all proceeds thereof; provided that Pledged Securities shall, to the extent (and only to the extent) that the granting of a Lien to the Administrative Agent on such equity interests could reasonably be expected to have material negative tax consequences on the Borrower (including without limitation under Section 956 of the Code as in effect as of the Closing Date) exclude (a) shares of capital stock or other equity interests of any Foreign Subsidiary that is not a first-tier Foreign Subsidiary, (b) shares of voting capital stock or other voting equity interests in any (A) first-tier Foreign Subsidiary or (B) CFC Holding Company, in excess of sixty-five percent (65%) of the total outstanding shares of voting capital stock or other voting equity interest of such first-tier Foreign Subsidiary or CFC Holding Company, as applicable, and (c) shares of capital stock or other equity interests of any Foreign Subsidiary, to the extent (and only to the extent) that the grant of a Lien therein would require the consent or approval of any works council (or similar body) or other third party or the consent, authorization or approval under any Requirement of Law or by any Governmental Authority and such consent or approval cannot be obtained or reasonably expected to be obtained by a Credit Party after using commercially reasonable efforts. (Schedule 3 hereto lists, as of the Closing Date, all of the Pledged Securities.)

“Prime Rate” means the interest rate established from time to time by the Administrative Agent as the Administrative Agent’s prime rate, whether or not such rate shall be publicly announced; the Prime Rate may not be the lowest interest rate charged by the Administrative Agent for commercial or other extensions of credit. Each change in the Prime Rate shall be effective immediately from and after such change.

“Proceeds” means (a) proceeds, as that term is defined in the U.C.C., and any other proceeds, and (b) whatever is received upon the sale, exchange, collection or other disposition of Collateral or proceeds, whether cash or non-cash. Cash proceeds include, without limitation, moneys, checks and Deposit Accounts. Proceeds include, without limitation, any Account arising when the right to payment is earned under a contract right, any insurance payable by reason of loss or damage to the Collateral, and any return or unearned premium upon any cancellation of insurance. Except as expressly authorized in this Agreement, the right of the Administrative Agent and the Lenders to Proceeds specifically set forth herein, or indicated in any financing statement, shall never constitute an express or implied authorization on the part of the Administrative Agent or any Lender to a Company’s sale, exchange, collection or other disposition of any or all of the collateral securing the Secured Obligations.

“Protective Advance” means a protective advance made by the Administrative Agent in accordance with Section 2.16 hereof for the following:

(a) to pay and discharge past due taxes, assessments and governmental charges, at any time levied on or with respect to any of the Collateral to the extent that the applicable Company has failed to pay and discharge the same in accordance with the requirements of this Agreement or any of the other Loan Documents;

(b) to pay and discharge any claims of other creditors that are secured by any Lien on any Collateral, other than a Lien permitted by Section 5.9 hereof;

(c) to pay for the maintenance, repair, restoration and preservation of any Collateral to the extent the Company that owns such Collateral fails to comply with its obligations in regard thereto under this Agreement and the other Loan Documents, or the Administrative Agent reasonably believes payment of the same is necessary or appropriate to avoid a material loss or material diminution in value of such Collateral;

(d) to obtain and pay the premiums on insurance for any Collateral to the extent the Companies fail to maintain such insurance in accordance with the requirements of this Agreement and the other Loan Documents; or

(e) to otherwise maintain, protect or preserve the Collateral or the rights of the Lenders under the Loan Documents and is made to enhance the likelihood of, or to maximize the amount of, repayment of the Secured Obligations.

“Quarterly Reporting Period” means the period established by the Borrower as a fiscal quarter of the Borrower, as more specifically set forth on Schedule 5.3 hereto, as such Schedule 5.3 shall from time to time be replaced pursuant to Section 5.3(l) hereof.

“Recipient” means, as applicable (a) the Administrative Agent, (b) any Lender, or (c) the Issuing Lender.

“Register” means that term as described in Section 11.10(c) hereof.

“Regularly Scheduled Payment Date” means the last day of each calendar month.

“Related Expenses” means any and all out-of-pocket costs, liabilities and expenses (including, without limitation, damages, penalties, reasonable attorneys’ fees, legal expenses, judgments and disbursements) (a) incurred by the Administrative Agent, or imposed upon or asserted against the Administrative Agent or any Lender, in any attempt by the Administrative Agent and the Lenders to (i) obtain, preserve, perfect or enforce any Loan Document or any security interest evidenced by any Loan Document; (ii) obtain payment, performance or observance of any and all of the Secured Obligations; or (iii) maintain, insure, audit, collect, preserve, repossess or dispose of any of the collateral securing the Secured Obligations or any part thereof, including, without limitation, costs and expenses for appraisals, assessments and audits of any Company or any such collateral; or (b) incidental or related to subpart (a) above, including, without limitation, interest thereupon from the date incurred, imposed or asserted until paid at the Default Rate.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Related Writing” means each Loan Document, each Borrowing Base Certificate and any other assignment, mortgage, security agreement, guaranty agreement, subordination agreement, financial statement, audit report or other writing providing material information concerning any Company furnished by any Credit Party, or any of its officers, to the Administrative Agent or the Lenders pursuant to or otherwise in connection with this Agreement; provided that no Bank Product Agreement or Hedge Agreement shall constitute a Related Writing hereunder.

“Reportable Event” means a “reportable event” as that term is defined in Title IV of ERISA, except actions of general applicability by the Secretary of Labor under Section 110 of such Act.

“Required Lenders” means the holders of more than fifty percent (50%), based upon each Lender’s Commitment Percentage, of an amount (the “Total Amount”) equal to (a) during the Commitment Period, the Total Commitment Amount, or (b) after the Commitment Period, the Revolving Credit Exposure; provided that (i) the portion of the Total Amount held or deemed to be held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders, and (ii) if there shall be two or more unaffiliated Lenders (that are not Defaulting Lenders), Required Lenders shall constitute at least two unaffiliated Lenders.

“Requirement of Law” means, as to any Person, any Law applicable to or binding upon such Person or any of its property.

“Reserve” or “Reserves” means any amount that the Administrative Agent reserves, without duplication, pursuant to Section 2.13 hereof, against the Borrowing Base.

“Reserve Percentage” means, for any day, that percentage (expressed as a decimal) that is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, all basic, supplemental, marginal and other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements) for a member bank of the Federal Reserve System in Cleveland, Ohio, in respect of Eurocurrency Liabilities. The Eurodollar Rate shall be adjusted automatically on and as of the effective date of any change in the Reserve Percentage.

“Restricted Payment” means, with respect to any Company, (a) any Capital Distribution, or (b) any amount paid, or other consideration given, by such Company in repayment, redemption, retirement or repurchase, directly or indirectly, of any Subordinated Indebtedness (other than Indebtedness owed to a Credit Party).

“Revolving Credit Availability” means, at any time, the amount equal to the Revolving Credit Commitment minus the Revolving Credit Exposure.

“Revolving Credit Commitment” means the obligation hereunder, during the Commitment Period, of (a) the Revolving Lenders (and each Revolving Lender) to make Revolving Loans, (b) the Issuing Lender to issue and each Revolving Lender to participate in, Letters of Credit pursuant to the Letter of Credit Commitment, and (c) the Swing Line Lender to make, and each Revolving Lender to participate in, Swing Loans pursuant to the Swing Line Commitment; up to an aggregate principal amount outstanding at any time equal to the lesser of (i) the Borrowing Base, or (ii) the Maximum Revolving Amount.

“Revolving Credit Exposure” means, at any time, the sum of (a) the aggregate principal amount of all Revolving Loans outstanding, (b) the Swing Line Exposure, and (c) the Letter of Credit Exposure.

“Revolving Credit Note” means a Revolving Credit Note, in the form of the attached Exhibit A, executed and delivered pursuant to Section 2.4(a) hereof.

“Revolving Lender” means a Lender with a percentage of the Revolving Credit Commitment as set forth on Schedule 1 hereto, or that acquires a percentage of the Revolving Credit Commitment pursuant to Section 11.10 hereof.

“Revolving Loan” means a loan made to the Borrower by the Revolving Lenders in accordance with Section 2.2(a) hereof.

“Sanctions” means any sanctions administered or enforced from time to time by (a) the U.S. government, including those administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom, or other relevant sanctions authorities.

“SEC” means the United States Securities and Exchange Commission, or any governmental body or agency succeeding to any of its principal functions.

“Secured Obligations” means, collectively, (a) the Obligations, (b) all obligations and liabilities of the Companies owing to a Lender (or an entity that is an Affiliate of a then existing Lender) under Hedge Agreements, and (c) the Bank Product Obligations owing to a Lender (or an entity that is an Affiliate of a then existing Lender) under Bank Product Agreements; provided that Secured Obligations of a Credit Party shall not include Excluded Swap Obligations owing from such Credit Party.

“Securities Account” means a securities account, as that term is defined in the U.C.C.

“Securities Account Control Agreement” means each Securities Account Control Agreement (or similar agreement with respect to a Securities Account) among a Credit Party, the Administrative Agent and a Securities Intermediary, dated on or after the Closing Date, to be in form and substance satisfactory to the Administrative Agent, as the same may from time to time be amended, restated or otherwise modified.

“Securities Intermediary” means a clearing corporation or a Person, including, without limitation, a bank or broker, that in the ordinary course of its business maintains Securities Accounts for others and is acting in that capacity.

“Security Account” means a commercial Deposit Account maintained with the Administrative Agent, without liability by the Administrative Agent to pay interest thereon, as described in Section 7.2(f) hereof.

“Security Agreement” means each Security Agreement, executed and delivered by one or more Guarantors of Payment in favor of the Administrative Agent, for the benefit of the Lenders, dated as of the Closing Date, and any other Security Agreement executed on or after the Closing Date, as the same may from time to time be amended, restated or otherwise modified.

“Security Agreement Joinder” means each Security Agreement Joinder, executed and delivered by a Guarantor of Payment for the purpose of adding such Guarantor of Payment as a party to a previously executed Security Agreement.

“Security Document” means each Security Agreement, each Security Agreement Joinder, each Pledge Agreement, each Intellectual Property Security Agreement, each Control Agreement, each U.C.C. Financing Statement or similar filing as to a jurisdiction located outside of the United States filed in connection herewith or perfecting any interest created in any of the foregoing documents, and any other document pursuant to which any Lien is granted by a Company or any other Person to the Administrative Agent, for the benefit of the Lenders, as security for the Secured Obligations, or any part thereof, and each other agreement executed or provided to the Administrative Agent in connection with any of the foregoing, as any of the foregoing may from time to time be amended, restated or otherwise modified or replaced.

“Settlement Date” means that term as defined in Section 2.2(c)(ii) hereof.

“Standard & Poor’s” means S&P Global Ratings, a business unit of Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global Inc., and any successor thereto.

“StuckyNet System” means the StuckyNet-Link internet-based communication system utilized by the Administrative Agent.

“Subordinated Indebtedness” means Indebtedness that shall have been subordinated (by written terms or written agreement being, in either case, in form and substance reasonably satisfactory to the Administrative Agent) in favor of the prior payment in full of the Obligations.

“Subsidiary” means, with respect to any Person, a corporation, partnership, limited liability company, unlimited liability company or other Person more than fifty percent (50%) of the Voting Power of which is owned, directly or indirectly, by such Person or by one or more other subsidiaries of such Person or by such Person and one or more subsidiaries of such Person. Unless the context otherwise requires, Subsidiary herein shall be a reference to a Subsidiary of the Borrower.

“Supporting Letter of Credit” means a standby letter of credit, in form and substance satisfactory to the Administrative Agent and the Issuing Lender, issued by an issuer satisfactory to the Administrative Agent and the Issuing Lender.

“Swap Obligations” means, with respect to any Company, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swing Line Commitment” means the commitment of the Swing Line Lender to make Swing Loans to the Borrower, on a discretionary basis, up to the aggregate amount at any time outstanding of Ten Million Dollars ($10,000,000).

“Swing Line Exposure” means, at any time, the aggregate principal amount of all Swing Loans outstanding.

“Swing Line Lender” means KeyBank, as holder of the Swing Line Commitment.

“Swing Line Note” means the Swing Line Note, in the form of the attached Exhibit B executed and delivered pursuant to Section 2.4(b) hereof.

“Swing Loan” means a loan that shall be denominated in Dollars made to the Borrower by the Swing Line Lender under the Swing Line Commitment, in accordance with Section 2.2(c) hereof.

“Swing Loan Maturity Date” means, with respect to any Swing Loan, the earlier of (a) the first Settlement Date after the date such Swing Loan is made, or (b) the last day of the Commitment Period.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Total Commitment Amount” means the principal amount of Forty-Five Million Dollars ($45,000,000), or such lesser amount as shall be determined pursuant to Section 2.8(f) hereof.

“Trade Date” means that term as defined in Section 11.10(b)(i) hereof.

“U.C.C.” means the Uniform Commercial Code, as in effect from time to time in the State of New York.

“U.C.C. Financing Statement” means a financing statement filed or to be filed in accordance with the Uniform Commercial Code, as in effect from time to time, in the relevant state or states.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” means that term as defined in Section 3.2(e) hereof.

“United States” means the United States of America.

“Voting Power” means, with respect to any Person, the exclusive ability to control, through the ownership of shares of capital stock, partnership interests, membership interests or otherwise, the election of members of the board of directors or other similar governing body of such Person. The holding of a designated percentage of Voting Power of a Person means the ownership of shares of capital stock, partnership interests, membership interests or other interests of such Person sufficient to control exclusively the election of that percentage of the members of the board of directors or similar governing body of such Person.

“Welfare Plan” means an ERISA Plan that is a “welfare plan” within the meaning of ERISA Section 3(l).

“Withholding Agent” means any Credit Party and the Administrative Agent.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.2. Accounting Terms.

(a) Generally. Any accounting term not specifically defined in this Article I shall have the meaning ascribed thereto by GAAP.

(b) Changes in GAAP. If any change in the rules, regulations, pronouncements, opinions or other requirements of the Financial Accounting Standards Board (or any successor thereto or agency with similar function) is made with respect to GAAP, or if the Borrower adopts the International Financial Reporting Standards, and such change or adoption results in a change in the calculation of any component (or components in the aggregate) of the financial covenants set forth in Section 5.7 hereof or the related financial definitions, upon notice by any of the Administrative Agent, the Required Lenders or the Borrower, the parties hereto will enter into good faith negotiations to amend such financial covenants and financial definitions in such manner as the parties shall agree, each acting reasonably, in order to reflect fairly such change or adoption so that the criteria for evaluating the financial condition of the Borrower shall be the same in commercial effect after, as well as before, such change or adoption is made (in which case the method and calculating such financial covenants and definitions hereunder shall be determined in the manner so agreed); provided that, until so amended, such calculations shall continue to be computed in accordance with GAAP as in effect prior to such change or adoption. Notwithstanding any accounting change after the Closing Date that would require lease obligations that would be treated as operating leases as of the Closing Date to be classified and accounted for as capital leases or otherwise reflected on the Borrower’s Consolidated balance sheet, for the purposes of determining compliance with any covenant contained herein, such obligations shall be treated in the same manner as operating leases are treated as of the Closing Date.

Section 1.3. Terms Generally. The foregoing definitions shall be applicable to the singular and plural forms of the foregoing defined terms. Unless otherwise defined in this Article I, terms that are defined in the U.C.C. are used herein as so defined.

Section 1.4. Foreign Exchange. For purposes of any determination of whether any borrowing, investment, payment, Lien, or other transaction is permitted under this Agreement (other than Section 5.30 hereof), all amounts in currencies other than Dollars shall be translated into Dollars at the exchange rate as of the date of determination; provided that (a) no Default or Event of Default shall be deemed to have occurred solely as a result of any change in any exchange rate thereafter occurring; (b) if Indebtedness denominated in currencies other than Dollars is incurred to refinance other Indebtedness denominated in the same foreign currency, and such refinancing would cause the applicable Dollar denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced, and (c) determinations of whether additional borrowings, investments, payments, Liens, or other transactions are permitted under this Agreement shall, notwithstanding subpart (a) above, account for changes in any exchange rate with respect to other then existing borrowings, investments, payments, Liens, or other transactions in currencies other than Dollars.

ARTICLE II. AMOUNT AND TERMS OF CREDIT

Section 2.1. Amount and Nature of Credit.

(a) Subject to the terms and conditions of this Agreement, the Lenders, during the Commitment Period and to the extent hereinafter provided, shall make Loans to the Borrower, participate in Swing Loans made by the Swing Line Lender to the Borrower, and issue or participate in Letters of Credit at the request of the Borrower, in such aggregate amount as the Borrower shall request pursuant to the Commitment; provided that in no event shall the aggregate principal amount of all Loans and Letters of Credit outstanding under this Agreement be in excess of the Total Commitment Amount.

(b) Each Lender, for itself and not one for any other, agrees to make Loans, participate in Swing Loans, and issue or participate in Letters of Credit, during the Commitment Period, on such basis that, immediately after the completion of any borrowing by the Borrower or the issuance of a Letter of Credit:

(i) the aggregate outstanding principal amount of Loans made by such Lender (other than Swing Loans made by the Swing Line Lender), when combined with such Lender’s pro rata share, if any, of the Letter of Credit Exposure and the Swing Line Exposure, shall not be in excess of the Maximum Amount for such Lender; and

(ii) the aggregate outstanding principal amount of Loans (other than Swing Loans) made by such Lender shall represent that percentage of the aggregate principal amount then outstanding on all Loans (other than Swing Loans) that shall be such Lender’s Commitment Percentage.

Each borrowing (other than Swing Loans which shall be risk participated on a pro rata basis) from the Lenders shall be made pro rata according to the respective Commitment Percentages of the Lenders.

(c) The Loans may be made as Revolving Loans as described in Section 2.2(a) hereof, and as Swing Loans as described in Section 2.2(c) hereof, and Letters of Credit may be issued in accordance with Section 2.2(b) hereof.

Section 2.2. Revolving Credit Commitment.

(a) Revolving Loans. Subject to the terms and conditions of this Agreement, during the Commitment Period, the Revolving Lenders shall make a Revolving Loan or Revolving Loans to the Borrower in such amount or amounts as the Borrower, through an Authorized Officer, may from time to time request, but not exceeding in aggregate principal amount at any time outstanding hereunder the Revolving Credit Commitment, when such Revolving Loans are combined with the Letter of Credit Exposure and the Swing Line Exposure. The Borrower shall have the option, subject to the terms and conditions set forth herein, to borrow Revolving Loans, maturing on the last day of the Commitment Period, by means of any combination of Base Rate Loans, Daily LIBOR Loans or Eurodollar Loans. Subject to the provisions of this Agreement, the Borrower shall be entitled under this Section 2.2(a) to borrow Revolving Loans, repay the same in whole or in part and re-borrow Revolving Loans hereunder at any time and from time to time during the Commitment Period. The aggregate outstanding amount of all Revolving Loans shall be payable in full on the last day of the Commitment Period.

(b) Letters of Credit.

(i) Generally. Subject to the terms and conditions of this Agreement, during the Commitment Period, the Issuing Lender shall, in its own name, on behalf of the Revolving Lenders, issue such Letters of Credit for the account of the Borrower or any other Company (provided that with respect to any Company that is not a Guarantor of Payment, the Borrower shall be a co-applicant, and be jointly and severally liable, with respect to each Letter of Credit issued for the account of such Company), as the Borrower may from time to time request. The Borrower shall not request any Letter of Credit (and the Issuing Lender shall not be obligated to issue any Letter of Credit) if, after giving effect thereto, (A) the Letter of Credit Exposure would exceed the Letter of Credit

Commitment, or (B) the Revolving Credit Exposure would exceed the Revolving Credit Commitment. The issuance of each Letter of Credit shall confer upon each Revolving Lender the benefits and liabilities of a participation consisting of an undivided pro rata interest in the Letter of Credit to the extent of such Revolving Lender’s Commitment Percentage.

(ii) Request for Letter of Credit. Each request for a Letter of Credit shall be delivered to the Administrative Agent (and to the Issuing Lender, if the Issuing Lender is a Lender other than the Administrative Agent) by an Authorized Officer not later than 11:00 A.M. (Eastern time) three Business Days prior to the date of the proposed issuance of the Letter of Credit (or such shorter period as may be acceptable to the Issuing Lender). Each such request shall be in a form acceptable to the Administrative Agent (and the Issuing Lender, if the Issuing Lender is a Lender other than the Administrative Agent) and shall specify the face amount thereof, whether such Letter of Credit is a commercial documentary or a standby Letter of Credit, the account party, the beneficiary, the requested date of issuance, amendment, renewal or extension, the expiry date thereof, and the nature of the transaction or obligation to be supported thereby. Concurrently with each such request, the Borrower, and any other Company for whose account the Letter of Credit is to be issued, shall execute and deliver to the Issuing Lender an appropriate application and agreement, being in the standard form of the Issuing Lender for such letters of credit, as amended to conform to the provisions of this Agreement if required by the Administrative Agent. The Administrative Agent shall give the Issuing Lender and each Revolving Lender notice of each such request for a Letter of Credit. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Lender relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(iii) Letter of Credit Fees.

(A) Commercial Documentary Letters of Credit Fees. With respect to each Letter of Credit that shall be a commercial documentary letter of credit and the drafts thereunder, whether issued for the account of the Borrower or a Company, the Borrower agrees to (1) pay to the Administrative Agent, for the pro rata benefit of the Revolving Lenders, a non-refundable commission based upon the face amount of such Letter of Credit, which shall be paid quarterly in arrears, on each Regularly Scheduled Payment Date, in an amount equal to the aggregate sum of the Letter of Credit Fee for such Letter of Credit for each day of such quarter; and (2) pay to the Administrative Agent, for the sole benefit of the Issuing Lender such other issuance, amendment, renewal, negotiation, draw, acceptance, telex, courier, postage and similar transactional fees as are customarily charged by the Issuing Lender in respect of the issuance and administration of similar letters of credit under its fee schedule as in effect from time to time.

(B) Standby Letters of Credit Fees. With respect to each Letter of Credit that shall be a standby letter of credit and the drafts thereunder, if any, whether issued for the account of the Borrower or a Company, the Borrower agrees to (1) pay to the Administrative Agent, for the pro rata benefit of the Revolving Lenders, a non-refundable commission based upon the face amount of such Letter of Credit, which shall be paid quarterly in arrears, on each Regularly Scheduled Payment Date, in an amount equal to the aggregate sum of the Letter of Credit Fee for such Letter of Credit for each day of such quarter; (2) pay to the Administrative Agent, for the sole benefit of the Issuing Lender, an additional Letter of Credit fee, which shall be paid on each date that such Letter of Credit shall be issued, amended or renewed at the rate of fifteen basis points percent (15.00 bps) of the face amount of such Letter of Credit; and (3) pay to the Administrative Agent, for the sole benefit of the Issuing Lender, such other issuance, amendment, renewal, negotiation, draw, acceptance, telex, courier, postage and similar transactional fees as are customarily charged by the Issuing Lender in respect of the issuance and administration of similar letters of credit under its fee schedule as in effect from time to time.

(iv) Refunding of Letters of Credit with Revolving Loans. Whenever a Letter of Credit shall be drawn, the Borrower shall immediately reimburse the Issuing Lender for the amount drawn. In the event that the amount drawn shall not have been reimbursed by the Borrower on the date of the drawing of such Letter of Credit, at the sole option of the Administrative Agent, the Borrower shall be deemed to have requested a Revolving Loan, subject to the provisions of Sections 2.2(a) and 2.5 hereof (other than the requirement set forth in Section 2.5(d) hereof), in the amount drawn. Such Revolving Loan shall be evidenced by the Revolving Credit Notes (or, if a Lender has not requested a Revolving Credit Note, by the records of the Administrative Agent and such Lender). Each Revolving Lender agrees to make a Revolving Loan on the date of such notice, subject to no conditions precedent whatsoever. Each Revolving Lender acknowledges and agrees that its obligation to make a Revolving Loan pursuant to Section 2.2(a) hereof when required by this Section 2.2(b)(iv) shall be absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, the occurrence and continuance of a Default or Event of Default, and that its payment to the Administrative Agent, for the account of the Issuing Lender, of the proceeds of such Revolving Loan shall be made without any offset, abatement, recoupment, counterclaim, withholding or reduction whatsoever and whether or not the Revolving Credit Commitment shall have been reduced or terminated. The Borrower irrevocably authorizes and instructs the Administrative Agent to apply the proceeds of any borrowing pursuant to this Section 2.2(b)(iv) to reimburse, in full (other than the Issuing Lender’s pro rata share of such borrowing),the Issuing Lender for the amount drawn on such Letter of Credit. Each such Revolving Loan shall be deemed to be a Base Rate Loan unless otherwise requested by and available to the Borrower hereunder. Each Revolving Lender is hereby authorized to record on its records relating to its Revolving Credit Note (or, if such Revolving Lender has not requested a Revolving Credit Note, its records relating to Revolving Loans) such Revolving Lender’s pro rata share of the amounts paid and not reimbursed on the Letters of Credit.

(v) Participation in Letters of Credit. If, for any reason, the Administrative Agent (and the Issuing Lender if the Issuing Lender is a Lender other than the Administrative Agent) shall be unable to or, in the opinion of the Administrative Agent, it shall be impracticable to, convert any amount drawn under a Letter of Credit to a Revolving Loan pursuant to the preceding subsection, the Administrative Agent (and the Issuing Lender if the Issuing Lender is a Lender other than the Administrative Agent) shall have the right to request that each Revolving Lender fund a participation in the amount due with respect to such Letter of Credit, and the Administrative Agent shall promptly notify each Revolving Lender thereof (by facsimile or email (in each case confirmed by telephone) or telephone (confirmed in writing)). Upon such notice, but without further action, the Issuing Lender hereby agrees to grant to each Revolving Lender, and each Revolving Lender hereby agrees to acquire from the Issuing Lender, an undivided participation interest in the amount due with respect to such Letter of Credit in an amount equal to such Revolving Lender’s Commitment Percentage of the principal amount due with respect to such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Issuing Lender, such Revolving Lender’s ratable share of the amount due with respect to such Letter of Credit (determined in accordance with such Revolving Lender’s Commitment Percentage). Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in the amount due under any Letter of Credit that is drawn but not reimbursed by the Borrower pursuant to this subsection (v) shall be absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, the occurrence and continuance of a Default or Event of Default, and that each such payment shall be made without any offset, abatement, recoupment, counterclaim, withholding or reduction whatsoever and whether or not the Revolving Credit Commitment shall have been reduced or terminated. Each Revolving Lender shall comply with its obligation under this subsection (v) by wire transfer of immediately available funds, in the same manner as provided in Section 2.5 hereof with respect to Revolving Loans. Each Revolving Lender is hereby authorized to record on its records such Revolving Lender’s pro rata share of the amounts paid and not reimbursed on the Letters of Credit.

(vi) Auto-Renewal Letters of Credit. If the Borrower so requests, a Letter of Credit shall have an automatic renewal provision; provided that any Letter of Credit that has an automatic renewal provision must permit the Administrative Agent (or the applicable Issuing Lender if the Issuing Lender is a Lender other than the Administrative Agent) to prevent any such renewal by giving prior notice to the beneficiary thereof not later than thirty (30) days prior to the renewal date of such Letter of Credit (or such other period as agreed to by the Administrative Agent and the Issuing Lender). Once any such Letter of Credit that has automatic renewal provisions has been issued, the Revolving Lenders shall be deemed to have authorized (but may not require) the Administrative Agent (and the Issuing Lender) to permit at any time the renewal of such Letter of Credit to an expiry date not later than one year after the last day of the Commitment Period.

(vii) Letters of Credit Outstanding Beyond the Commitment Period. If any Letter of Credit is outstanding upon the termination of the Commitment, then, upon such termination, the Borrower shall deposit with the Administrative Agent, for the benefit of the Issuing Lender, with respect to all outstanding Letters of Credit, either cash or a Supporting Letter of Credit, which, in each case, is (A) in an amount equal to one hundred three percent (103%) of the undrawn amount of the outstanding Letters of Credit, and (B) free and clear of all rights and claims of third parties. The cash shall be deposited in an escrow account at a financial institution designated by the Issuing Lender. The Issuing Lender shall be entitled to withdraw (with respect to the cash) or draw (with respect to the Supporting Letter of Credit) amounts necessary to reimburse the Issuing Lender for payments to be made under the Letters of Credit and any fees and expenses associated with such Letters of Credit, or incurred pursuant to the reimbursement agreements with respect to such Letters of Credit. The Borrower shall also execute such documentation as the Administrative Agent or the Issuing Lender may reasonably require in connection with the survival of the Letters of Credit beyond the Commitment or this Agreement. After expiration of all undrawn Letters of Credit, the Supporting Letter of Credit or the remainder of the cash, as the case may be, shall promptly be returned to the Borrower.

(c) Swing Loans.

(i) Generally. Subject to the terms and conditions of this Agreement, during the Commitment Period, the Swing Line Lender shall make a Swing Loan or Swing Loans to the Borrower in such amount or amounts as the Borrower, through an Authorized Officer, may from time to time request and to which the Swing Line Lender may agree; provided that the Borrower shall not request any Swing Loan if, after giving effect thereto, (A) the Revolving Credit Exposure would exceed the Revolving Credit Commitment, or (B) the Swing Line Exposure would exceed the Swing Line Commitment. Each Swing Loan shall be due and payable on the Swing Loan Maturity Date applicable thereto. Each Swing Loan shall be made in Dollars.

(ii) Refunding of Swing Loans. As often as the Administrative Agent, in its sole discretion, deems appropriate, but in no event later than 11:00 A.M. (Eastern time) on each Wednesday (or the next Business Day if such Wednesday is not a Business Day) (each a “Settlement Date”), the Swing Line Lender shall require (and the Revolving Lenders and the Borrower agree that the Swing Line Lender shall have the right to so require) that the then outstanding Swing Loans be refinanced as a Revolving Loan. Such Revolving Loan shall be a Base Rate Loan unless otherwise requested by and available to the Borrower hereunder. Upon receipt of such notice by the Borrower and the Revolving Lenders, the Borrower shall be deemed, on such day, to have requested a Revolving Loan in the principal amount of such Swing Loan in accordance with Sections 2.2(a) and 2.5 hereof (other than the requirement set forth in Section 2.5(d) hereof). Such Revolving Loan shall be evidenced by the Revolving Credit Notes (or, if a Revolving Lender has not requested a Revolving Credit Note, by the records of the Administrative Agent and such Revolving Lender). Each Revolving Lender agrees to make a Revolving Loan on the date of such notice, subject to no conditions precedent whatsoever. Each Revolving Lender acknowledges and agrees that such Revolving Lender’s obligation to make a Revolving Loan pursuant to Section 2.2(a) hereof when required by this Section 2.2(c)(ii) is absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, the occurrence and continuance of a Default or Event of

Default, and that its payment to the Administrative Agent, for the account of the Swing Line Lender, of the proceeds of such Revolving Loan shall be made without any offset, abatement, recoupment, counterclaim, withholding or reduction whatsoever and whether or not the Revolving Credit Commitment shall have been reduced or terminated. The Borrower irrevocably authorizes and instructs the Administrative Agent to apply the proceeds of any borrowing pursuant to this Section 2.2(c)(ii) to repay in full such Swing Loan. Each Revolving Lender is hereby authorized to record on its records relating to its Revolving Credit Note (or, if such Revolving Lender has not requested a Revolving Credit Note, its records relating to Revolving Loans) such Revolving Lender’s pro rata share of the amounts paid to refund such Swing Loan.

(iii) Participation in Swing Loans. If, for any reason, the Swing Line Lender is unable to or, in the opinion of the Administrative Agent, it is impracticable to, convert any Swing Loan to a Revolving Loan pursuant to the preceding Section 2.2(c)(ii), then on any day that a Swing Loan is outstanding (whether before or after the maturity thereof), the Administrative Agent shall have the right to request that each Revolving Lender fund a participation in such Swing Loan, and the Administrative Agent shall promptly notify each Revolving Lender thereof (by facsimile or email (in each case confirmed by telephone), or telephone (confirmed in writing)). Upon such notice, but without further action, the Swing Line Lender hereby agrees to grant to each Revolving Lender, and each Revolving Lender hereby agrees to acquire from the Swing Line Lender, an undivided participation interest in the right to share in the payment of such Swing Loan in an amount equal to such Revolving Lender’s Commitment Percentage of the principal amount of such Swing Loan. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the benefit of the Swing Line Lender, such Revolving Lender’s ratable share of such Swing Loan (determined in accordance with such Revolving Lender’s Commitment Percentage). Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in Swing Loans pursuant to this Section 2.2(c)(iii) is absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, the occurrence and continuance of a Default or an Event of Default, and that each such payment shall be made without any offset, abatement, recoupment, counterclaim, withholding or reduction whatsoever and whether or not the Revolving Credit Commitment shall have been reduced or terminated. Each Revolving Lender shall comply with its obligation under this Section 2.2(c)(iii) by wire transfer of immediately available funds, in the same manner as provided in Section 2.5 hereof with respect to Revolving Loans to be made by such Revolving Lender.

Section 2.3. Interest.

(a) Revolving Loans.

(i) Base Rate Loan. The Borrower shall pay interest on the unpaid principal amount of a Revolving Loan that is a Base Rate Loan outstanding from time to time from the date thereof until paid at the Derived Base Rate from time to time in effect. Interest on such Base Rate Loan shall be payable, commencing December 31, 2017, and continuing on each Regularly Scheduled Payment Date thereafter and at the maturity thereof.

(ii) Daily LIBOR Loans. The Borrower shall pay interest on the unpaid principal amount of a Revolving Loan that is a Daily LIBOR Loan outstanding from time to time from the date thereof until paid, at the Derived Daily LIBOR Rate from time to time in effect. Interest on such Daily LIBOR Loan shall be payable, commencing December 31, 2017, and continuing on each Regularly Scheduled Payment Date thereafter and at the maturity thereof.

(iii) Eurodollar Loans. The Borrower shall pay interest on the unpaid principal amount of each Revolving Loan that is a Eurodollar Loan outstanding from time to time, with the interest rate to be fixed in advance on the first day of the Interest Period applicable thereto through the last day of the Interest Period applicable thereto (but subject to changes in the Applicable Margin for Eurodollar Loans), at the Derived Eurodollar Rate. Interest on such Eurodollar Loan shall be payable on each Interest Adjustment Date with respect to an Interest Period (provided that, if an Interest Period shall exceed three months, the interest must also be paid every three months, commencing three months from the beginning of such Interest Period).

(b) Swing Loans. The Borrower shall pay interest to the Administrative Agent, for the sole benefit of the Swing Line Lender (and any Revolving Lender that shall have funded a participation in such Swing Loan), on the unpaid principal amount of each Swing Loan outstanding from time to time from the date thereof until paid at the Derived Daily LIBOR Rate from time to time in effect. Interest on each Swing Loan shall be payable on the Swing Loan Maturity Date applicable thereto. Each Swing Loan shall bear interest for a minimum of one day.

(c) Default Rate. Anything herein to the contrary notwithstanding, if an Event of Default shall occur and be continuing, upon the election of the Administrative Agent or the Required Lenders (i) the principal of each Loan and the unpaid interest thereon shall bear interest, until paid, at the Default Rate, (ii) the fee for the aggregate undrawn amount of all issued and outstanding Letters of Credit shall be increased by two percent (2%) in excess of the rate otherwise applicable thereto, and (iii) in the case of any other amount not paid when due from the Borrower hereunder or under any other Loan Document, such amount shall bear interest at the Default Rate; provided that, during the existence of an Event of Default under Section 8.12 hereof, the applicable Default Rate shall apply without any election or action on the part of the Administrative Agent or any Lender.

(d) Limitation on Interest. In no event shall the rate of interest hereunder exceed the maximum rate allowable by law. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (i) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (ii) exclude voluntary prepayments and the effects thereof, and (iii) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations.

Section 2.4. Evidence of Indebtedness.

(a) Revolving Loans. Upon the request of a Revolving Lender, to evidence the obligation of the Borrower to repay the portion of the Revolving Loans made by such Revolving Lender and to pay interest thereon, the Borrower shall execute a Revolving Credit Note, payable to the order of such Revolving Lender in the principal amount equal to its Commitment Percentage of the Maximum Revolving Amount, or, if less, the aggregate unpaid principal amount of Revolving Loans made by such Revolving Lender; provided that the failure of a Revolving Lender to request a Revolving Credit Note shall in no way detract from the Borrower’s obligations to such Revolving Lender hereunder.

(b) Swing Loans. Upon the request of the Swing Line Lender, to evidence the obligation of the Borrower to repay the Swing Loans and to pay interest thereon, the Borrower shall execute a Swing Line Note, payable to the order of the Swing Line Lender in the principal amount of the Swing Line Commitment, or, if less, the aggregate unpaid principal amount of Swing Loans made by the Swing Line Lender; provided that the failure of the Swing Line Lender to request a Swing Line Note shall in no way detract from the Borrower’s obligations to the Swing Line Lender hereunder.

Section 2.5. Notice of Loans and Credit Events; Funding of Loans.

(a) Notice of Loans and Credit Events. The Borrower, through an Authorized Officer, shall provide to the Administrative Agent a Notice of Loan prior to (i) 11:00 A.M. (Eastern time) on the proposed date of borrowing of, or conversion of a Loan to, a Base Rate Loan, (ii) 11:00 A.M. (Eastern time) three Business Days prior to the proposed date of borrowing of, continuation of, or conversion of a Loan to, a Eurodollar Loan, (iii) 11:00 A.M. (Eastern time) on the proposed date of borrowing of, or conversion of a Loan to, a Daily LIBOR Loan, and (iv) 2:00 P.M. (Eastern time) on the proposed date of borrowing of a Swing Loan (or such later time as agreed to from time to time by the Swing Line Lender); provided that, if a request for a Revolving Loan that is a Base Rate Loan shall not be on a Settlement Date, such request shall be deemed to be a request for a Swing Loan (unless the Administrative Agent shall elect to have the Revolving Lenders fund such request with a Revolving Loan that meets the requirements of this Section 2.6) so long as the Swing Line Exposure does not exceed the Swing Line Commitment. An Authorized Officer of the Borrower may verbally request a Loan, so long as a Notice of Loan is received by the end of the same Business Day, and, if the Administrative Agent or any Lender provides funds or initiates funding based upon such verbal request, the Borrower shall bear the risk with respect to any information regarding such funding that is later determined to have been incorrect. The Borrower shall comply with the notice provisions set forth in Section 2.2(b) hereof with respect to Letters of Credit.

(b) Funding of Loans. The Administrative Agent shall notify each Revolving Lender of the date, amount and Interest Period (if applicable) promptly upon the receipt of a Notice of Loan (other than for a Swing Loan, or a Revolving Loan to be funded as a Swing Loan), and, in any event, by 2:00 P.M. (Eastern time) on the date such Notice of Loan is received. On the date that the Credit Event set forth in such Notice of Loan is to occur, each such Revolving Lender shall provide to the Administrative Agent, not later than 3:00 P.M. (Eastern time), the amount in Dollars, in federal or other immediately available funds, required of it. If the Administrative Agent shall elect to advance the proceeds of such Loan prior to receiving funds from such Revolving Lender, the Administrative Agent shall have the right, upon prior notice to the Borrower, to debit any account of the Borrower or otherwise receive such amount from the Borrower, promptly after demand, in the event that such Revolving Lender shall fail to reimburse the Administrative Agent in accordance with this subsection (b). The Administrative Agent shall also have the right to receive interest from such Revolving Lender at the Federal Funds Effective Rate in the event that such Revolving Lender shall fail to provide its portion of the Loan on the date requested and the Administrative Agent shall elect to provide such funds.

(c) Conversion and Continuation of Loans.

(i) At the request of the Borrower to the Administrative Agent, subject to the notice and other provisions of this Agreement, the appropriate Lenders shall convert a Base Rate Loan or a Daily LIBOR Loan to one or more Eurodollar Loans at any time and shall convert a Eurodollar Loan to a Base Rate Loan or a Daily LIBOR Loan on any Interest Adjustment Date applicable thereto. Swing Loans may be converted by the Swing Line Lender to Revolving Loans in accordance with Section 2.2(c)(ii) hereof.

(ii) At the request of the Borrower to the Administrative Agent, subject to the notice and other provisions of this Agreement, the appropriate Lenders shall continue one or more Eurodollar Loans as of the end of the applicable Interest Period as a new Eurodollar Loan with a new Interest Period.

(d) Minimum Amount for Loans. Each request for:

(i) a Base Rate Loan shall be in an amount of not less than Five Hundred Thousand Dollars ($500,000), increased by increments of One Hundred Thousand Dollars ($100,000); provided that, during a Cash Dominion Period, there shall be no minimum amount for Base Rate Loans;

(ii) a Eurodollar Loan or Daily LIBOR Loan shall be in an amount of not less than Five Hundred Thousand Dollars ($500,000), increased by increments of One Hundred Thousand Dollars ($100,000); and

(iii) a Swing Loan shall be in an amount of not less than One Hundred Thousand Dollars ($100,000), or such lower amount as may be agreed by the Swing Line Lender.

(e) Interest Periods. The Borrower shall not request that Daily LIBOR Loans and Eurodollar Loans be outstanding for more than five different interest periods at the same time.

Section 2.6. Payment on Loans and Other Obligations.

(a) Payments Generally. Each payment made hereunder or under any other Loan Document by a Credit Party shall be made without any offset, abatement, recoupment, counterclaim, withholding or reduction whatsoever, except as otherwise provided by Section 3.2 hereof.

(b) Payments from Borrower. All payments (including prepayments) to the Administrative Agent of the principal of or interest on each Loan or other payment, including but not limited to principal, interest, fees or any other amount owed by the Borrower under this Agreement, shall be made in Dollars. All payments described in this subsection (b) shall be remitted to the Administrative Agent, at the address of the Administrative Agent for notices referred to in Section 11.4 hereof for the account of the appropriate Lenders (or the Issuing Lender or the Swing Line Lender, as appropriate) not later than 1:00 P.M. (Eastern time) on the due date thereof in immediately available funds. Any such payments received by the Administrative Agent (or the Issuing Lender or the Swing Line Lender) after 1:00 P.M. (Eastern time) shall be deemed to have been made and received on the next Business Day.

(c) Payments to Lenders. On each Settlement Date (and more frequently if deemed appropriate by the Administrative Agent), the Administrative Agent shall distribute to each Lender its ratable share receipt of payments hereunder, the Administrative Agent shall immediately distribute to the appropriate Lenders(except with respect to Swing Loans, which shall be paid to the Swing Line Lender and any Lender that has funded a participation in the Swing Loans, or, with respect to Letters of Credit, certain of which payments shall be paid to the Issuing Lender) their respective ratable shares, if any, of the amount of principal payments received by the Administrative Agent for the account of such Lender. With respect to interest, commitment fees and other payments received by the Administrative Agent from the Borrower, the Administrative Agent shall promptly distribute to each Lender its ratable share, if any, of the amount of interest, commitment fee or other payment received by the Administrative Agent for the account of such Lender. Payments received by the Administrative Agent shall be delivered to the Lenders in immediately available funds. Each appropriate Lender shall record any principal, interest or other payment, the principal amounts of Base Rate Loans, Daily LIBOR Loans, Eurodollar Loans, Swing Loans and Letters of Credit, all prepayments and the applicable dates, including Interest Periods, with respect to the Loans made, and payments received by such Lender, by such method as such Lender may generally employ; provided that failure to make any such entry shall in no way detract from the obligations of the Borrower under this Agreement or any Note. The aggregate unpaid amount of Loans, types of Loans, Interest Periods and similar information with respect to the Loans and Letters of Credit set forth on the records of the Administrative Agent shall be rebuttably presumptive evidence with respect to such information, including the amounts of principal, interest and fees owing to each Lender.

(d) Timing of Payments. Whenever any payment to be made hereunder, including, without limitation, any payment to be made on any Loan, shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next Business Day and such extension of time shall in each case be included in the computation of the interest payable on such Loan; provided that, with respect to a Eurodollar Loan, if the next Business Day shall fall in the succeeding calendar month, such payment shall be made on the preceding Business Day and the relevant Interest Period shall be adjusted accordingly.

Section 2.7. Prepayment.

(a) Right to Prepay.

(i) The Borrower shall have the right at any time or from time to time to prepay, on a pro rata basis for all of the appropriate Lenders (except with respect to Swing Loans, which shall be paid to the Swing Line Lender and any Revolving Lender that has funded a participation in such Swing Loan), all or any part of the principal amount of the Loans then outstanding, as designated by the Borrower. Such payment shall include interest accrued on the amount so prepaid to the date of such prepayment and any amount payable under Article III hereof with respect to the amount being prepaid. Prepayments of Loans shall be without any premium or penalty, except as provided in Section 3.3 with respect to Eurodollar Loans and, to the extent such prepayment is accompanied by a reduction in the Revolving Credit Commitment, any early termination fee payable under Section 2.8(e) hereof.

(ii) The Borrower shall have the right, at any time or from time to time, to prepay, for the benefit of the Swing Line Lender (and any Revolving Lender that has funded a participation in such Swing Loan), all or any part of the principal amount of the Swing Loans then outstanding, as designated by the Borrower, plus interest accrued on the amount so prepaid to the date of such prepayment.

(b) Notice of Prepayment. The Borrower shall give the Administrative Agent irrevocable written notice of prepayment of (i) a Base Rate Loan, Daily LIBOR Loan or Swing Loan by no later than 11:00 A.M. (Eastern time) on the Business Day on which such prepayment is to be made, and (ii) a Eurodollar Loan by no later than 1:00 P.M. (Eastern time) three Business Days before the Business Day on which such prepayment is to be made; provided that this notice requirement shall not be applicable, during a Cash Dominion Period, with respect to the daily application of funds in the Cash Collateral Accounts to prepay the Loans.

(c) Minimum Amount for Eurodollar Loans. Each prepayment of a Eurodollar Loan shall be in the principal amount of not less than the lesser of Five Hundred Thousand Dollars ($500,000), or the principal amount of such Loan, or, with respect to a Swing Loan, the principal balance of such Swing Loan, except in the case of a mandatory payment pursuant to Section 2.10(b) or Article III hereof.

Section 2.8. Commitment and Other Fees; Reduction of Revolving Credit Commitment.

(a) Commitment Fee. The Borrower shall pay to the Administrative Agent, for the ratable account of the Revolving Lenders, as a consideration for the Revolving Credit Commitment, a commitment fee, for each day from the Closing Date through the last day of the Commitment Period, in an amount equal to (i) (A) the Maximum Revolving Amount at the end of such day, minus (B) the Revolving Credit Exposure (exclusive of the Swing Line Exposure) at the end of such day, multiplied by (ii) the Applicable Commitment Fee Rate in effect on such day divided by three hundred sixty (360). The commitment fee shall be payable monthly in arrears, commencing on December 31, 2017 and continuing on the last day of each Regularly Scheduled Payment Date thereafter, and on the last day of the Commitment Period.

(b) Administrative Agent Fee. The Borrower shall pay to the Administrative Agent, for its sole benefit, the fees set forth in the Administrative Agent Fee Letter.

(c) Collateral Audit Fees. The Borrower shall promptly reimburse the Administrative Agent, for its sole benefit, for all costs and expenses relating to collateral field audits and any other collateral assessment expenses that may be conducted from time to time by or on behalf of the Administrative Agent, the scope and frequency of which shall be in the reasonable discretion of the Administrative Agent; provided that, other than (i) during the continuance of an Event of Default, or (ii) if the Average Revolving Credit Availability has been less than Ten Million Dollars for the immediately preceding thirty (30) days; such audits and collateral assessments shall be conducted no more frequently than once per fiscal year of the Borrower.

(d) Authorization to Debit Account. Each Credit Party hereby agrees that the Administrative Agent has the right to debit from any Deposit Account (other than an Excluded Deposit Account) of the Borrower or any other Credit Party, amounts owing to the Administrative Agent and the Lenders by the Borrower under this Agreement and the Loan Documents for payment of fees, expenses and other amounts incurred or owing in connection therewith, provided that, absent an Event of Default, the Administrative Agent shall provide prior notice to the Borrower of any such debits.

(e) Early Termination Fee. If the Borrower terminates or reduces in whole the Revolving Credit Commitment (the “Early Termination Event”), then the Borrower shall pay to the Administrative Agent, for the benefit of the Lenders, an early termination fee in an amount equal to:

(i) if the Early Termination Event shall occur prior to the first anniversary of the Closing Date, one percent (1%) of the average of the Total Commitment Amount as in effect on the last day of each calendar month from the Closing Date to the date of the Early Termination Event; or

(ii) if the Early Termination Event shall occur on or after the first anniversary of the Closing Date but prior to the second anniversary of the Closing Date, one-half percent (1/2%) of the average of the Total Commitment Amount as in effect on the last day of each of the twelve (12) calendar months immediately preceding the date of the Early Termination Event;

provided that, if the Early Termination Event shall occur on or after the second anniversary of the Closing Date or if the Commitment is terminated pursuant to a refinancing from the Administrative Agent and the Lenders (or an Affiliate of the Administrative Agent and the Lenders) or in connection with a Change of Control, then the early termination fees set forth in this subsection (e) shall not be applicable.

(f) Optional Reduction of Revolving Credit Commitment. The Borrower may at any time and from time to time permanently reduce in whole or ratably in part the Maximum Revolving Amount to an amount not less than the then existing Revolving Credit Exposure, by giving the Administrative Agent not fewer than three Business Days’ written notice of such reduction, provided that any such partial reduction shall be in an aggregate amount, for all of the Lenders, of not less than Five Million Dollars ($5,000,000), increased in increments of Five Hundred Thousand Dollars ($500,000). The Administrative Agent shall promptly notify each Revolving Lender of the date of each such reduction and such Revolving Lender’s proportionate share thereof. After each such partial reduction, the commitment fees payable hereunder shall be calculated upon the Maximum Revolving Amount as so reduced. If the Borrower reduces in whole the Maximum Revolving Amount, on the effective date of such reduction (the Borrower having prepaid in full the unpaid principal balance, if any, of the Loans, together with all interest (if any), any early termination fees as set forth in subsection (e) above (if any), and commitment and other fees accrued and unpaid with respect thereto, and all other Obligations, and provided that no Letter of Credit Exposure or Swing Line Exposure shall exist), all of the Revolving Credit Notes shall be delivered to the Administrative Agent marked “Canceled” and the Administrative Agent shall redeliver such Revolving Credit Notes to the Borrower. Any partial reduction in the Maximum Revolving Amount shall be effective during the remainder of the Commitment Period. Upon each decrease of the Maximum Revolving Amount, the Total Commitment Amount shall be decreased by the same amount.

Section 2.9. Computation of Interest and Fees. With the exception of Base Rate Loans, interest on Loans, Letter of Credit fees, Related Expenses and commitment and other fees and charges hereunder shall be computed on the basis of a year having three hundred sixty (360) days and calculated for the actual number of days elapsed. With respect to Base Rate Loans, interest shall be computed on the basis of a year having three hundred sixty-five (365) days or three hundred sixty-six (366) days, as the case may be, and calculated for the actual number of days elapsed.

Section 2.10. Mandatory Payments.

(a) Revolving Credit Exposure. If, at any time, the Revolving Credit Exposure shall exceed the Revolving Credit Commitment, the Borrower shall, as promptly as practicable, but in no event later than the next Business Day, pay an aggregate principal amount of the Revolving Loans sufficient to bring the Revolving Credit Exposure within the Revolving Credit Commitment. Each such mandatory prepayment shall be applied in the following order (i) first, on a pro rata basis for the Lenders, to outstanding Base Rate Loans, and (ii) second, on a pro rata basis for the Lenders, to outstanding Eurodollar Loans; provided that, if the outstanding principal amount of any Eurodollar Loan shall be reduced to an amount less than the minimum amount set forth in Section 2.5(d) hereof as a result of such prepayment, then such Eurodollar Loan shall be converted into a Base Rate Loan on the date of such prepayment.

(b) Swing Line Exposure. If, at any time, the Swing Line Exposure shall exceed the Swing Line Commitment, the Borrower shall, as promptly as practicable, but in no event later than the next Business Day, pay an aggregate principal amount of the Swing Loans sufficient to bring the Swing Line Exposure within the Swing Line Commitment.

(c) Mandatory Prepayments. The Borrower shall make mandatory prepayments (each a “Mandatory Prepayment”) in accordance with the following provisions:

(i) Sale of Assets. Upon the sale or other disposition of any assets by the Borrower or a Domestic Subsidiary (permitted pursuant to Section 5.12 hereof) to any Person (other than to another Company), in the ordinary course of business and sales permitted pursuant to Sections 5.12(d)-(i) hereof, and, to the extent the proceeds of such sale or other disposition are in excess of Two Hundred Fifty Thousand Dollars ($250,000) during any fiscal year of the Borrower and are not to be reinvested in fixed assets or other assets useful to the business (including Acquisitions) within three hundred sixty (360) days of such sale or other disposition, the Borrower shall make a Mandatory Prepayment, within five (5) Business Days following the expiration of such time period, in an amount equal to one hundred percent (100%) of the Net Proceeds of such disposition.

(ii) Material Recovery Event. Within ten Business Days after the occurrence of a Material Recovery Event, the Borrower shall furnish to the Administrative Agent written notice thereof. To the extent the proceeds from insurance attributable to such Material Recovery Event are not to be reinvested in fixed assets or other assets useful to the business (including Acquisitions permitted hereunder) within three hundred sixty (360) days of such Material Recovery Event, the Borrower shall make a Mandatory Prepayment, within five (5) Business Days following the expiration of such time period, in an amount equal to one hundred percent (100%) of the Net Proceeds from insurance attributable to such Material Recovery Event.

(iii) Additional Indebtedness. If, at any time, any of the Borrower or a Domestic Subsidiary shall incur Indebtedness other than Indebtedness permitted pursuant to Section 5.8 hereof (which other Indebtedness shall not be incurred without the prior written consent of the Administrative Agent and the Required Lenders), the Borrower shall make a Mandatory Prepayment, on the date that such Indebtedness is incurred, in an amount equal to one hundred percent (100%) of the Net Proceeds of such Indebtedness.

(iv) Additional Equity. Within thirty (30) days after any equity offering in a capital raising transaction (other than, for the avoidance of doubt, the offering or exercise of stock options or other equity awards pursuant to management incentive plans) in excess of Five Million Dollars ($5,000,000) during any fiscal year of the Borrower by any Credit Party to a Person that is not a Credit Party (which shall be only with the prior written consent of the Administrative Agent and the Required Lenders), the Borrower shall make a Mandatory Prepayment in an amount equal to one hundred percent (100%) of the Net Proceeds of such equity offering.

(d) Application of Mandatory Prepayments. During a Cash Dominion Period, each Mandatory Prepayment made pursuant to subsection (c) above shall be made by the Borrower by causing all proceeds received by the Borrower in connection with the applicable sale, Material Recovery Event, incurrence of Indebtedness, or equity offering, as the case may be, to be deposited into the Cash Collateral Account and applied pursuant to Section 2.15 as if such amounts were Collections. During any other period, each Mandatory Prepayment required to be made pursuant to subsection (c) above shall be applied be applied in the following order: (i) first, on a pro rata basis for the Lenders, to outstanding Base Rate Loans, (ii) second, on a pro rata basis for the Lenders, to outstanding Daily LIBOR Loans, and (iii) third, on a pro rata basis for the Lenders, to outstanding Eurodollar Loans; provided that, if the outstanding principal amount of any Eurodollar Loan shall be reduced to an amount less than the minimum amount set forth in Section 2.5(d) hereof as a result of such prepayment, then such Eurodollar Loan shall be converted into a Base Rate Loan on the date of such prepayment; provided that, notwithstanding the foregoing, if no Event of Default has occurred and is continuing, then any such Mandatory Prepayment applicable to any Eurodollar Loan shall be postponed until the last day of the applicable Interest Period with respect to such Eurodollar Loan (unless the Lenders agree to waive all breakage compensation in connection therewith). Any prepayment of a Eurodollar Loan or Swing Loan pursuant to this Section 2.10 shall be subject to the prepayment provisions set forth in Article III hereof.

Section 2.11. Cash Collateral. At any time that there shall exist a Defaulting Lender, within three Business Days following the written request of the Administrative Agent or the Issuing Lender (with a copy to the Administrative Agent), the Borrower shall Cash Collateralize the Issuing Lender’s Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 11.11(a)(iv) hereof and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.

(a) Grant of Security Interest. The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the Issuing Lender, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lender’s obligation to fund participations in respect of the Letter of Credit Exposure, to be applied pursuant to subsection (b) below. If, at any time, the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the Issuing Lender as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by such Defaulting Lender).

(b) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.11 or Section 11.11 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of the Letter of Credit Exposure (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(c) Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce the Issuing Lender’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 2.11 following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Administrative Agent and the Issuing Lender that there exists excess Cash Collateral; provided that (A) subject to Section 11.11 hereof, the Person providing Cash Collateral and the Issuing Lender may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations, and (B) the extent that such Cash Collateral was provided by the Borrower, such Cash Collateral shall remain subject to any security interest granted pursuant to the Loan Documents.

Section 2.12. Swap Obligations Keepwell Provision. The Borrower hereby absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Credit Party in order for such Credit Party to honor its obligations under the Loan Documents in respect of the Swap Obligations. The obligations of the Borrower under this Section 2.12 shall remain in full force and effect until all Secured Obligations are paid in full. The Borrower intends that this Section 2.12 constitute, and this Section 2.12 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Credit Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

Section 2.13. Establishment of Reserves. The Administrative Agent, on behalf of the Lenders, shall have the right, from time to time, in its Permitted Discretion, to establish Reserves in such amounts and with respect to such matters as the Administrative Agent deems necessary or appropriate, and to increase or decrease such Reserves. In exercising such Permitted Discretion, the Administrative Agent may take into account factors that (a) will or could reasonably be expected to adversely affect the value of any collateral securing the Obligations, the enforceability or priority of the Liens of the Administrative Agent or the amount that the Administrative Agent, for the benefit of the Lenders, would be likely to receive in the liquidation of such collateral, or (b) may demonstrate that any collateral report or financial information concerning the Credit Parties is incomplete, inaccurate or misleading in any material respect. In exercising such Permitted Discretion, Reserves may be established against anticipated obligations, contingencies or conditions affecting the Companies, including, without limitation, (i) tax liabilities and other obligations owing to Governmental Authorities, (ii) asserted and anticipated litigation liabilities, (iii) anticipated remediation for compliance with Environmental Laws, (iv) obligations owing to any lessor of real property, any warehouseman, any processor or any mortgagor on third party mortgaged sites, (v) obligations or liabilities of the Companies under Hedge Agreements, and (vi) Bank Product Obligations. Reserves may also be established with respect to the dilution of accounts receivable, as a result of field examinations or other collateral assessments.

Section 2.14. Addition of Borrowing Base Company. At the request of the Borrower and at the sole discretion of the Administrative Agent, a Domestic Subsidiary may become a Borrowing Base Company hereunder, provided that, in addition to the Administrative Agent’s consent, (a) such Domestic Subsidiary shall have complied with all requirements of Section 5.20 hereof, (b) the assets of such Domestic Subsidiary shall have been subject to a collateral field audit and otherwise evaluated for borrowing base eligibility purposes in a manner and by field auditors satisfactory to the Administrative Agent, and (c) such Domestic Subsidiary shall have provided to the Administrative Agent such corporate governance and authorization documents and an opinion of counsel and any other documents and items as may be deemed necessary or advisable by the Administrative Agent, all of the foregoing to be in form and substance reasonably satisfactory to the Administrative Agent.

Section 2.15. Record of Advances; Application of Collections.

(a) Maintenance of Record of Advances. The Administrative Agent, on behalf of the Lenders, shall maintain records in respect of the Credit Parties that shall reflect (i) the aggregate outstanding principal amount of Revolving Loans and accrued interest, (ii) the unreimbursed Letter of Credit drawings, (iii) the aggregate outstanding principal amount of Swing Loans and accrued interest, and (iv) all other Obligations that shall have become payable hereunder (the “Advance Record”). Each entry by the Administrative Agent in the Advance Record shall be, to the extent permitted by applicable Law and absent manifest error, prima facie evidence of the data entered. Such entries by the Administrative Agent shall not be a condition to the Borrower’s obligation to repay the Obligations.

(b) Charges, Credits and Reports. The Borrower hereby authorizes the Administrative Agent, on behalf of the Lenders, to charge the Advance Record with all Revolving Loans, Swing Loans and all other Obligations under this Agreement or any other Loan Document. The Advance Record will be credited in accordance with the provisions of this Agreement with all payments received by the Administrative Agent directly from the Borrower or any other Credit Party or otherwise for the account of the Borrower or any other Credit Party pursuant to this Agreement. The Administrative Agent shall send the Borrower monthly statements in accordance with the Administrative Agent’s standard procedures. Any and all such periodic or other statements or reconciliations of the Advance Record shall be final, binding and conclusive upon the Borrower and the other Credit Parties in all respects, absent manifest error, unless the Administrative Agent receives specific written objection thereto from the Borrower within thirty (30) Business Days after such statements or reconciliation shall have been sent to the Borrower.

(c) Application of Specific Payments. Except for the crediting to the Advance Record of Collections deposited to one or more Cash Collateral Accounts as provided below, the Borrower shall make all other payments to be made by the Borrower under this Agreement with respect to the Obligations not later than 1:00 P.M. (Eastern time) on the day when due, without setoff, counterclaim, defense or deduction of any kind. Payments received after 1:00 P.M. (Eastern time) shall be deemed to have been received on the next Business Day. Prior to the occurrence of an Event of Default, the Borrower may specify to the Administrative Agent the Obligations to which such payment is to be applied. If the Borrower does not specify an application for such payment or if an Event of Default has occurred, the Administrative Agent shall apply such payment in its discretion.

(d) Crediting of Collections. For the purpose of calculating interest on the Obligations and determining the aggregate amount of Loans outstanding, the amount of the Revolving Credit Exposure and the availability for additional Revolving Loans and Letters of Credit, all Collections or other funds deposited into any Cash Collateral Account shall be credited to the account of the Borrower on the next Business Day after the Business Day on which the Administrative Agent has received notice of the deposit of the proceeds of such Collections or other funds into such Cash Collateral Account (including automated clearinghouse and federal wire transfers); provided that, immediately available funds shall be applied on the same Business Day. Such Collections or other funds shall be credited as follows: (i) first to any costs and expenses due under this Agreement, (ii) second, to any fees due and payable under this Agreement, (iii) third, to Swing Loans, (iv) fourth to Base Rate Loans, and (v) fifth to Eurodollar Loans. If such Collections made on a date other than a Settlement Date are in excess of the aggregate amount of Swing Loans outstanding, then such Collections may, in the discretion of the Administrative Agent depending on the amount of such payment, be credited towards the Swing Line Lender’s pro rata share of Revolving Loans outstanding until such payments can be reallocated among the Revolving Lenders on the next Settlement Date. From time to time, upon advance written notice to the Borrower, the Administrative Agent may adopt such additional or modified regulations and procedures as the Administrative Agent may deem reasonable and appropriate with respect to the operation of the Cash Collateral Accounts and not substantially inconsistent with the terms of this Agreement.

(e) Application of Deposits in Cash Collateral Accounts. During a Cash Dominion Period, deposits of Collections or other funds to any Cash Collateral Account shall be credited to the Advance Record of the Borrower on a daily basis in accordance with subsection (d) above, and thereby reduce the Swing Line Exposure or the Revolving Credit Exposure (other than in respect of the undrawn amount of any Letter of Credit outstanding) as the Administrative Agent may choose, in its sole discretion; provided that, prior to the occurrence of an Event of Default, the Administrative Agent will use reasonable efforts to avoid applications of payments that would cause prepayment of a Eurodollar Loan prior to the expiration of the applicable Interest Period. Upon payment in full of the Secured Obligations and the termination of the Commitment, deposits of Collections or other funds to any Cash Collateral Account shall be credited by the Administrative Agent as directed by the Borrower.

Section 2.16. Protective Advances. The Administrative Agent may, during the existence of an Event of Default, in its Permitted Discretion, make Protective Advances without the consent of the Lenders, so long as after giving effect to such Protective Advances, the aggregate amount of outstanding Protective Advances shall not exceed five percent (5%) of the Total Commitment Amount. A Protective Advance is for the account of the Borrower and shall constitute Obligations. Any such Protective Advances incurred after the occurrence and during the continuance of an Event of Default shall be deemed to have been made in connection with the exercise of remedies by the Administrative Agent and shall have the priority set forth in Section 9.8 hereof as expenses of the Administrative Agent incurred in connection with the exercise of remedies under this Agreement or the other Loan Documents. To the extent the Administrative Agent makes Protective Advances, the Borrower hereby agrees to promptly reimburse the Administrative Agent, on demand, for all such Protective Advances. The advance of any such Protective Advances on any one occasion shall not obligate the Administrative Agent to advance any Protective Advances on any other occasion and nothing in this Section 2.16 shall be construed as excusing any Company from the performance of any covenant or other agreement of such Company with respect to any of the foregoing matters as set forth in this Agreement or in any of the other Loan Documents. The Revolving Lenders shall reimburse the Administrative Agent for any Protective Advances to the extent that the Administrative Agent does not receive reimbursement pursuant to any other provision of this Agreement, and, at the sole option of the Administrative Agent, the Administrative Agent may reimburse itself for Protective Advances through the making of a Swing Loan or by requesting that the Revolving Lenders fund a Revolving Loan, subject to no conditions precedent whatsoever (but, for clarification, subject to the first sentence hereof) other than notice to the Revolving Lenders in accordance with Section 2.5(a) hereof.

ARTICLE III. ADDITIONAL PROVISIONS RELATING TO

EURODOLLAR LOANS AND DAILY LIBOR LOANS; INCREASED CAPITAL; TAXES

Section 3.1. Requirements of Law.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Eurodollar Rate or Daily LIBOR Rate) or the Issuing Lender;

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in subparts (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on any Loan, Letter of Credit, or Commitment or other obligation hereunder, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or the Issuing Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing is to increase the cost to such Lender of making, converting into, continuing or maintaining Eurodollar Loans or issuing or participating in Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall pay to such Lender, within fifteen (15) days after receipt of a written request therefor, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable (provided such request shall include a reasonably detailed explanation of the basis for such request and the method for calculating such amount). If any Lender becomes entitled to claim any additional amounts pursuant to this subsection (a), such Lender shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event with reasonable detail by reason of which it has become so entitled.

(b) If any Lender shall have determined that, after the Closing Date, any Change in Law regarding capital adequacy or liquidity, or liquidity requirements, or in the interpretation or application thereof by a Governmental Authority or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy or liquidity (whether or not having the force of law) from any Governmental Authority shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder, or under or in respect of any Letter of Credit, to a level below that which such Lender or such corporation could have achieved but for such Change in Law (taking into consideration the policies of such Lender or such corporation with respect to capital adequacy and liquidity), then from time to time, upon submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor (which shall include the method for calculating such amount and reasonable detail with respect to such calculation), the Borrower shall pay or cause to be paid to such Lender within fifteen (15) days of such request, such additional amount or amounts as will compensate such Lender or such corporation for such reduction (provided such request shall include a reasonably detailed explanation of the basis for such request and the method for calculating such amount).

(c) For purposes of this Section 3.1 and Section 3.4(a) hereof, the Dodd-Frank Act, any requests, rules, guidelines or directives concerning capital adequacy promulgated by the Bank for International Settlements, or the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority) under Basel III, and any rules, regulations, orders, requests, guidelines and directives adopted, issued, promulgated or implemented in connection with any of the foregoing, regardless of the date adopted, issued, promulgated or implemented, are deemed to have been introduced and adopted after the Closing Date.

(d) A certificate as to any additional amounts payable pursuant to this Section 3.1 submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive absent manifest error provided such certificate includes the reasonably detailed explanation and method of calculation described above. In determining any such additional amounts, such Lender may use any method of averaging and attribution that it (in its sole discretion) shall deem applicable. The obligations of the Borrower pursuant to this Section 3.1 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(e) Notwithstanding anything in this Section 3.1 to the contrary, (i) no Lender shall receive compensation pursuant to this Section 3.1, unless such Lender is generally seeking compensation from other borrowers with respect to its similarly affected loans under agreements with such borrowers having provisions similar to this Section 3.1; and (ii) the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than two hundred seventy (270) days prior to the date that such Lender notifies the Borrower of the request for such compensation.

Section 3.2. Taxes.

(a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i) Any and all payments by or on account of any obligation of any Credit Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Laws. If any applicable Laws (as determined in the good faith discretion of the applicable Withholding Agent) require the deduction or withholding of any Tax from any such payment by the Administrative Agent or a Credit Party, then the Administrative Agent or such Credit Party shall be entitled to make such deduction or withholding, upon the basis of the information and documentation received pursuant to subsection (e) below.

(ii) If any Credit Party or the Administrative Agent shall be required by the Code to withhold or deduct any Taxes, including both United States federal backup withholding and withholding taxes, from any payment, then (A) the applicable Withholding Agent shall withhold or make such deductions as are determined by the Withholding Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Withholding Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code (as such amount may be determined on the advice of counsel or other professionals that may advise the Withholding Agent, in its discretion), and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Credit Party shall be increased as necessary so that, after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.2), the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(iii) If any Credit Party or the Administrative Agent shall be required by any applicable Laws other than the Code to withhold or deduct any Taxes from any payment, then (A) such Credit Party or the Administrative Agent, as required by such Laws, shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) such Credit Party or the Administrative Agent, to the extent required by such Laws, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Credit Party shall be increased as necessary so that, after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.2), the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b) Payment of Other Taxes by the Credit Parties. Without limiting the provisions of subsection (a) above, the Credit Parties shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or, at the option of the Administrative Agent, timely reimburse it for the payment of, any Other Taxes.

(c) Tax Indemnifications.

(i) Each of the Credit Parties shall, and does hereby, jointly and severally indemnify each Recipient, and shall make payment in respect thereof within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.2) payable or paid by such Recipient, or required to be withheld or deducted from a payment to such Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the Issuing Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Lender, shall be conclusive absent manifest error.

(ii) Each Lender and the Issuing Lender shall, and does hereby, severally indemnify, and shall make payment in respect thereof within ten (10) days after demand therefor, (A) the Administrative Agent against any Indemnified Taxes attributable to such Lender or the Issuing Lender (but only to the extent that any Credit Party has not already indemnified the Administrative Agent for such Indemnified Taxes and, without limiting the obligation of the Credit Parties to do so), (B) the Administrative Agent and the Credit Parties, as applicable, against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.10(d) hereof relating to the maintenance of a Participant Register, and (C) the Administrative Agent and the Credit Parties, as applicable, against any Excluded Taxes attributable to such Lender or the Issuing Lender, in each case, that are payable or paid by the Administrative Agent or a Credit Party in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent or Credit Party shall be conclusive absent manifest error. Each Lender and the Issuing Lender hereby authorize the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or the Issuing lender, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this subpart (ii).

(d) Evidence of Payments. As soon as practicable after any payment of Taxes by any Credit Party to a Governmental Authority, as provided in this Section 3.2, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Status of Lenders; Tax Documentation.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.2(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if, in the Lender’s reasonable judgment, such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense, or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable written request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (y) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN-E (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty, and (z) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed originals of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (y) a certificate substantially in the form of Exhibit F-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”), and (z) executed copies of IRS Form W-8BEN-E (or W-8BEN, as applicable); or

(4) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E (or W-8BEN, as applicable), a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9, and other certification documents from each beneficial owner, as applicable; provided that if, the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate, substantially in the form of Exhibit F-4 hereto on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies (or originals, as required) of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section

1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this subpart (D), “FATCA” shall include any amendments made to FATCA after the Closing Date.

(iii) Each Lender agrees that if, any form or certification it previously delivered pursuant to this Section 3.2 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(f) Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or the Issuing Lender, or have any obligation to pay to any Lender or the Issuing Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or the Issuing Lender, as the case may be. If any Recipient determines, in its sole but reasonable discretion, that it has received a refund of any Taxes as to which it has been indemnified by any Credit Party or with respect to which any Credit Party has paid additional amounts pursuant to this Section 3.2, it shall pay to such Credit Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Credit Party under this Section 3.2 with respect to the Taxes giving rise to such refund); net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that each Credit Party, upon the request of the Recipient, agrees to repay the amount paid over to such Credit Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the applicable Recipient be required to pay any amount to such Credit Party pursuant to this subsection the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Credit Party or any other Person.

(g) Survival. Each party’s obligations under this Section 3.2 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender or the Issuing Lender, the termination of the Commitment and the repayment, satisfaction or discharge of all other Obligations.

(h) Status of Administrative Agent. If not delivered pursuant to Section 3.2(e)(ii) above, on or before the date that KeyBank (and any successor or replacement Administrative Agent) becomes the Administrative Agent hereunder, it shall deliver to the Borrower a duly executed copy of IRS Form W-9 (or any successor form) (or, if such Administrative Agent is not a U.S. Person, a U.S. branch withholding certificate on IRS Form W-8IMY (or any successor form) evidencing its agreement with the Borrower to be treated as a U.S. Person (with respect to amounts received on account of any Lender) and IRS Form W-8ECI (or any successor form) (with respect to amounts received on its own account)).

Section 3.3. Funding Losses. The Borrower agrees to indemnify each Lender, promptly after receipt of a written request therefor, and to hold each Lender harmless from, any loss or expense that such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice (including a written or verbal notice that is subsequently revoked) requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment of or conversion from Eurodollar Loans after the Borrower has given a notice (including a written or verbal notice that is subsequently revoked) thereof in accordance with the provisions of this Agreement, (c) the making of a prepayment of a Eurodollar Loan on a day that is not the last day of an Interest Period applicable thereto, (d) the making of a prepayment of a Swing Loan on a day that is not the Swing Loan Maturity Date applicable thereto, (e) any conversion of a Eurodollar Loan to a Base Rate Loan or a Daily LIBOR Loan on a day that is not the last day of an Interest Period applicable thereto, or (f) any compulsory assignment of such Lender’s interests, rights and obligations under this Agreement pursuant to Section 11.3(c) or 11.11(d) hereof. Such indemnification shall be in an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amounts so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) or the applicable Swing Loan Maturity Date in each case at the applicable rate of interest for such Loans provided for herein over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the appropriate London interbank market, along with any administration fee charged by such Lender. A certificate as to any amounts payable pursuant to this Section 3.3 submitted to the Borrower (with a copy to the Administrative Agent) by any Lender, together with a reasonably detailed calculation and description of such amounts, shall be conclusive absent manifest error provided that such certificate includes a computation of such amount in reasonable detail. The obligations of the Borrower pursuant to this Section 3.3 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

Section 3.4. Eurodollar Rate or Daily LIBOR Rate Lending Unlawful; Inability to Determine Rate.

(a) If any Lender shall determine (which determination shall, upon notice thereof to the Borrower and the Administrative Agent, be conclusive and binding on the Borrower) that, after the Closing Date, (i) the introduction of or any change in or in the interpretation of any Law makes it unlawful, or (ii) any Governmental Authority asserts that it is unlawful, for such Lender to make or continue any Loan as, or to convert (if permitted pursuant to this Agreement) any Loan into, a Eurodollar Loan or a Daily LIBOR Loan, the obligations of such Lender to make, continue or convert into any such Eurodollar Loan or Daily LIBOR Loan shall, upon such determination, be suspended until such Lender shall notify the Administrative Agent that the circumstances causing such suspension no longer exist, and all outstanding Eurodollar Loans and Daily LIBOR Loans payable to such Lender shall automatically convert (if conversion is permitted under this Agreement) into a Base Rate Loan, or be repaid (if no conversion is permitted) at the end of the then current Interest Periods with respect thereto or sooner, if required by Law or such assertion.

(b) If the Administrative Agent or the Required Lenders determine that for any reason adequate and reasonable means do not exist for determining the Eurodollar Rate or the Daily LIBOR Rate with respect to a proposed Daily LIBOR Loan, for any requested Interest Period with respect to a proposed Eurodollar Loan, or that the Eurodollar Rate or Daily LIBOR Rate for any requested Interest Period with respect to a proposed Eurodollar Loan or the Daily LIBOR Rate with respect to a proposed Daily LIBOR Loan does not adequately and fairly reflect the cost to the Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain such Eurodollar Loan or Daily LIBOR Loan shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of such Eurodollar Loan or Daily LIBOR Loan or, failing that, will be deemed to have converted such request into a request for a borrowing of a Base Rate Loan in the amount specified therein.

Section 3.5. Discretion of Lenders as to Manner of Funding. Notwithstanding any provision of this Agreement to the contrary, each Lender shall be entitled to fund and maintain its funding of all or any part of such Lender’s Loans in any manner such Lender deems to be appropriate; it being understood, however, that for the purposes of this Agreement all determinations hereunder shall be made as if such Lender had actually funded and maintained each Eurodollar Loan during the applicable Interest Period for such Loan through the purchase of deposits having a maturity corresponding to such Interest Period and bearing an interest rate equal to the Eurodollar Rate for such Interest Period.

ARTICLE IV. CONDITIONS PRECEDENT

Section 4.1. Conditions to Each Credit Event. The obligation of the Lenders, the Issuing Lender and the Swing Line Lender to participate in any Credit Event shall be conditioned, in the case of each Credit Event, upon the following:

(a) all conditions precedent as listed in Section 4.2 hereof required to be satisfied prior to the first Credit Event shall have been satisfied prior to or as of the first Credit Event;

(b) the Borrower shall have submitted a Notice of Loan (or with respect to a Letter of Credit, complied with the provisions of Section 2.2(b)(ii) hereof) and otherwise complied with Section 2.5 hereof;

(c) no Default or Event of Default shall then exist or immediately after such Credit Event would exist (provided that the conversion into, or continuation of, a Daily LIBOR Loan or a Eurodollar Loan shall not constitute a Credit Event solely for purposes of this Section 4.1(c)); and

(d) each of the representations and warranties contained in Article VI hereof shall be true in all material respects as if made on and as of the date of such Credit Event, except to the extent that any thereof expressly relate to an earlier date (provided that the conversion into, or continuation of, a Daily LIBOR Loan or a Eurodollar Loan or the amendment, renewal, reinstatement or extension of a Letter of Credit, shall not constitute a Credit Event solely for purposes of this Section 4.1 (d)).

Each request by the Borrower for a Credit Event shall be deemed to be a representation and warranty by the Borrower as of the date of such request as to the satisfaction of the conditions precedent specified in subsections (c) and (d) above. Notwithstanding the failure to satisfy the conditions precedent set forth in this Section, unless otherwise directed by the Required Lenders, the Administrative Agent may, but shall have no obligation to, continue to make Loans, and the Issuing Lender may, but shall have no obligation to, issue, amend, renew or extend, or cause to be issued, amended, renewed or extended, any Letter of Credit for the ratable account and risk of the Lenders from time to time, if the Administrative Agent believes that making such Loans or issuing, amending, renewing or extending, or causing the issuance, amendment, renewal or extension of, any such Letter of Credit is in the best interests of the Lenders.

Section 4.2. Conditions to the First Credit Event. The Borrower shall cause the following conditions to be satisfied on or prior to the Closing Date. The obligation of the Lenders, the Issuing Lender and the Swing Line Lender to participate in the first Credit Event is subject to the Borrower satisfying each of the following conditions prior to or concurrently with such Credit Event:

(a) Notes as Requested. The Borrower shall have executed and delivered to (i) each Revolving Lender requesting a Revolving Credit Note such Revolving Lender’s Revolving Credit Note, and (ii) the Swing Line Lender the Swing Line Note, if requested by the Swing Line Lender.

(b) Subsidiary Documents. Each Guarantor of Payment shall have executed and delivered to the Administrative Agent (i) a Guaranty of Payment, in form and substance satisfactory to the Administrative Agent, and (ii) a Security Agreement and such other documents or instruments, as may be required by the Administrative Agent to create or perfect the Liens of the Administrative Agent in the assets of such Guarantor of Payment, all to be in form and substance satisfactory to the Administrative Agent.

(c) Pledge Agreements. The Borrower and each Guarantor of Payment that has a Subsidiary shall have (i) executed and delivered to the Administrative Agent, for the benefit of the Lenders, a Pledge Agreement, in form and substance satisfactory to the Administrative Agent, with respect to the Pledged Securities, (ii) executed and delivered to the Administrative Agent, for the benefit of the Lenders, appropriate transfer powers for each of the Pledged Securities that are certificated, and (iii) delivered to the Administrative Agent, for the benefit of the Lenders, the Pledged Securities (to the extent such Pledged Securities are certificated).

(d) Intellectual Property Security Agreements. Each Credit Party that owns federally registered intellectual property shall have executed and delivered to the Administrative Agent, for the benefit of the Lenders, an Intellectual Property Security Agreement, in form and substance satisfactory to the Administrative Agent.

(e) Control Agreements. The Borrower shall have delivered to the Administrative Agent an executed Control Agreement, in form and substance satisfactory to the Administrative Agent, for each Deposit Account (other than Excluded Deposit Accounts) and each Securities Account maintained by a Credit Party not held with the Administrative Agent.

(f) Lien Searches. With respect to the property owned or leased by any Credit Party, and any other property securing the Obligations, the Borrower shall have caused to be delivered to the Administrative Agent (i) the results of Uniform Commercial Code lien searches, satisfactory to the Administrative Agent and the Lenders, (ii) the results of federal and state tax lien and judicial lien searches and pending litigation and bankruptcy searches, in each case satisfactory to the Administrative Agent and the Lenders, and (iii) Uniform Commercial Code termination statements reflecting termination of all U.C.C. Financing Statements previously filed by any Person and not expressly permitted pursuant to Section 5.9 hereof.

(g) Officer’s Certificate, Resolutions, Organizational Documents. The Borrower shall have delivered to the Administrative Agent an officer’s certificate (or comparable domestic or foreign documents) certifying the names of the officers of each Credit Party authorized to sign the Loan Documents, together with the true signatures of such officers and certified copies of (i) the resolutions of the board of directors (or comparable domestic or foreign documents) of such Credit Party evidencing approval of the execution, delivery and performance of the Loan Documents and the execution, delivery and performance of other Related Writings to which such Credit Party is a party, and the consummation of the transactions contemplated thereby, and (ii) the Organizational Documents of such Credit Party.

(h) Good Standing and Full Force and Effect Certificates. The Borrower shall have delivered to the Administrative Agent a good standing certificate or full force and effect certificate (or comparable document, if neither certificate is available in the applicable jurisdiction), as the case may be, for each Credit Party, issued on or about the Closing Date by the Secretary of State in the state or states where such Credit Party is incorporated or formed or qualified as a foreign entity.

(i) Legal Opinion. The Borrower shall have delivered to the Administrative Agent an opinion of counsel (which may be the general counsel for the Borrower) for the Borrower and each other Credit Party, in form and substance satisfactory to the Administrative Agent and the Lenders.

(j) Insurance Certificates. The Borrower shall have delivered to the Administrative Agent certificates of insurance on ACORD 25 and 27 or 28 form and proof of endorsements satisfactory to the Administrative Agent and the Lenders, providing for adequate personal property and liability insurance for each Company, with the Administrative Agent, on behalf of the Lenders, listed as lender’s loss payee and additional insured, as appropriate.

(k) Cash Management Systems. The Borrower shall have established (i) the cash management system, specified in Section 7.2 hereof, and executed the Master Agreement, in form and substance satisfactory to the Administrative Agent, and (ii) a Cash Collateral Account, Operating Account, Controlled Disbursement Account and Lockbox arrangement, in each case satisfactory to the Administrative Agent.

(l) Customer List. The Borrower shall have delivered to the Administrative Agent a complete list of all Account Debtors of each Borrowing Base Company, including but not limited to the name, address and contact information of each such Account Debtor, in form and detail satisfactory to the Administrative Agent.

(m) Collateral Field Audit. The Administrative Agent shall have received the results of (i) a collateral field audit to be in form and substance satisfactory to the Administrative Agent, and (ii) if required by the Administrative Agent in its sole discretion, a update to such collateral field audit in form and substance satisfactory to the Administrative Agent.

(n) Revolving Credit Availability. On the Closing Date, the Revolving Credit Availability shall be no less than Four Million Five Hundred Thousand Dollars ($4,500,000); provided that, for purposes of calculating the Revolving Credit Availability under this Section 4.2(r), Revolving Credit Exposure shall include, without duplication, (i) any fees and expenses due under Section 4.2(w) hereof, (ii) any accounts payable of the Borrowing Base Companies with balances over sixty (60) days past due, and (iii) the Borrower’s initial credit request under the Revolving Credit Commitment.

(o) Advertising Release Form. The Borrower shall have delivered to the Administrative Agent an advertising release form, authorizing the Administrative Agent to publicize the transaction and specifically to use the name of the Borrower in connection with “tombstone” advertisements in one or more publications selected by the Administrative Agent.

(p) Borrowing Base Certificate. The Borrowers shall have delivered to the Administrative Agent (through the Approved Electronic Communication System) a Borrowing Base Certificate as of the Closing Date.

(q) Administrative Agent Fee Letter, Closing Fee Letter and Other Fees. The Borrower shall have (i) executed and delivered to the Administrative Agent, the Administrative Agent Fee Letter and paid to the Administrative Agent, for its sole account, the fees stated therein, (ii) executed and delivered to the Administrative Agent, the Closing Fee Letter and paid to the Administrative Agent, for the benefit of the Lenders, the fees stated therein, and (iii) paid all legal fees and expenses of the Administrative Agent in connection with the preparation and negotiation of the Loan Documents; provided that the Borrower receives a reasonably detailed invoice with respect to such fees and expenses prior to the Closing Date.

(r) Existing Credit Agreement. The Borrower shall have terminated the Credit Agreement between the Borrower and KeyBank as agent, dated as of October 30, 2015, as amended, which termination shall be deemed to have occurred upon payment in full of all of the Indebtedness outstanding thereunder and termination of the commitments established therein.

(s) Closing Certificate. The Borrower shall have delivered to the Administrative Agent and the Lenders an officer’s certificate certifying that, as of the Closing Date, (i) all conditions precedent set forth in this Article IV have been satisfied, (ii) no Default or Event of Default exists or immediately after the first Credit Event will exist, (iii) the Revolving Credit Availability, as calculated pursuant to Section 4.2(n) hereof, is no less than Four Million Five Hundred Thousand Dollars ($4,500,000), and (iv) each of the representations and warranties contained in Article VI hereof are true and correct as of the Closing Date in all material respects (provided that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality or Material Adverse Effect in the text thereof).

(t) Letter of Direction. The Borrower shall have delivered to the Administrative Agent a letter of direction authorizing the Administrative Agent, on behalf of the Lenders, to disburse the proceeds of the Loans, which letter of direction includes the authorization to transfer funds under this Agreement and the wire instructions that set forth the locations to which such funds shall be sent.

(u) No Material Adverse Change. No material adverse change, in the opinion of the Administrative Agent, shall have occurred in the financial condition, operations or prospects of the Companies since December 31, 2016.

(v) Miscellaneous. The Borrower shall have provided to the Administrative Agent and the Lenders such other items and shall have satisfied such other conditions as may be reasonably required by the Administrative Agent or the Lenders.

ARTICLE V. COVENANTS

Section 5.1. Insurance. Each Company shall at all times maintain insurance upon its Inventory, Equipment and other personal property in such form, written by such companies, in such amounts, for such periods, and against such risks as may be reasonably acceptable to the Administrative Agent or as is generally consistent with insurance coverage maintained by the Companies on the Closing Date, with provisions reasonably satisfactory to the Administrative Agent for, with respect to Credit Parties, payment of all losses thereunder to the Administrative Agent, for the benefit of the Lenders, and such Company as their interests may appear (with lender’s loss payable and additional insured endorsements, as appropriate, in favor of the Administrative Agent, for the benefit of the Lenders). If required by the Administrative Agent, the Borrower shall provide copies of such policies to the Administrative Agent. Any such policies of insurance shall provide for no fewer than thirty (30) days’ (or ten days’ in the case of non-payment) prior written notice of cancellation to the Administrative Agent and the Lenders. Sums received by the Administrative Agent, for the benefit of the Lenders, in payment of insurance losses, returns, or unearned premiums under the policies shall be deposited into the Cash Collateral Account. The Administrative Agent is hereby authorized to act as attorney-in-fact for the Companies in obtaining, adjusting, settling and canceling such insurance and indorsing any drafts. In the event of failure to provide such insurance as herein provided, the Administrative Agent may, at its option, provide such insurance and the Borrower shall pay to the Administrative Agent, upon demand, the cost thereof. Should the Borrower fail to pay such sum to the Administrative Agent upon demand, interest shall accrue thereon, from the date of demand until paid in full, at the Default Rate. Within ten days of the Administrative Agent’s written request, the Borrower shall furnish to the Administrative Agent such information about the insurance of the Companies as the Administrative Agent may from time to time reasonably request, which information shall be prepared in form and detail satisfactory to the Administrative Agent.

Section 5.2. Money Obligations. Each Company shall pay in full (except to the extent the failure to so pay could not reasonably be expected to result in a Material Adverse Effect or a material federal tax Lien) (a) prior in each case to the date when penalties would attach, all taxes, assessments and governmental charges and levies (except only those so long as and to the extent that the same shall be contested in good faith by appropriate and timely proceedings and for which adequate provisions have been established in accordance with GAAP) for which it may be or become liable or to which any or all of its properties may be or become subject; (b) all of its wage obligations to its employees in compliance with the Fair Labor Standards Act (29 U.S.C. §§ 206 207) or any comparable provisions, and, in the case of the Foreign Subsidiaries, those obligations under foreign laws with respect to employee source deductions, obligations and employer obligations to its employees; and (c) all of its other obligations calling for the payment of money (except only those so long as and to the extent that the same shall be contested in good faith and for which adequate provisions have been established in accordance with GAAP) before such payment becomes overdue.

Section 5.3. Financial Statements, Collateral Reporting and Information.

(a) Borrowing Base. The Borrower shall deliver to the Administrative Agent and the Lenders, as frequently as the Administrative Agent may request, but no less frequently than by 5:00 P.M. (Eastern time) twenty-five (25) days after the end of each calendar month (or the next Business Day if such day is not a Business Day), a Borrowing Base Certificate (for the period ending on the last day of the prior calendar month) prepared and certified by a Financial Officer; provided that, anything herein to the contrary notwithstanding, if the Average Revolving Credit Availability is less than or equal to Ten Million Dollars ($10,000,000) as of the end of any calendar month, the Borrower shall, for such period of time as may be determined by the Administrative Agent, in its Permitted Discretion, be required to deliver a Borrowing Base Certificate to the Administrative Agent by 5:00 P.M. (Eastern time) on each Wednesday of each calendar week (or the next Business Day if such Wednesday is not a Business Day) for the weekly period ending on the Friday of the week prior to the date such Borrowing Base Certificate is submitted. Each such Borrowing Base Certificate shall be updated for all activity (sales, billings, collections, credits and similar information) impacting the accounts receivable of the Borrowing Base Companies from the date of the immediately preceding Borrowing Base Certificate to the date of such Borrowing Base Certificate. The determination as to which accounts receivable constitute Eligible Accounts Receivable to be included on each Borrowing Base Certificate shall, absent a request from the Administrative Agent that such amounts be calculated more frequently, be the amount that is calculated and updated monthly pursuant to subsection (f) below.

(b) Quarterly Financials. The Borrower shall deliver to the Administrative Agent and the Lenders, within forty-five (45) days after the end of each Quarterly Reporting Period of each fiscal year (or, if earlier, within five days after the date on which the Borrower shall be required to submit its Form 10-Q), balance sheets of the Companies as of the end of such period and statements of income (loss), stockholders’ equity and cash flow for the Quarterly Reporting Period and fiscal year-to-date periods and comparisons to the prior year (Quarterly Reporting Period and year-to-date), all prepared on a Consolidated basis, in form and detail satisfactory to the Administrative Agent and the Lenders and certified by a Financial Officer.

(c) Monthly Financials. The Borrower shall deliver to the Administrative Agent and the Lenders, within thirty (30) days after the end of each calendar month, if the Average Revolving Credit Availability as of the last day of such calendar month is less than or equal to Ten Million Dollars ($10,000,000), monthly internal unaudited balance sheets of the Borrower, as of the end of such calendar month and statements of income (loss) for the month and fiscal year-to-date periods and comparisons to the prior year (calendar month and year-to-date periods), all prepared on a Consolidated basis, in form and detail satisfactory to the Administrative Agent and the Lenders and certified by a Financial Officer.

(d) Annual Audit Report. The Borrower shall deliver to the Administrative Agent and the Lenders, within ninety (90) days after the end of each fiscal year of the Borrower (or, if earlier, within five days after the date on which the Borrower shall be required to submit its Form 10-K), an annual audit report of the Companies for that year prepared on a Consolidated basis, in form and detail satisfactory to the Administrative Agent and the Lenders and certified by an opinion of (i) KPMG LLP or another “big four” accounting firm or (ii) such other independent public accountant satisfactory to the Administrative Agent (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit), which report shall include balance sheets and statements of income (loss), stockholders’ equity and cash-flow for that period.

(e) Compliance Certificate. The Borrower shall deliver to the Administrative Agent and the Lenders, concurrently with the delivery of the financial statements set forth in subsections (b) and (d) above, a Compliance Certificate.

(f) Accounts Receivable Aging Report. The Borrower shall deliver to the Administrative Agent and the Lenders, within twenty-five (25) days after the end of each calendar month, an accounts receivable aging report, in form and substance satisfactory to the Administrative Agent and the Lenders, (i) aged by the original invoice date of accounts receivable of the Borrowing Base Companies, prepared as of the last day of the preceding calendar month, reconciled to the month-end balance sheet and month-end Borrowing Base Certificate, together with the calculation of the current month-end Eligible Accounts Receivable, Eligible Unbilled Receivables and Eligible Extended Term Accounts Receivable of the

Borrowing Base Companies, (ii) upon the Administrative Agent’s request, an aging by original invoice date of all existing accounts receivable, specifying the names, current value and dates of invoices for each Account Debtor of the Borrowing Base Companies, and (iii) that includes any other information the Administrative Agent shall reasonably request with respect to such accounts receivable and its evaluation of such reports.

(g) Accounts Payable Aging Report. The Borrower shall deliver to the Administrative Agent and the Lenders, within twenty-five (25) days after the end of each calendar month, in form and detail reasonably satisfactory to the Administrative Agent and the Lenders, an aging summary of the accounts payable of the Borrowing Base Companies, dated as of the last day of the preceding calendar month.

(h) Management Reports. The Borrower shall deliver to the Administrative Agent and the Lenders, concurrently with the delivery of the quarterly and annual financial statements set forth in subsections (b) and (d) above, a copy of any management report, letter or similar writing furnished to the Companies by the accountants in respect of the systems, operations, financial condition or properties of the Companies.

(i) Customer List. The Borrower shall deliver to the Administrative Agent an updated customer list, concurrently with the delivery of any field audit report and upon request by any field examiner of the Administrative Agent, that sets forth all Account Debtors of the Borrowing Base Companies, including but not limited to the name, address and contact information of each such Account Debtor, in form and detail reasonably satisfactory to the Administrative Agent.

(j) Pro-Forma Projections. The Borrower shall deliver to the Administrative Agent and the Lenders, within sixty (60) days after the end of each fiscal year of the Borrower, annual pro-forma projections of the Companies for the then current fiscal year, to be in form and detail acceptable to the Administrative Agent (and at a minimum to include pro-forma projections of balance sheets, statements of income and cash flow) and presented on a quarterly year to date basis.

(k) Shareholder and SEC Documents. The Borrower shall deliver to the Administrative Agent and the Lenders (or give notice of the availability thereof on the SEC Edgar website), as soon as available, (i) copies of Form 10-Q quarterly reports, Form 10-K annual reports and Form 8-K current reports, (ii) upon the request of the Administrative Agent, copies of any other filings made by the Borrower with the SEC, and (iii) notice of (and, upon the request of the Administrative Agent, copies of) any other information that is provided by the Borrower to its shareholders generally.

(l) Reporting Periods. If, at any time, the information set forth on Schedule 5.3 hereto becomes inaccurate, or does not set forth each Quarterly Reporting Period for the following fiscal year of the Borrower, the Borrower shall promptly deliver to the Administrative Agent a replacement Schedule 5.3 that includes such additional or corrected information, in form and substance satisfactory to Lender.

(m) SEC Reporting; Electronic Delivery; Final Statements. Notwithstanding anything to the contrary contained in this Agreement, all financial statements and reports required hereunder (including, without limitation, those required pursuant to Section 5.3(b) and (d) hereof) shall, upon notice of such filing from the Borrower to the Administrative Agent, be deemed delivered to the Administrative Agent and the Lenders upon delivery of such financial statements and reports to the SEC pursuant to the Borrower’s public company reporting requirements (and such financial statements and reports shall be readily available to the Administrative Agent and Lenders). In addition, upon the filing of the Borrower’s 10-Q report with the SEC for any Quarterly Reporting Period, such report shall be deemed to satisfy the requirements of subsection (a) above, and upon the filing of the Borrower’s 10-K report with the SEC for any fiscal year, such report shall be deemed to satisfy the requirements of subsection (b) above. All financial statements and reports required to be delivered pursuant to this Section 5.3 may, at the Borrower’s option, be delivered via electronic mail to the Administrative Agent and the Lenders in accordance with Section 11.4 hereof.

(n) Foreign Deposit Accounts. The Borrower shall deliver to the Administrative Agent within thirty (30) days after the end of each month (if and only if such month ends during a Heightened Testing Period) a report, in form and detail reasonably acceptable to the Administrative Agent, showing the aggregate trial balance of the Foreign Deposit Accounts as of the end of such month.

(o) Financial Information of the Companies. The Borrower shall deliver to the Administrative Agent and the Lenders, within ten days of the written request of the Administrative Agent or any Lender, such other information about the financial condition, properties and operations of any Company as the Administrative Agent or such Lender may from time to time reasonably request, which information shall be submitted in form and detail reasonably satisfactory to the Administrative Agent or such Lender.

(p) Delivery Through Approved Electronic Communication System. Unless otherwise required by the Administrative Agent, all documents and other information required to be provided to the Administrative Agent pursuant to Section 5.3(a) (Borrowing Base Certificate), Section 5.3(f) (Accounts Receivable Aging Report), and Section 5.3(h) (Accounts Payable Aging Report), shall be delivered to the Administrative Agent through the Approved Electronic Communication System.

Section 5.4. Financial Records. Each Company shall at all times maintain records and books of account, including, without limiting the generality of the foregoing, appropriate provisions for possible losses and liabilities, all in accordance with GAAP and, in all material respects, Requirements of Law, and at all reasonable times (during normal business hours, and except during the continuance of an Event of Default, upon reasonable advance notice to such Company) permit the Administrative Agent or any Lender, or any representative of the Administrative Agent or such Lender, to examine such Company’s books and records and to make excerpts therefrom and transcripts thereof.

Section 5.5. Franchises; Change in Business.

(a) Each Company (other than a Dormant Subsidiary) shall preserve and maintain at all times its existence, and its rights and franchises necessary for its business, except as otherwise permitted pursuant to Section 5.12 hereof.

(b) No Company shall engage in any business if, as a result thereof, the general nature of the business of the Companies taken as a whole would be substantially changed from the general nature of the business the Companies are engaged in on the Closing Date.

Section 5.6. ERISA Pension and Benefit Plan Compliance.

(a) No Company shall incur any material accumulated funding deficiency within the meaning of ERISA, or any material liability to the PBGC, established thereunder in connection with any ERISA Plan.

(b) The Borrower shall furnish to the Administrative Agent and the Lenders:

(i) as soon as possible and in any event within thirty (30) days after any Company knows or has reason to know that any Reportable Event with respect to any ERISA Plan has occurred that could reasonably be expected to have a Material Adverse Effect, a statement of a Financial Officer of such Company, setting forth details as to such Reportable Event and the action that such Company proposes to take with respect thereto, together with a copy of the notice of such Reportable Event given to the PBGC if a copy of such notice is available to such Company, and

(ii) promptly after receipt thereof, a copy of any notice such Company, or any member of the Controlled Group may receive from the PBGC or the IRS with respect to any ERISA Plan administered by such Company if the subject matter of such notice could reasonably be expected to involve a material liability; provided that this latter subpart shall not apply to notices of general application promulgated by the PBGC or the IRS.

(c) The Borrower shall promptly notify the Administrative Agent of any material taxes assessed, proposed to be assessed or that the Borrower has reason to believe may be assessed against a Company by the IRS with respect to any ERISA Plan.

(d) As soon as practicable, and in any event within twenty (20) days, after any Company shall become aware that an ERISA Event that could reasonably be expected to have a Material Adverse Effect shall have occurred, such Company shall provide the Administrative Agent with notice of such ERISA Event with a certificate by a Financial Officer of such Company setting forth the details of the event and the action such Company or another Controlled Group member proposes to take with respect thereto.

(e) The Borrower shall, at the request of the Administrative Agent or any Lender, deliver or cause to be delivered to the Administrative Agent or such Lender, as the case may be, true and correct copies of any documents relating to the ERISA Plan of any Company.

As used in this Section 5.6, “material” means the measure of a matter of significance that shall be determined as being an amount equal to five percent (5%) of Consolidated Net Worth.

Section 5.7. Financial Covenants.

(a) Minimum Consolidated EBITDA. The Borrower shall not suffer or permit the Consolidated EBITDA, as determined for the most recently completed four Quarterly Reporting Periods of the Borrower, to be less than Five Million Dollars ($5,000,000).

(b) Fixed Charge Coverage Ratio. During any FCCR Testing Period, the Borrower shall not suffer or permit at any time the Fixed Charge Coverage Ratio (as determined as of the end of the most recently completed fiscal quarter of the Borrower) to be less than 1.10 to 1.00.

(c) Capital Expenditures. The Companies shall not invest in Consolidated Capital Expenditures more than an aggregate amount equal to Five Million Dollars ($5,000,000) during any period of twelve (12) calendar months.

Section 5.8. Borrowing. No Company shall create, incur or have outstanding any Indebtedness of any kind; provided that this Section 5.8 shall not apply to the following:

(a) the Loans, the Letters of Credit and any other Indebtedness and Obligations under this Agreement and the other Loan Documents;

(b) any loans granted to, or Capitalized Lease Obligations entered into by, any Company for the purchase, improvement, construction or lease of fixed assets and furniture (and refinancings of such loans or Capitalized Lease Obligations), which loans and Capitalized Lease Obligations shall only be secured by the fixed assets being purchased, improved, constructed or leased, so long as the aggregate principal amount of all such loans and Capitalized Lease Obligations for all Companies shall not exceed Two Million Dollars ($2,000,000) at any time outstanding;

(c) the Indebtedness existing on the Closing Date, in addition to the other Indebtedness permitted to be incurred pursuant to this Section 5.8, as set forth in Schedule 5.8 hereto (and any extension, renewal or refinancing thereof but only to the extent that the principal amount thereof does not increase after the Closing Date, except for capitalized interest and financing costs);

(d) loans to, and guaranties of Indebtedness of, a Company from a Company so long as (i) each such Company is a Credit Party or (ii) neither Company is a Credit Party;

(e) Indebtedness of any Credit Party owing to any Subsidiary that is not a Credit Party, so long as such Indebtedness shall be subordinated to the Secured Obligations on terms satisfactory to the Administrative Agent;

(f) Indebtedness under any Hedge Agreement, so long as such Hedge Agreement shall have been entered into in the ordinary course of business and not for speculative purposes;

(g) Permitted Foreign Subsidiary Loans, Guaranties and Investments, so long as no Default or Event of Default shall exist prior to, or after giving pro forma effect to, the making of such loan, guaranty or investment;

(h) Indebtedness consisting of loans made to a Company, secured only by real estate and/or life insurance policies (including any cash surrender value thereof) owned by such Company, so long as, solely in the case of loans secured by real estate and loans secured by life insurance policies where the lender is not the insurer (i) the Borrower notifies the Administrative Agent and the Lenders of such loans (and any related Liens) in writing at least thirty (30) days prior to the date such loans are made, and (ii) the Administrative Agent and the Lenders consent to such loans prior to the making of such loans (and if earlier, prior to any Company entering into any agreement with respect thereto);

(i) Indebtedness (other than Indebtedness for borrowed money) of a Company in respect of performance bonds, bid bonds, appeal bonds, surety bonds, customs bonds and similar obligations, in each case incurred in the ordinary course of business and consistent with past business practices of such Company;

(j) Indebtedness of any Person that becomes a Subsidiary after the Closing Date (provided that such Indebtedness (i) is either purchase money Indebtedness, a Capitalized Lease Obligation or Indebtedness incurred solely for the financing of equipment or real property, (ii) exists at the time such Person becomes a Subsidiary and (iii) is not created in contemplation of or in connection with such Person becoming a Subsidiary);

(k) Indebtedness of the Companies owed in respect of any overdrafts and related liabilities owing to financial institutions arising from treasury, depository, automated clearinghouse and cash management services provided to such Companies by such financial institutions;

(l) Indebtedness arising from agreements of a Company providing for contingent indemnification, adjustment of acquisition price or similar obligations, in each case, to the extent such obligations are incurred or assumed in connection with the acquisition or disposition of any business or assets by a Company;

(m) Indebtedness consisting of the financing of insurance premiums (with the insurance company providing such financing) in the ordinary course of business and consistent with past business practices of such Company; and

(n) other Indebtedness not covered by the Indebtedness listed above, in an aggregate principal amount for all Companies not to exceed Five Million Dollars ($5,000,000) at any time outstanding.

Section 5.9. Liens. No Company shall create, assume or suffer to exist (upon the happening of a contingency or otherwise) any Lien upon any of its property or assets, whether now owned or hereafter acquired; provided that this Section 5.9 shall not apply to the following:

(a) Liens for taxes not yet due or that are being actively contested in good faith by appropriate proceedings and for which adequate reserves shall have been established in accordance with GAAP;

(b) other statutory Liens incidental to the conduct of its business or the ownership of its property and assets that (i) were not incurred in connection with the incurring of Indebtedness or the obtaining of advances or credit, and (ii) do not in the aggregate materially detract from the value of its property or assets or materially impair the use thereof in the operation of its business;

(c) any Lien granted to the Administrative Agent, for the benefit of the Lenders (and Affiliates thereof);

(d) the Liens existing on the Closing Date as set forth in Schedule 5.9 hereto and replacements, extensions, renewals, refundings or refinancings thereof, but only to the extent that the amount of debt secured thereby, and the amount and description of property subject to such Liens, shall not be increased (except for capitalized interest and financing costs);

(e) purchase money Liens on fixed assets securing the loans and Capitalized Lease Obligations pursuant to Section 5.8(b) hereof, provided that such Lien is limited to the purchase price, improvement or construction costs and only attaches to the property being acquired, improved or constructed;

(f) easements or other minor defects or irregularities in title of real or personal property not interfering in any material respect with the use of such property in the business of any Company;

(g) Liens (other than any lien created by Section 4069 of ERISA and securing an obligation of any employer or employers which is delinquent) incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, payment and performance bonds, return of money bonds and other similar obligations (not incurred in connection with the borrowing of money or the obtaining of advances or credits to finance the purchase price of property);

(h) customary set-off rights against depository accounts permitted hereunder in favor of banks at which a Company maintains such depository accounts, which set-off rights only secure the obligations of such Company to pay ordinary course fees and bank charges;

(i) judgment and attachment liens not giving rise to an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by the Companies in appropriate proceedings and for which adequate reserves have been made;

(j) Liens securing permitted Indebtedness of Foreign Subsidiaries that attach solely to the assets of such Foreign Subsidiaries;

(k) Liens securing the Indebtedness permitted by Section 5.8(h) hereof, so long as such Liens attach only to real estate and/or life insurance policies (including any cash surrender value thereof) owned by a Company;

(l) Liens securing Indebtedness permitted by Section 5.8(j) hereof; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be; (ii) such Lien shall not apply to any other property or assets of such Company and (iii) such Lien shall secure only those obligations which it secures on the date on which such Person becomes a Subsidiary;

(m) Liens, not incurred in connection with the incurring of Indebtedness, on the property or assets of any Person that becomes a Subsidiary after the Closing Date; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be; and (ii) such Lien shall secure only those obligations which it secures on the date on which such Person becomes a Subsidiary;

(n) Liens (i) consisting of customary rights and restrictions contained in agreements relating to any disposition of assets in a transaction permitted under this Agreement pending the completion thereof and (ii) on assets subject to escrow or similar arrangements that secure indemnification obligations for any transaction permitted under this Agreement;

(o) Liens consisting of rights reserved by or vested in any Person by the terms of any lease, license, franchise, grant or permit held by a Company or by a statutory provision, to terminate any such lease, license, franchise, grant or permit;

(p) Liens that are incurred in the ordinary course of business consisting of pledges or deposits to secure liability for reimbursement or indemnification obligations of insurance carriers providing or administering insurance for a Company; or

(q) other Liens, in addition to the Liens listed above, not incurred in connection with the incurring of Indebtedness, securing amounts, in the aggregate for all Companies, not to exceed Five Hundred Thousand Dollars ($500,000) at any time.

No Company shall enter into any contract or agreement that would prohibit the Administrative Agent or the Lenders from acquiring a security interest, mortgage or other Lien on, or a collateral assignment of, any of the property or assets of such Company (or, in the case of Foreign Subsidiaries, on any Collateral) other than a contract or agreement:

(i) in connection with the purchase, improvement, construction or lease of tangible assets, or permitted Indebtedness incurred for such purpose (including a permitted replacement or refinancing thereof), that prohibits Liens on such tangible assets;

(ii) in connection with a permitted disposition of such Company’s assets that prohibits Liens on such assets pending such disposition; or

(iii) that is permitted pursuant to Section 5.23 hereof.

Section 5.10. Regulations T, U and X. No Company shall take any action that would result in any non-compliance of the Loans or Letters of Credit with Regulations T, U or X, or any other applicable regulation, of the Board of Governors of the Federal Reserve System.

Section 5.11. Investments, Loans and Guaranties. No Company shall (a) create, acquire or hold any Subsidiary, (b) make or hold any investment in any stocks, bonds or securities of any kind, (c) be or become a party to any joint venture or other partnership, (d) make or keep outstanding any advance or loan to any Person, or (e) be or become a Guarantor of any kind (other than a Guarantor of Payment under the Loan Documents); provided that this Section 5.11 shall not apply to the following:

(i) any endorsement of a check or other medium of payment for deposit or collection through normal banking channels or similar transaction in the normal course of business;

(ii) any investment in direct obligations of the United States or in certificates of deposit issued by a member bank (having capital resources in excess of Five Hundred Million Dollars ($500,000,000)) of the Federal Reserve System;

(iii) any investment in commercial paper or securities that at the time of such investment is assigned the highest quality rating in accordance with the rating systems employed by either Moody’s or Standard & Poor’s;

(iv) the holding of each of the Subsidiaries listed on Schedule 6.1 hereto, and the creation, acquisition and holding of and any investment in any new Subsidiary after the Closing Date so long as such new Subsidiary shall have been created, acquired or held, and investments made, in accordance with the terms and conditions of this Agreement;

(v) loans to, investments in and guaranties of the Indebtedness (permitted under Section 5.8(d) hereof) of, a Company from or by a Company so long as (i) each such Company is a Credit Party, or (ii) neither Company is a Credit Party;

(vi) Indebtedness of any Credit Party owing to any Subsidiary that is not a Credit Party, so long as Indebtedness shall be subordinated to the Obligations on terms satisfactory to the Administrative Agent;

(vii) Permitted Investments or Permitted Foreign Subsidiary Loans, Guaranties and Investments, so long as no Default or Event of Default shall exist prior to, or after giving pro forma effect to, the making of such loan, guaranty or investment;

(viii) investments received in compromise or settlement of litigation or disputes or as the result of enforcement of any Lien by a Company or in an insolvency proceeding;

(ix) Investments made in the Borrower’s Non-qualified Key Employee Deferred Compensation Plan;

(x) any Acquisition permitted under Section 5.13 hereof;

(xi) any advance or loan to an officer or employee of a Company as an advance on commissions, travel and other items in the ordinary course of business, so long as all such advances and loans from all Companies aggregate not more than the maximum principal sum of One Hundred Thousand Dollars ($100,000) at any time outstanding;

(xi) (A) Accounts and other trade credit extended in the ordinary course of business and consistent with past business practices of the Companies, (B) notes, or stock or other securities issued by Account Debtors to a Company pursuant to negotiated agreements with respect to settlement of such Account Debtor’s Accounts in the ordinary course of business and (C) investments received in the ordinary course of business in connection with the bankruptcy or reorganization of, or settlement of disputes with, or judgments against, or foreclosure or deed in lieu of foreclosure with respect to, customers and suppliers;

(xii) Investments in the form and arising out of Hedge Agreements permitted under this Agreement; and

(xiii) Investments of any Person existing at the time such Person becomes a Subsidiary of a Borrower or consolidates or merges with a Borrower or any of the Subsidiaries so long as such investments were not made in contemplation of such Person becoming a Subsidiary or of such merger, and any renewal or extension thereof.

For purposes of this Section 5.11, the amount of any investment shall be based upon the initial amount invested and shall not include any appreciation in value or return on such investment but shall take into account repayments, redemptions. distributions and return of capital.

Section 5.12. Merger and Sale of Assets. No Company shall merge, amalgamate or consolidate with any other Person, or sell, lease or transfer or otherwise dispose of any assets to any Person other than in the ordinary course of business, except that, if no Default or Event of Default shall then exist or immediately thereafter shall begin to exist:

(a) a Company (other than the Borrower) may merge with (i) the Borrower (provided that the Borrower shall be the continuing or surviving Person) or (ii) any one or more Guarantors of Payment (provided that at least one Guarantor of Payment shall be the continuing or surviving Person);

(b) a Company (other than the Borrower) may sell, lease, transfer or otherwise dispose of any of its assets to (i) the Borrower or (ii) any Guarantor of Payment;

(c) a Company (other than a Credit Party) may merge with or sell, lease, transfer or otherwise dispose of any of its assets to any other Company;

(d) a Company may sell, lease, transfer or otherwise dispose of any assets that are obsolete or no longer useful or no longer used in such Company’s business and may sell its corporate headquarters in Buffalo, New York;

(e) a Company may sell, transfer and dispose of (i) accounts receivable or note receivables in connection with the compromise, settlement or collection thereof (provided that if any such Account was listed as an Eligible Account Receivable in the most recent certificates delivered pursuant to Section 5.3(a) or (f) hereof, the Borrower shall give the Administrative Agent prior notice of such sale, transfer or disposition) or (ii) investments received in connection with the bankruptcy or reorganization of, or settlement of disputes with, or judgments against, or foreclosure or deed in lieu of foreclosure with respect to, customers and suppliers of a Company, and (ii) cash and investments permitted by each of Section 5.11(ii) and (iii);

(f) a Company may make a disposition resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of any Company;

(g) a Company may sell, transfer, lease or otherwise dispose of property that is exchanged, or the proceeds thereof are applied, in each case, in a substantially contemporaneous acquisition of similar replacement property;

(h) a Company may enter into any leases, subleases, licenses or sublicenses of property in the ordinary course of business that do not materially interfere with the business of the Borrower and its Subsidiaries;

(i) a Company may sell, transfer, lease or otherwise dispose of property in the ordinary course of business consisting of the abandonment of intellectual property rights which, in the reasonable good faith determination of the Borrower and in the exercise of its reasonable business judgment, are not material to the conduct of the business of the Borrower and its Subsidiaries;

(j) a Company may voluntarily terminate any Hedge Agreements; and

(k) Acquisitions may be effected in accordance with the provisions of Section 5.13 hereof.

Section 5.13. Acquisitions. No Company shall effect an Acquisition; provided that a Company may effect an Acquisition so long as such Acquisition meets all of the following requirements:

(a) in the case of an Acquisition that involves a merger, amalgamation or other combination including the Borrower, the Borrower shall be the surviving entity;

(b) in the case of an Acquisition that involves a merger, amalgamation or other combination including a Credit Party (other than the Borrower), a Credit Party shall be the surviving entity;

(c) the business to be acquired shall be similar to the lines of business of the Companies;

(d) no Default or Event of Default shall exist prior to or, after giving pro forma effect to such Acquisition, thereafter shall begin to exist;

(e) if the Accounts and Inventory acquired in connection with such Acquisition are proposed to be included in the determination of the Borrowing Base, the Administrative Agent shall have conducted a field examination and appraisal of such Accounts and Inventory to its reasonable satisfaction;

(f) such Acquisition is not actively opposed by the board of directors (or similar governing body) of the selling Persons or the Persons whose equity interests are to be acquired; and

(g) if a Heightened Testing Period exists immediately prior to, and/or after giving pro forma effect to such Acquisition:

(i) the Borrower shall have provided to the Administrative Agent and the Lenders, at least twenty (20) days prior to such Acquisition (or such shorter period agreed to by the Administrative Agent its sole discretion), (A) a summary of the legal structure of the Acquisition in form and detail reasonably satisfactory to the Administrative Agent, (B) a proposed sources-and-uses in form and detail reasonably satisfactory to the Administrative Agent (provided that the Borrower shall give the Administrative Agent prompt written notice of any material change in respect of such sources-and-uses), and (C) historical financial statements of the target entity and a pro forma financial statement of the Companies accompanied by a certificate of a Financial Officer showing (1) pro forma compliance with Section 5.7 hereof, both before and after giving effect to the proposed Acquisition, and (2) positive EBITDA for the target entity or business during the most recently completed four fiscal quarters;

(ii) the Revolving Credit Availability shall be no less than twenty-five percent (25%) of the Maximum Revolving Amount after giving effect to such Acquisition; and

(iii) the Borrower shall have obtained the prior written consent of the Administrative Agent and the Required Lenders with respect to any Acquisition by a Company (A) in which the aggregate Consideration paid (or given) by the Companies, when added to all other Acquisitions for all Companies during the Commitment Period (effected without the prior written consent of the Administrative Agent and the Required Lenders), would exceed the aggregate amount of Five Million Dollars ($5,000,000), or (B) if the Consolidated EBITDA for the period of the most recently completed four Quarterly Periods of the Borrower, recalculated on a pro forma basis to include the “EBITDA” of the acquired company (with appropriate pro forma adjustments acceptable to the Administrative Agent and calculated on the same basis as set forth in the definition of Consolidated EBITDA) as if such Acquisition occurred at the beginning of such four quarter period, would be less than the actual Consolidated EBITDA for such period.

Section 5.14. Notice. The Borrower shall cause a Financial Officer to promptly notify the Administrative Agent and the Lenders, in writing, whenever any of the following shall occur:

(a) a Default or Event of Default has occurred, or could reasonably be expected to occur hereunder, or any representation or warranty made in Article VI hereof or elsewhere in this Agreement or in any other Related Writing may for any reason cease in any material respect to be true and complete when made or deemed to have been made;

(b) the Borrower learns of a litigation or proceeding against the Borrower before a court, administrative agency or arbitrator that could reasonably be expected to have a Material Adverse Effect; or

(c) the Borrower learns that there has occurred or begun to exist any event, condition or thing that is reasonably likely to have a Material Adverse Effect.

Section 5.15. Restricted Payments. No Company shall make or commit itself to make any Restricted Payment, except that the Borrower may make Capital Distributions in cash in the form of dividends or stock repurchases so long as either (a) each of the following conditions are met (A) no Default or Event of Default shall have existed at any time in the period of twelve (12) consecutive months ending on the date of such Capital Distributions, or, after giving pro forma effect to such Capital Distributions, thereafter shall begin to exist, (B) no FCCR Testing Period shall then exist or, after giving pro forma effect to such Capital Distributions, thereafter shall begin to exist, and (C) the aggregate amount of Capital Distributions made by the Borrower shall not exceed Ten Million Dollars ($10,000,000) during any period of twenty-four consecutive months, or (b) no Default, Event of Default or Heightened Testing Period shall exist immediately prior to or after giving pro forma effect to such Capital Distribution.

Section 5.16. Environmental Compliance. Each Company shall comply with any and all Environmental Laws and Environmental Permits including, without limitation, all Environmental Laws in jurisdictions in which such Company owns or operates a facility or site, arranges for disposal or treatment of hazardous substances, solid waste or other wastes, accepts for transport any hazardous substances, solid waste or other wastes or holds any interest in real property or otherwise, except for such non-compliance as could not reasonably be expected to have a Material Adverse Effect. The Borrower shall furnish to the Administrative Agent and the Lenders, promptly after receipt thereof, a copy of any notice any Company may receive from any Governmental Authority or private Person, or otherwise, that any litigation or proceeding pertaining to any environmental, health or safety matter has been filed or is threatened against such Company, any real property in which such Company holds any interest or any past or present operation of such Company if such litigation or proceeding involves a matter that could be reasonably be expected to have a Material Adverse Effect on such Company. No Company shall allow the release or disposal of hazardous waste, solid waste or other wastes on, under or to any real property in which any Company holds any ownership interest or performs any of its operations, in violation of any Environmental Law, except if such violation could not reasonably be expected to have a Material Adverse Effect. As used in this Section 5.16, “litigation or proceeding” means any demand, claim, notice, suit, suit in equity action, administrative action, investigation or inquiry whether brought by any Governmental Authority or private Person, or otherwise. The Borrower shall defend, indemnify and hold the Administrative Agent and the Lenders harmless against all costs, expenses, claims, damages, penalties and liabilities of every kind or nature whatsoever (including attorneys’ fees) arising out of or resulting from the noncompliance of any Company with any Environmental Law. Such indemnification shall survive any termination of this Agreement.

Section 5.17. Affiliate Transactions. No Company shall, directly or indirectly, enter into or permit to exist any transaction or series of transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of a Company (other than a Company that is a Credit Party) on terms that shall be materially less favorable to such Company than those that might be obtained at the time in a transaction with a Person that is not an Affiliate of a Company; provided that the foregoing shall not prohibit (a) the payment of customary and reasonable directors’ fees, (b) any transaction between a Company and an Affiliate of a Company that are based on reasonably allocation of overhead and administrative expense or transfers in accordance with Tax transfer pricing rules, (c) transactions that consist the consideration of which solely consists of equity interests of the Borrower, (d) Indebtedness permitted by Section 5.8(d), (e) or (g), and (e) investments permitted by Section 5.11(v), (vi) or (vii).

Section 5.18. Use of Proceeds. The Borrower’s use of the proceeds of the Loans shall be for working capital and other general corporate purposes of the Companies and for the refinancing of existing Indebtedness. The Borrower will not, directly or indirectly, use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, (a) (i) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions, or (ii) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Loans, whether as underwriter, advisor, investor, or otherwise); or (b) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of Anti-Corruption Laws.

Section 5.19. Corporate Names and Locations of Collateral. No Company shall (a) change its corporate name, or (b) change its state, province or other jurisdiction, or form of organization, or extend or continue its existence in or to any other jurisdiction (other than its jurisdiction of organization at the date of this Agreement); unless, in each case, the Borrower shall have provided the Administrative Agent with at least thirty (30) days’ prior written notice thereof. The Borrower shall also provide the Administrative Agent with at least fifteen (15) days’ prior written notification of (i) any change in the location of the office where any Credit Party’s records pertaining to its Accounts are kept; (ii) the location of any new places of business and the changing or closing of any of its existing places of business; and (iii) any change in the location of any Credit Party’s chief executive office in which case such Credit Party shall use commercially reasonably efforts to cause to be executed a Landlord’s Waiver with respect to such location (unless such location is owned by a Credit Party or already subject to a Landlord’s Waiver). In the event of any of the foregoing or if otherwise deemed appropriate by the Administrative Agent, the Administrative Agent is hereby authorized to file new U.C.C. Financing Statements describing the Collateral and otherwise in form and substance sufficient for recordation wherever necessary or appropriate, as determined in the Administrative Agent’s sole discretion, to perfect or continue perfected the security interest of the Administrative Agent, for the benefit of the Lenders, in the Collateral. The Borrower shall pay all filing and recording fees and taxes in connection with the filing or recordation of such U.C.C. Financing Statements and security interests and shall promptly reimburse the Administrative Agent therefor if the Administrative Agent pays the same. Such amounts not so paid or reimbursed shall be Related Expenses hereunder.

Section 5.20. Subsidiary Guaranties, Security Documents and Pledge of Stock or Other Ownership Interest.

(a) Domestic Subsidiary Guaranties and Security Documents. Each Domestic Subsidiary (that is not a Dormant Subsidiary or an Immaterial Subsidiary) created, acquired or held subsequent to the Closing Date, shall promptly execute and deliver to the Administrative Agent, for the benefit of the Lenders, a Guaranty of Payment (or a Guaranty of Payment Joinder) of all of the Secured Obligations and a Security Agreement (or a Security Agreement Joinder), as appropriate, such agreements to be prepared by the Administrative Agent and in form and substance acceptable to the Administrative Agent, along with any such other supporting documentation, Security Documents, corporate governance and authorization documents, and an opinion of counsel (which may be the general counsel of the Borrower, in the reasonable discretion of the Administrative Agent) as may be deemed necessary or advisable by the Administrative Agent. With respect to a Subsidiary that has been classified as a Dormant Subsidiary or an Immaterial Subsidiary, at such time that such Subsidiary no longer meets the requirements of a Dormant Subsidiary or an Immaterial Subsidiary, the Borrower shall provide to the Administrative Agent prompt written notice thereof, and shall provide, with respect to such Subsidiary, all of the documents referenced in the foregoing sentence. In addition, each such Subsidiary shall be subject to the Patriot Act requirements set forth in Section 11.14 hereof.

(b) Foreign Subsidiary Guaranties and Security Documents. If, as a result of a Change in Law, any Foreign Subsidiaries may, without reasonable risk of material negative tax consequences on the Borrower, execute and deliver a Guaranty of Payment of all of the Secured Obligations and/or a Security Agreement, such Foreign Subsidiaries shall, within sixty (60) days of the request of the Administrative Agent (or such longer time as agreed to in writing by the Administrative Agent in its reasonable discretion), execute and deliver a Guaranty of Payment (or a Guaranty of Payment Joinder) of all of the Secured Obligations and a Security Agreement (or a Security Agreement Joinder), as appropriate, such agreements to be prepared by the Administrative Agent and in form and substance reasonably acceptable to the Administrative Agent, along with any such other supporting documentation, Security Documents, corporate governance and authorization documents, and opinions of counsel as may be deemed necessary or advisable by the Administrative Agent, all of which shall be at the Borrower’s cost, payable upon request therefor (including, without limitation, any foreign counsel, or foreign notary, filing, registration or similar, fees, costs or expenses).

(c) Pledge of Stock or Other Ownership Interest. With respect to the creation or acquisition of a Domestic Subsidiary or first-tier Foreign Subsidiary of the Borrower or a Domestic Subsidiary, the Borrower shall deliver to the Administrative Agent, for the benefit of the Lenders, all of the share certificates (or other evidence of equity) owned by a Credit Party pursuant to the terms of a Pledge Agreement prepared by the Administrative Agent and in form and substance satisfactory to the Administrative Agent, and executed by the appropriate Credit Party; provided that, for so long as and to the extent that, the granting of a Lien to the Administrative Agent on such assets could reasonably be expected to have material negative tax consequences on the Borrower (including without limitation under Section 956 of the Code as in effect as of the Closing Date), no such pledge shall be deemed to include (i) shares of capital stock or other equity interests of any Foreign Subsidiary that is not a first-tier Foreign Subsidiary, and (ii) shares of voting capital stock or other voting equity interests in any (A) first-tier Foreign Subsidiary or (B) CFC Holding Company, in excess of sixty-five percent (65%) of the total outstanding shares of voting capital stock or other voting equity interest of such first-tier Foreign Subsidiary or CFC Holding Company, as applicable.

(d) Perfection or Registration of Interest in Foreign Shares or Foreign Deposit Accounts. With respect to any Foreign Deposit Accounts or any foreign shares pledged to the Administrative Agent, for the benefit of the Lenders, on or after the Closing Date, the Administrative Agent shall at all times, in the discretion of the Administrative Agent or the Required Lenders, have the right to perfect, at the Borrower’s cost, payable upon request therefor (including, without limitation, any foreign counsel, or foreign notary, filing, registration or similar, fees, costs or expenses), its security interest in such Foreign Deposit Accounts or shares in the respective foreign jurisdiction. Such perfection may include the requirement that the applicable Company promptly execute and deliver to the Administrative Agent a separate pledge document (prepared by the Administrative Agent and in form and substance satisfactory to the Administrative Agent), covering such Foreign Deposit Accounts or equity interests, that conforms to the requirements of the applicable foreign jurisdiction, together with an opinion of local counsel as to the perfection of the security interest provided for therein, and all other documentation necessary or desirable to effect the foregoing and to permit the Administrative Agent to exercise any of its rights and remedies in respect thereof.

Section 5.21. Collateral. Each Credit Party shall:

(a) at all reasonable times and, except during the continuance of an Event of Default, upon reasonable prior notice, allow the Administrative Agent and the Lenders by or through any of the Administrative Agent’s officers, agents, employees, attorneys or accountants to (i) examine, inspect and make extracts from such Credit Party’s books and other records, including, without limitation, the tax returns of such Credit Party, (ii) arrange for verification of such Credit Party’s Accounts, under reasonable procedures, directly with Account Debtors or by other methods, and (iii) examine and inspect such Credit Party’s Inventory and Equipment, wherever located;

(b) promptly furnish to the Administrative Agent or any Lender upon reasonable request (i) additional statements and information with respect to the Collateral, and all writings and information relating to or evidencing any of such Credit Party’s Accounts (including, without limitation, computer printouts or typewritten reports listing the mailing addresses of all present Account Debtors), and (ii) any other writings and information as the Administrative Agent or such Lender may request;

(c) promptly notify the Administrative Agent in writing upon the acquisition or creation of any Accounts with respect to which the Account Debtor is the United States of America or any other Governmental Authority, to the extent the aggregate face value of all such Accounts exceeds Two Hundred Thousand Dollars ($200,000) at any time outstanding;

(d) promptly notify the Administrative Agent in writing upon the acquisition or creation by any Credit Party of a Deposit Account (that is not an Excluded Deposit Account) or Securities Account not listed on the notice provided to the Administrative Agent pursuant to Section 6.19 hereof, or upon any Deposit Account of a Credit Party ceasing to be an Excluded Deposit Account, and, prior to or simultaneously with the creation of such Deposit Account or Securities Account (or promptly after any Deposit Account ceases to be an Excluded Deposit Account), provide for the execution of a Deposit Account Control Agreement or Securities Account Control Agreement with respect thereto, if required by the Administrative Agent or the Required Lenders;

(e) promptly notify the Administrative Agent in writing whenever Equipment or Inventory of a Credit Party, valued in excess of Two Hundred Fifty Thousand Dollars ($250,000), is located at a location of a third party (other than another Company) that is not subject to a Landlord’s Waiver, bailee’s waiver, processor’s waiver, consignee’s waiver or similar document (as applicable) and use commercially reasonable efforts to cause to be executed any Landlord’s Waiver, bailee’s waiver, processor’s waiver, consignee’s waiver or similar document or notice that may be required by the Administrative Agent or the Required Lenders;

(f) promptly notify the Administrative Agent and the Lenders in writing of any information that the Credit Parties have or may receive with respect to the material Collateral that might reasonably be determined to materially and adversely affect the value thereof or the rights of the Administrative Agent and the Lenders with respect thereto;

(g) maintain such Credit Party’s (i) Equipment in good operating condition and repair, ordinary wear and tear excepted, and (ii) other items of Collateral, taken as an entirety, in such conditions as is consistent with generally accepted business practices, ordinary wear and tear excepted;

(h) deliver to the Administrative Agent, to hold as security for the Secured Obligations all of the Credit Parties’ certificated Investment Property (other than Excluded Properties), whose face value, in the aggregate for all Credit Parties, exceeds Two Hundred Thousand Dollars ($200,000), in suitable form for transfer by delivery, or accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance satisfactory to the Administrative Agent, or in the event such Investment Property is in the possession of a Securities Intermediary or credited to a Securities Account, execute with the related Securities Intermediary a Securities Account Control Agreement over such Securities Account in favor of the Administrative Agent, for the benefit of the Lenders, in form and substance satisfactory to the Administrative Agent;

(i) if requested by the Administrative Agent or if material to the business of any Company, provide to the Administrative Agent, on a quarterly basis (as necessary), a list of any patents, trademarks or copyrights that have been federally registered by, or any federally registered patents, trademarks or copyrights acquired by, a Credit Party during such quarter, and provide for the execution of an appropriate Intellectual Property Security Agreement; and

(j) upon request of the Administrative Agent, promptly take such action and promptly make, execute and deliver all such additional and further items, deeds, assurances, instruments and any other writings as the Administrative Agent may from time to time deem reasonably necessary or appropriate, including, without limitation, chattel paper, to carry into effect the intention of this Agreement, or so as to completely vest in and ensure to the Administrative Agent and the Lenders their respective rights hereunder and in or to the Collateral.

Each Credit Party hereby authorizes the Administrative Agent, on behalf of the Lenders, to file U.C.C. Financing Statements or other appropriate notices with respect to the Collateral. If certificates of title or applications for title are issued or outstanding with respect to any of the Inventory or Equipment constituting Collateral of any Credit Party, such Credit Party shall, upon request of the Administrative Agent, (i) execute and deliver to the Administrative Agent a short form security agreement, prepared by the Administrative Agent and in form and substance satisfactory to the Administrative Agent, and (ii) deliver such certificate or application to the Administrative Agent and cause the interest of the Administrative Agent, for the benefit of the Lenders, to be properly noted thereon. Each Credit Party hereby authorizes the Administrative Agent or the Administrative Agent’s designated agent (but without obligation by the Administrative Agent to do so) to incur Related Expenses (whether prior to, upon, or subsequent to any Default or Event of Default), and the Borrower shall promptly repay, reimburse, and indemnify the Administrative Agent and the Lenders for any and all Related Expenses. All Related Expenses are payable to the Administrative Agent upon demand therefor; the Administrative Agent may, at its option, debit Related Expenses directly to any Deposit Account (other than an Excluded Deposit Account) of a Company located at the Administrative Agent.

Section 5.22. Property Acquired Subsequent to the Closing Date and Right to Take Additional Collateral. The Borrower shall provide the Administrative Agent with prompt written notice with respect to any material personal property (other than Excluded Properties and Collateral subject to a first priority perfected Lien in favor of the Administrative Agent under by a Security Agreement) acquired by any Credit Party subsequent to the Closing Date. In addition to any other right that the Administrative Agent and the Lenders may have pursuant to this Agreement or otherwise, upon written request of the Administrative Agent, whenever made, the Borrower shall, and shall cause each Guarantor of Payment to, grant to the Administrative Agent, for the benefit of the Lenders, as additional security for the Secured Obligations, a first Lien on personal property (subject to Liens permitted under this Agreement) of the Borrower and each Guarantor of Payment (other than for leased equipment or equipment subject to a purchase money security interest in which the lessor or purchase money lender of such equipment holds a first priority security interest, in which case, the Administrative Agent shall have the right to obtain a security interest junior only to such lessor or purchase money lender and Excluded Property), including, without limitation, such property acquired subsequent to the Closing Date, in which the Administrative Agent does not have a first priority Lien. The Borrower agrees that, within ten days after the date of such written request, to secure all of the Secured Obligations by delivering to the Administrative Agent security agreements, intellectual property security agreements, pledge agreements, mortgages (or deeds of trust, if applicable) or other documents, instruments or agreements or such thereof as the Administrative Agent may require with respect to any of the Credit Parties. The Borrower shall pay all recordation, legal and other expenses in connection therewith.

Section 5.23. Restrictive Agreements. Except as set forth in this Agreement, the Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to (a) make, directly or indirectly, any dividend or other capital distribution to the Borrower, (b) make, directly or indirectly, loans or advances or capital contributions to the Borrower or (c) transfer, directly or indirectly, any of the properties or assets of such Subsidiary to the Borrower; except for such encumbrances or restrictions existing under or by reason of (i) applicable Law, (ii) customary non-assignment provisions in leases or other agreements entered in the ordinary course of business and consistent with past practices of such Companies, (iii) customary restrictions in security agreements or mortgages securing Indebtedness, or capital leases, of a Company to the extent such restrictions shall only restrict the transfer of the property subject to such security agreement, mortgage or lease, (iv) any agreement in effect at the time such Person becomes a Subsidiary, so long as such agreement was not entered into in contemplation of such Person becoming a Subsidiary, or (v) customary restrictions in agreements evidencing permitted Indebtedness of Foreign Subsidiaries to the extent such restrictions shall only restrict Foreign Subsidiaries.

Section 5.24. Other Financial Covenants. In the event that any Credit Party shall enter into, or shall have entered into, any Material Indebtedness Agreement, wherein the financial covenants contained therein shall be more restrictive than the financial covenants set forth herein, then the Credit Parties shall immediately be bound hereunder (without further action) by such more restrictive financial covenants with the same force and effect as if such financial covenants were written herein for so long as such financial covenants are in effect pursuant to such Material Indebtedness Agreement. In addition to the foregoing, the Borrower shall provide prompt written notice to the Administrative Agent of the creation or existence of any Material Indebtedness Agreement that has such more restrictive financial covenants, and shall, within fifteen (15) days thereafter (if requested by the Administrative Agent), execute and deliver to the Administrative Agent an amendment to this Agreement that incorporates such more restrictive financial covenants, with such amendment to be in form and substance satisfactory to the Administrative Agent.

Section 5.25. Guaranty Under Material Indebtedness Agreement. No Company that is not a Credit Party shall be or become a Guarantor of the Indebtedness incurred pursuant to any Material Indebtedness Agreement entered into by a Credit Party unless such Company shall also be a Guarantor of Payment under this Agreement prior to or concurrently therewith.

Section 5.26. Amendment of Organizational Documents. Without the prior written consent of the Administrative Agent, no Credit Party shall amend its Organizational Documents in any manner adverse to the Lenders.

Section 5.27. Fiscal Year of Borrower. The Borrower shall not change the date of its fiscal year-ends listed on Schedule 5.3 hereto without the prior written consent of the Administrative Agent.

Section 5.28. Compliance with Laws. The Borrower shall, and shall cause each Subsidiary to, comply in all material respects with all Laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject including, without limitation, all Environmental Laws, Anti-Corruption Laws and applicable Sanctions. The Borrower shall maintain in effect and enforce such policies and procedures as it has determined to be reasonably necessary to promote compliance by the Borrower, the Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

Section 5.29. Banking Relationship. Until payment in full of the Obligations, the Borrower shall maintain its primary banking and depository relationship with the Administrative Agent.

Section 5.30. Foreign Deposit Accounts.

(a) The Borrower shall not at any time permit any Collections that constitute payments with respect to any Eligible Account Receivable to be deposited into any Foreign Deposit Accounts (unless the Borrower causes any such amounts to be transferred into the Concentration Account pursuant to the terms of Section 7.2(b) hereof).

(b) The Borrower shall not, during a Heightened Testing Period, (i) transfer or permit to be transferred, from any Deposit Account maintained by a Company in the United States, any funds into any Foreign Deposit Account, or (ii) cause or permit the balance of any Foreign Deposit Account of the Borrower or any Domestic Subsidiary to increase (unless the Borrower causes a corresponding amount to be transferred into the Concentration Account pursuant to the terms of Section 7.2(b) hereof).

Section 5.31. Further Assurances. The Borrower shall, and shall cause each other Credit Party to, promptly upon request by the Administrative Agent, or the Required Lenders through the Administrative Agent, (a) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, or the Required Lenders through the Administrative Agent, may reasonably require from time to time in order to carry out more effectively the purposes of the Loan Documents.

ARTICLE VI. REPRESENTATIONS AND WARRANTIES

Section 6.1. Corporate Existence; Subsidiaries; Foreign Qualification. Each Company is duly organized, validly existing, and in good standing (or comparable concept in the applicable jurisdiction) under the Laws of its state or jurisdiction of incorporation or organization, and is duly qualified and authorized to do business and is in good standing (or comparable concept in the applicable jurisdiction) as a foreign entity in the jurisdictions set forth opposite its name on Schedule 6.1 hereto, which are all of the states or jurisdictions where the character of its property or its business activities makes such qualification necessary and where the failure to so qualify could reasonably be expected to result in a Material Adverse Effect. Schedule 6.1 hereto sets forth, as of the Closing Date, each Subsidiary (and whether such Subsidiary is a Dormant Subsidiary), its state (or jurisdiction) of formation, its relationship to the Borrower, including the percentage of each class of stock or other equity interest owned by a Company, each Person that owns the stock or other equity interest of each Company (other than the Borrower), and its tax identification number, the location of its chief executive office and its principal place of business. As of the Closing Date, the Borrower, directly or indirectly, owns all of the equity interests of each of its Subsidiaries.

Section 6.2. Corporate Authority. Each Credit Party has the right and power and is duly authorized and empowered to enter into, execute and deliver the Loan Documents to which it is a party and to perform and observe the provisions of the Loan Documents. The Loan Documents to which each Credit Party is a party have been duly authorized and approved by such Credit Party’s board of directors or other governing body, as applicable, and are the legal, valid and binding obligations of such Credit Party, enforceable against such Credit Party in accordance with their respective terms. The execution, delivery and performance of the Loan Documents do not conflict with, result in a breach in any of the provisions of, constitute a default under, or result in the creation of a Lien (other than Liens permitted under Section 5.9 hereof) upon any assets or property of any Company under the provisions of, such Company’s Organizational Documents or any material agreement to which such Company is a party.

Section 6.3. Compliance with Laws and Contracts. Each Company:

(a) holds permits, certificates, licenses, orders, registrations, franchises, authorizations, and other approvals from any Governmental Authority necessary for the conduct of its business and is in compliance with all applicable Laws relating thereto, except where the failure to do so would not have a Material Adverse Effect;

(b) is in compliance with all federal, state, local, or foreign applicable statutes, rules, regulations, and orders including, without limitation, those relating to environmental protection, occupational safety and health, and equal employment practices, except where the failure to be in compliance would not have a Material Adverse Effect;

(c) is not in violation of or in default under any agreement to which it is a party or by which its assets are subject or bound, except with respect to any violation or default that would not have a Material Adverse Effect;

(d) has ensured that no Company, or to the knowledge of any Company, any director, officer, agent, employee or Affiliate of a Company, is a Person that is, or is controlled by Persons that are (i) the subject of any Sanctions, or (ii) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions;

(e) is in compliance with all applicable Bank Secrecy Act (“BSA”) and anti-money laundering Laws and regulations;

(f) has ensured that no Company or any director, officer, agent, employee or other person acting on behalf of a Company has taken any action, directly or indirectly, that would result in a material violation by such persons of Anti-Corruption Laws, and the Credit Parties have instituted and maintain policies and procedures designed to promote continued compliance therewith; and

(g) is in compliance with the Patriot Act.

Section 6.4. Litigation and Administrative Proceedings. Except as disclosed on Schedule 6.4 hereto, there are (a) no lawsuits, actions, investigations, examinations or other proceedings pending or threatened against any Company, or in respect of which any Company may have any liability, in any court or before or by any Governmental Authority, arbitration board, or other tribunal, (b) no orders, writs, injunctions, judgments, or decrees of any court or Governmental Authority to which any Company is a party or by which the property or assets of any Company are bound, and (c) no grievances, disputes, or controversies outstanding with any union or other organization of the employees of any Company, or threats of work stoppage, strike, or pending demands for collective bargaining, that in the case of (a), (b) and (c) could reasonably be expected to have a Material Adverse Effect.

Section 6.5. Title to Assets. Each Company has good title to and ownership of all property it purports to own, which property is free and clear of all Liens, except those permitted under Section 5.9 hereof. As of the Closing Date, the Borrower and the Domestic Subsidiaries own the real estate listed on Schedule 6.5 hereto.

Section 6.6. Liens and Security Interests. On and after the Closing Date, except for Liens permitted pursuant to Section 5.9 hereof, (a) there is and will be no U.C.C. Financing Statement or similar notice of Lien outstanding covering any personal property of any Company (other than U.C.C. Financing Statements filed in connection with operating leases and bailments of property and any U.C.C. Financing Statement that are filed without authorization and that have not yet become known to the Borrower, in which case the Borrower shall promptly after gaining knowledge thereof, contest such U.C.C. Financing Statement in good faith); (b) there is and will be no mortgage or charge outstanding covering any real property of any Company; and (c) no real or personal property of any Company is subject to any Lien of any kind. The Administrative Agent, for the benefit of the Lenders, upon the filing of the U.C.C. Financing Statements and taking such other actions necessary to perfect its Lien against collateral of the corresponding type as authorized hereunder will have a valid and enforceable first Lien on the collateral securing the Secured Obligations (subject to Liens permitted under this Agreement). No Company has entered into any contract or agreement (other than a contract or agreement entered into in connection with the purchase or lease of fixed assets that prohibits Liens on such fixed assets) that exists on or after the Closing Date that would prohibit the Administrative Agent or the Lenders from acquiring a Lien on, or a collateral assignment of, any of the property or assets of any Company, except as permitted by Section 5.9 hereof.

Section 6.7. Tax Returns. All federal, state, provincial and local tax returns and other reports required by law to be filed in respect of the income, business, properties and employees of each Company have been filed and all taxes, assessments, fees and other governmental charges that are due and payable have been paid, except (i) as otherwise permitted herein, (ii) taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves have been set aside on the books in accordance with GAAP, or (iii) if the failure to file such reports or pay such taxes could not reasonably be expected to have a Material Adverse Effect or result in a material federal tax Lien. The provision for taxes on the books of each Company comports with the requirements of GAAP for all years not closed by applicable statutes and for the current fiscal year.

Section 6.8. Environmental Laws. Each Company is in compliance with all Environmental Laws, including, without limitation, all Environmental Laws in all jurisdictions in which any Company owns or operates, or has owned or operated, a facility or site, arranges or has arranged for disposal or treatment of hazardous substances, solid waste or other wastes, accepts or has accepted for transport any hazardous substances, solid waste or other wastes or holds or has held any interest in real property or otherwise, except for such noncompliance which could not reasonably be expected to have a Material Adverse Effect. As of the Closing Date and as of each date on which any Loan is made or Letter of Credit is issued, no litigation or proceeding arising under, relating to or in connection with any Environmental Law or Environmental Permit is pending or, to the best knowledge of each Company, threatened, against any Company. No release, threatened release or disposal of hazardous waste, solid waste or other wastes is occurring, or has occurred (other than those that are currently being remediated in accordance with Environmental Laws), on, under or to any real property in which any Company holds any interest or performs any of its operations, in violation of any Environmental Law, except as could not reasonably be expected to have a Material Adverse Effect. As used in this Section 6.8, “litigation or proceeding” means any demand, claim, notice, suit, suit in equity, action, administrative action, investigation or inquiry whether brought by any Governmental Authority or private Person, or otherwise.

Section 6.9. Locations. As of the Closing Date, the Credit Parties have places of business or maintain their Accounts and Equipment at the locations (including third party locations) set forth on Schedule 6.9 hereto, and each Credit Party’s chief executive office is set forth on Schedule 6.9 hereto. Schedule 6.9 hereto further specifies whether each location, as of the Closing Date, (a) is owned by the Credit Parties, or (b) is leased by a Credit Party from a third party, and, if leased by a Credit Party from a third party, if a Landlord’s Waiver has been requested. As of the Closing Date, Schedule 6.9 hereto correctly identifies the name and address of each third party location where assets of the Credit Parties are located.

Section 6.10. Continued Business. As of the Closing Date and as of each date on which any Loan is made or Letter of Credit is issued, there exists no actual, pending, or, to the Borrower’s knowledge, any threatened termination, cancellation or limitation of, or any modification or change in the business relationship of any Company and any customer or supplier, or any group of customers or suppliers, whose purchases or supplies, individually or in the aggregate, are material to the business of any Company, and there exists no present condition or state of facts or circumstances that would have a Material Adverse Effect or prevent a Company from conducting such business or the transactions contemplated by this Agreement in substantially the same manner in which it was previously conducted.

Section 6.11. Employee Benefits Plans.

(a) Schedule 6.11 hereto identifies each ERISA Plan that is subject to Title IV of ERISA as of the Closing Date.

(b) Except as could not reasonably be expected to have a Material Adverse Effect or result in a Lien on the assets of any Credit Party:

(i) no ERISA Event has occurred or is expected to occur with respect to an ERISA Plan;

(ii) full payment has been made of all amounts that a Controlled Group member is required, under applicable Law or under the governing documents, to have paid as a contribution to or a benefit under each ERISA Plan;

(iii) the liability of each Controlled Group member with respect to each ERISA Plan has been fully funded based upon reasonable and proper actuarial assumptions, has been fully insured, or has been fully reserved for on its financial statements;

(iv) with respect to each ERISA Plan that is intended to be qualified under Code Section 401(a),

(A) the ERISA Plan and any associated trust operationally comply with the applicable requirements of Code Section 401(a),

(B) the ERISA Plan and any associated trust have been amended to comply with all such requirements as currently in effect, other than those requirements for which a retroactive amendment can be made within the “remedial amendment period” available under Code Section 401(b) (as extended under Treasury Regulations and other Treasury pronouncements upon which taxpayers may rely),

(C) the ERISA Plan and any associated trust (1) is entitled to rely on a favorable opinion letter issued by the IRS, or (2) if permitted under rules then in effect as adopted by the IRS, has received a favorable determination letter from the IRS, stating that the ERISA Plan qualifies under Code Section 401(a), that the associated trust qualifies under Code Section 501(a) and, if applicable, that any cash or deferred arrangement under the ERISA Plan qualifies under Code Section 401(k), unless the ERISA Plan was first adopted at a time for which the above-described “remedial amendment period” has not yet expired;

(D) the ERISA Plan currently satisfies the requirements of Code Section 410(b), without regard to any retroactive amendment that may be made within the above-described “remedial amendment period”; and

(E) no contribution made to the ERISA Plan is subject to an excise tax under Code Section 4972.

(v) With respect to any Pension Plan, the “accumulated benefit obligation” of Controlled Group members with respect to the Pension Plan (as determined in accordance with Statement of Accounting Standards No. 87, “Employers’ Accounting for Pensions”) does not exceed the fair market value of Pension Plan assets.

Section 6.12. Consents or Approvals. As of the Closing Date and as of each date on which any Loan is made or Letter of Credit is issued, no consent, approval or authorization of, or filing, registration or qualification with, any Governmental Authority or any other Person is required to be obtained or completed by any Company in connection with the execution, delivery or performance of any of the Loan Documents, that has not already been obtained or completed (other than the filing of U.C.C. financing statements and the Intellectual Property Security Agreement).

Section 6.13. Solvency. The Borrower has received consideration that is the reasonably equivalent value of the obligations and liabilities that the Borrower has incurred to the Administrative Agent and the Lenders. The Borrower is not insolvent as defined in any applicable state, federal or relevant foreign statute, nor will the Borrower be rendered insolvent by the execution and delivery of the Loan Documents to the Administrative Agent and the Lenders. The Borrower is not engaged or about to engage in any business or transaction for which the assets retained by it are or will be an unreasonably small amount of capital, taking into consideration the obligations to the Administrative Agent and the Lenders incurred hereunder. The Borrower does not intend to, nor does it believe that it will, incur debts beyond its ability to pay such debts as they mature.

Section 6.14. Financial Statements. The audited Consolidated financial statements of the Borrower, for the fiscal year ended December 31, 2016 and the unaudited Consolidated financial statements of the Borrower for the Quarterly Reporting Period ended July 1, 2017, furnished to the Administrative Agent and the Lenders, have been prepared in accordance with GAAP, and fairly present in all material respects the financial condition of the Companies as of the dates of such financial statements and the results of their operations for the periods then ending. Since the dates of such statements, there has been no change in any Company’s financial condition, properties or business or any change in any Company’s accounting procedures that could reasonably be expected to result in a Material Adverse Effect.

Section 6.15. Regulations. No Company is engaged principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any “margin stock” (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System of the United States). Neither the granting of any Loan (or any conversion thereof) or Letter of Credit nor the use of the proceeds of any Loan or Letter of Credit will violate, or be inconsistent with, the provisions of Regulation T, U or X or any other Regulation of such Board of Governors.

Section 6.16. Material Agreements. Except as disclosed on Schedule 6.16 hereto, as of the Closing Date, no Company is a party to any (a) debt instrument (excluding the Loan Documents); (b) lease (capital, operating or otherwise), whether as lessee or lessor thereunder; (c) contract, commitment, agreement, or other arrangement involving the purchase or sale of any inventory by it, or the license of any right to or by it; (d) contract, commitment, agreement, or other arrangement with any of its “Affiliates” (as such term is defined in the Exchange Act) other than a Company; (e) management or employment contract or contract for personal services with any of its Affiliates that is not otherwise terminable at will or on less than ninety (90) days’ notice without liability; (f) collective bargaining agreement; or (g) other contract, agreement, understanding, or arrangement with a third party; that, as to subparts (a) through (g) above, if violated, breached, or terminated for any reason, would have or would be reasonably expected to have a Material Adverse Effect.

Section 6.17. Intellectual Property. Each Company owns, or has the right to use, all of the patents, patent applications, industrial designs, designs, trademarks, service marks, copyrights and licenses, and rights with respect to the foregoing, necessary for the conduct of its business without any known conflict with the rights of others, except as could not reasonably be expected to result in a Material Adverse Effect. Schedule 6.17 hereto sets forth all federally registered patents, trademarks, copyrights, service marks and license agreements owned by each Credit Party as of the Closing Date.

Section 6.18. Insurance. Each Company maintains with financially sound and reputable insurers insurance with coverage and limits as required by law and as is customary with Persons engaged in the same businesses as the Companies.

Section 6.19. Deposit Accounts and Securities Accounts. The Borrower has provided to the Administrative Agent a list of all banks, other financial institutions and Securities Intermediaries at which the Borrower and any Guarantor of Payment maintain Deposit Accounts or Securities Accounts as of the Closing Date, which list correctly identifies the name, address and telephone number of each such financial institution or Securities Intermediary, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor, and, in the case of Deposit Accounts, whether such Deposit Accounts are Excluded Deposit Accounts.

Section 6.20. Accurate and Complete Statements. Neither the Loan Documents nor any written statement made by any Company in connection with any of the Loan Documents contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein or in the Loan Documents not misleading. After due inquiry by the Borrower, there is no known fact that any Company has not disclosed to the Administrative Agent and the Lenders that has or is likely to have a Material Adverse Effect.

Section 6.21. Investment Company; Other Restrictions. No Company is (a) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or (b) subject to any foreign, federal, state or local statute or regulation limiting its ability to incur Indebtedness.

Section 6.22. Defaults. No Default or Event of Default exists, nor will any begin to exist immediately after the execution and delivery hereof.

ARTICLE VII. SECURITY

Section 7.1. Security Interest in Collateral. In consideration of and as security for the full and complete payment of all of the Secured Obligations, the Borrower hereby grants to the Administrative Agent, for the benefit of the Lenders (and Affiliates thereof that hold Secured Obligations), a security interest in the Collateral.

Section 7.2. Cash Management System. The Borrower shall establish and maintain, until the payment in full of the Secured Obligations and the termination of the Commitment, the cash management systems described below:

(a) Lockbox. Within five Business Days after the Closing Date, the Borrowing Base Companies shall (i) establish lockbox arrangements with the Administrative Agent, on behalf of the Lenders (one or more lockboxes hereunder collectively referred to herein as the “Lockbox”), which shall be governed by the Master Agreement, and, within ten Business Days after the Closing Date, shall request in writing and otherwise take such reasonable steps to ensure that each Account Debtor forward all Collections paid by cash or check from such Account Debtor directly to the Lockbox (if any Borrowing Base Companies neglect or refuse to notify any Account Debtor to remit all such Collections to the Lockbox, the Administrative Agent shall be entitled to make such notification), (ii) hold in trust for the Administrative Agent, as fiduciary for the Administrative Agent, all such Collections received by the Borrowing Base Companies, and (iii) not commingle any such Collections with any other funds or property of the Borrowing Base Companies, but will hold such funds separate and apart in trust and as fiduciary for the Administrative Agent until deposit is made into the Concentration Account.

(b) Concentration Account. On or before the Closing Date, the Borrower shall have established a Concentration Account with the Administrative Agent. All moneys received by Credit Parties, including Collections from services rendered or from Account Debtors of the Borrowing Base Companies sent to the Lockbox, shall be deposited directly on a daily basis, and in any event no later than the first Business Day after the date of receipt thereof, into the Concentration Account in the identical form in which such moneys were received and Collections were made (except for any necessary endorsements) whether by cash or check. All amounts deposited in the Concentration Account from the Lockbox or any other source shall be under the sole and exclusive control of the Administrative Agent. No Credit Party shall have any interest in or control over such funds; provided that, (i) during a Cash Dominion Period, the Administrative Agent shall transfer funds from the Concentration Account to the Cash Collateral Account on a daily basis, and (ii) other than during a Cash Dominion Period, the Administrative Agent shall transfer funds from the Concentration Account to the Operating Account on a daily basis, for use by the Borrower, in its sole discretion, for purposes not prohibited by this Agreement. The Concentration Account shall not be subject to any deduction, set off, banker’s lien or any other right in favor of any Person other than the Administrative Agent.

(c) Cash Collateral Accounts. On or before the Closing Date, the Borrower shall have established one or more Cash Collateral Accounts with the Administrative Agent, on behalf of the Lenders. During a Cash Dominion Period, all Collections from sales of services rendered or from Account Debtors deposited in the Lockbox or the Concentration Account shall be deposited on a daily basis, and in any event no later than the first Business Day after the date of receipt thereof, into the Cash Collateral Accounts in the identical form in which such Collections were made (except for any necessary endorsements) whether by cash, check or other form of payment. All amounts deposited in Cash Collateral Accounts from the Lockbox, the Concentration Account or any other source shall be under the sole and exclusive control of the Administrative Agent. No Credit Party shall have any interest in or control over such funds. The Cash Collateral Account shall not be subject to any deduction, set off, banker’s lien or any other right in favor of any Person other than the Administrative Agent.

(d) Operating Accounts. The Borrower shall maintain, in its name, one or more Operating Accounts with the Administrative Agent, into which account the Administrative Agent shall, (i) from time to time, deposit proceeds of the Revolving Loans made to the Borrower for use by the Companies in accordance with the provisions of Section 5.18 hereof, and (ii) other than during a Cash Dominion Period, transfer funds from the Concentration Account on a daily basis for use by the Credit Parties in their sole discretion. Unless otherwise agreed by the Administrative Agent and the Borrower, any Revolving Loan requested by the Borrower and made under this Agreement shall be deposited into the Operating Account. During a Cash

Dominion Period, the Borrower shall not accumulate or maintain cash in the Operating Account or payroll or other such accounts, as of any date of determination, in excess of any checks outstanding against the Controlled Disbursement Account (or Controlled Disbursement Accounts) and other deposit accounts approved by the Administrative Agent (such as medical benefit accounts, flexible spending accounts and automated clearing house accounts) as of that date, and amounts necessary to meet minimum balance requirements.

(e) Controlled Disbursement Accounts. The Borrower shall maintain, in the name of the Borrower, a Controlled Disbursement Account with the Administrative Agent, on behalf of the Lenders. The Borrower may maintain more than one Controlled Disbursement Account. The Borrower shall base its requests for Revolving Loans on, among other things, the daily balance of the Controlled Disbursement Account (or Controlled Disbursement Accounts). The Borrower shall not, and shall not cause or permit any Company, to maintain cash in any Controlled Disbursement Account, as of any date of determination, in excess of checks outstanding against such account as of that date, and amounts necessary to meet minimum balance requirements.

(f) Lockbox and Security Accounts. The Lockbox established pursuant to the Lockbox agreement and the Cash Collateral Accounts, the Operating Account and the Controlled Disbursement Accounts shall be Security Accounts, with all cash, checks and other similar items of payment in such accounts securing payment of the Secured Obligations.

(g) Costs of Collection. All reasonable costs of collection of the Accounts of the Credit Parties, including out-of-pocket expenses, administrative and record-keeping costs, reasonable attorneys’ fees, and all service charges and costs related to the establishment and maintenance of the Security Accounts shall be the sole responsibility of the Borrower, whether the same are incurred by the Administrative Agent or the Credit Parties. The Credit Parties hereby indemnify and hold the Administrative Agent harmless from and against any loss or damage with respect to any deposits made in the Security Accounts that are dishonored or returned for any reason. If any deposits are dishonored or returned unpaid for any reason, the Administrative Agent, in its sole discretion, may charge the amount thereof against the Cash Collateral Account or any other Security Account or other Deposit Account (that is not an Excluded Deposit Account) of one or more Credit Parties. The Administrative Agent shall not be liable for any loss or damage resulting from any error, omission, failure or negligence on the part of the Administrative Agent, except losses or damages resulting from the Administrative Agent’s own gross negligence or willful misconduct, as determined by a final judgment of a court of competent jurisdiction.

(h) Return of Funds. Upon the payment in full of the Secured Obligations (other than continuing indemnification obligations and any Bank Product Obligations) and the termination of the Commitment hereunder, (i) the Administrative Agent’s security interests and other rights in funds in the Security Accounts shall terminate, (ii) all rights to such funds shall revert to the Credit Parties, as applicable, and (iii) the Administrative Agent will, at the Borrower’s expense, take such steps as the Borrower may reasonably request to evidence the termination of such security interests and to effect the return to the Credit Parties of such funds.

(i) Attorney-in-Fact to Endorse Documents. The Administrative Agent, or the Administrative Agent’s designated agent, is hereby constituted and appointed attorney-in-fact for each Credit Party with authority and power to endorse after the occurrence and during the continuance of an Event of Default or a Cash Dominion Period, any and all instruments, documents, and chattel paper upon the failure of such Credit Party to do so. Such authority and power, being coupled with an interest, shall be (i) irrevocable until all of the Secured Obligations are paid, (ii) exercisable by the Administrative Agent at any time and without any request upon any Credit Party by the Administrative Agent to so endorse, and (iii) exercisable in the name of the Administrative Agent or any Credit Party. Each Credit Party hereby waives presentment, demand, notice of dishonor, protest, notice of protest, and any and all other similar notices with respect thereto, regardless of the form of any endorsement thereof. The Administrative Agent shall not be bound or obligated to take any action to preserve any rights therein against prior parties thereto.

(j) Foreign Deposit Accounts. Anything to the contrary contained elsewhere in this Section 7.2 notwithstanding, the Borrower may maintain and fund Foreign Deposit Accounts and such Foreign Deposit Accounts shall not be subject to subsections (a) through (i) above other than as may be needed to comply with Section 5.30 hereof.

Section 7.3. Collections and Receipt of Proceeds by Administrative Agent. Each Credit Party hereby constitutes and appoints the Administrative Agent, or the Administrative Agent’s designated agent, as the Borrower’s attorney-in-fact to exercise, at any time, all or any of the following powers which, being coupled with an interest, shall be irrevocable until the complete and full payment of all of the Secured Obligations:

(a) after the occurrence and during the continuance of an Event of Default or a Cash Dominion Period, to receive, retain, acquire, take, endorse, assign, deliver, accept, and deposit, in the name of the Administrative Agent or such Credit Party, any and all of such Credit Party’s cash, instruments, chattel paper, documents, Proceeds of Accounts, Proceeds of services rendered, collection of Accounts, and any other writings relating to any of the Collateral. Each Credit Party hereby waives presentment, demand, notice of dishonor, protest, notice of protest, and any and all other similar notices with respect thereto, regardless of the form of any endorsement thereof. The Administrative Agent shall not be bound or obligated to take any action to preserve any rights therein against prior parties thereto;

(b) to transmit to Account Debtors, on any or all of such Credit Party’s Accounts, after the occurrence and during the continuance of an Event of Default, notice of assignment to the Administrative Agent, for the benefit of the Lenders, thereof and the security interest therein, and to request from such Account Debtors at any time, in the name of the Administrative Agent or such Credit Party, information concerning the Borrower’s Accounts and the amounts owing thereon;

(c) after the occurrence and during the continuance of an Event of Default, to transmit to purchasers of any or all of such Credit Party’s services, notice of the Administrative Agent’s security interest therein, and to request from such purchasers at any time, in the name of the Administrative Agent or such Credit Party, information concerning the services rendered by such Credit Party and the amounts owing thereon by such purchasers;

(d) after the occurrence and during the continuance of an Event of Default, to notify and require Account Debtors on such Credit Party’s Accounts and purchasers of such Credit Party’s services to make payment of their indebtedness directly to the Administrative Agent;

(e) after the occurrence and during the continuance of an Event of Default, ]to enter into or assent to such amendment, compromise, extension, release or other modification of any kind of, or substitution for, the Accounts, or any thereof, as the Administrative Agent, in its sole discretion, may deem to be advisable;

(f) after the occurrence and during the continuance of an Event of Default, to enforce the Accounts or any thereof, or any other Collateral, by suit or otherwise, to maintain any such suit or other proceeding in the name of the Administrative Agent or one or more Credit Parties, and to withdraw any such suit or other proceeding. The Credit Parties agree to lend every assistance requested by the Administrative Agent in respect of the foregoing, all at no cost or expense to the Administrative Agent and including, without limitation, the furnishing of such witnesses and of such records and other writings as the Administrative Agent may require in connection with making legal proof of any Account. The Credit Parties agree to reimburse the Administrative Agent in full for all court costs and attorneys’ fees and every other cost, expense or liability, if any, incurred or paid by the Administrative Agent in connection with the foregoing, which obligation of such Credit Parties shall constitute Obligations, shall be secured by the Collateral and shall bear interest, until paid, at the Default Rate;

(g) after the occurrence and during the continuance of an Event of Default or a Cash Dominion Period, to take or bring, in the name of the Administrative Agent or such Credit Party, all steps, actions, suits, or proceedings deemed by the Administrative Agent necessary or desirable to effect the receipt, enforcement, and collection of the Collateral; and

(h) after the occurrence and during the continuance of an Event of Default or a Cash Dominion Period, to accept all collections in any form relating to the Collateral, including remittances that may reflect deductions, and to deposit the same into the Cash Collateral Accounts or, at the option of the Administrative Agent, to apply them as a payment against the Loans or any other Secured Obligations in accordance with this Agreement.

Section 7.4. Administrative Agent’s Authority Under Pledged Notes. For the better protection of the Administrative Agent and the Lenders hereunder, each Credit Party, as appropriate, has executed (or will execute, with respect to future Pledged Notes) an appropriate endorsement on (or separate from) each Pledged Note and has deposited (or will deposit, with respect to future Pledged Notes) such Pledged Note with the Administrative Agent, for the benefit of the Lenders. Such Credit Party irrevocably authorizes and empowers the Administrative Agent, for the benefit of the Lenders, to, during the occurrence and continuation of an Event of Default, (a) ask for, demand, collect and receive all payments of principal of and interest on the Pledged Notes; (b) compromise and settle any dispute arising in respect of the foregoing; (c) execute and deliver vouchers, receipts and acquittances in full discharge of the foregoing; (d) exercise, in the Administrative Agent’s discretion, any right, power or privilege granted to the holder of any Pledged Note by the provisions thereof including, without limitation, the right to demand security or to waive any default thereunder; (e) endorse such Credit Party’s name to each check or other writing received by the Administrative Agent as a payment or other proceeds of or otherwise in connection with any Pledged Note; (f) enforce delivery and payment of the principal and/or interest on the Pledged Notes, in each case by suit or otherwise as the Administrative Agent may desire; and (g) enforce the security, if any, for the Pledged Notes by instituting foreclosure proceedings, by conducting public or other sales or otherwise, and to take all other steps as the Administrative Agent, in its discretion, may deem advisable in connection with the forgoing; provided, however, that nothing contained or implied herein or elsewhere shall obligate the Administrative Agent to institute any action, suit or proceeding or to make or do any other act or thing contemplated by this Section 7.4 or prohibit the Administrative Agent from settling, withdrawing or dismissing any action, suit or proceeding or require the Administrative Agent to preserve any other right of any kind in respect of the Pledged Notes and the security, if any, therefor.

Section 7.5. Commercial Tort Claims. If any Credit Party shall at any time hold or acquire a Commercial Tort Claim with a reasonably estimated value of more than Two Hundred Fifty Thousand Dollars ($250,000), such Credit Party shall promptly notify the Administrative Agent thereof in a writing signed by such Credit Party, that sets forth the details thereof and grants to the Administrative Agent (for the benefit of the Lenders) a Lien thereon and on the Proceeds thereof, all upon the terms of this Agreement, with such writing to be prepared by and in form and substance reasonably satisfactory to the Administrative Agent.

ARTICLE VIII. EVENTS OF DEFAULT

Any of the following specified events shall constitute an Event of Default (each an “Event of Default”):

Section 8.1. Payments. If (a) the interest on any Loan, any commitment or other fee, or any other Obligation not listed in subpart (b) hereof, shall not be paid in full within five days when due and payable, or (b) the principal of any Loan, any reimbursement obligation under any Letter of Credit that has been drawn, or any amount owing pursuant to Section 2.11 shall not be paid in full when due and payable.

Section 8.2. Special Covenants. If any Company shall fail or omit to perform and observe Section 5.7, 5.8, 5.9, 5.11, 5.12, 5.13, 5.15, 5.23, 5.25 or 5.30 hereof.

Section 8.3. Other Covenants.

(a) If any Company shall fail or omit to perform and observe Section 5.3 or 5.4, and that Default shall not have been fully corrected within five days after the earlier of (i) any Financial Officer of such Company becomes aware of the occurrence thereof, or (ii) the giving of written notice thereof to the Borrower by the Administrative Agent that the specified Default is to be remedied.

(b) If any Company shall fail or omit to perform or observe any agreement or other provision (other than those referred to in Section 8.1, 8.2 or 8.3(a) hereof) contained or referred to in this Agreement or any Related Writing that is on such Company’s part to be complied with, and that Default shall not have been fully corrected within thirty (30) days after the earlier of (i) any Financial Officer of such Company becomes aware of the occurrence thereof, or (ii) the giving of written notice thereof to the Borrower by the Administrative Agent or the Required Lenders that the specified Default is to be remedied.

Section 8.4. Representations and Warranties. If any representation, warranty or statement made in or pursuant to this Agreement or any other Related Writing or any other material information furnished by any Company to the Administrative Agent or the Lenders, or any thereof, shall have been false or erroneous when made or deemed to have been made in any material respect (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality or Material Adverse Effect in the text thereof).

Section 8.5. Cross Default. If any Company shall default in the payment of principal or interest due and owing under any Material Indebtedness Agreement beyond any period of grace provided with respect thereto or in the performance or observance of any other agreement, term or condition contained in any agreement under which such obligation is created, if the effect of such default is to allow the acceleration of the maturity of such Indebtedness or to permit the holder thereof to cause such Indebtedness to become due prior to its stated maturity.

Section 8.6. ERISA Default. The occurrence of one or more ERISA Events that the Required Lenders determine could reasonably be expected to have a Material Adverse Effect.

Section 8.7. Change in Control. If any Change in Control shall occur.

Section 8.8. Judgments. There is entered against any Company:

(a) a final judgment or order for the payment of money by a court of competent jurisdiction, that remains unpaid or unstayed and undischarged for a period (during which execution shall not be effectively stayed) of thirty (30) days after the date on which the right to appeal has expired, provided that such occurrence shall constitute an Event of Default only if the aggregate of all such judgments for all such Companies (less any amount that will be covered by the proceeds of insurance), shall exceed Three Million Dollars ($3,000,000), or, during a Cash Dominion Period, Revolving Credit Availability during such period of thirty (30) days.

(b) any one or more non-monetary final judgments that are not covered by insurance, or, if covered by insurance, for which the insurance company has not agreed to or acknowledged coverage, and that, in either case, the Required Lenders reasonably determine have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (i) enforcement proceedings are commenced by the prevailing party or any creditor upon such judgment or order, or (ii) there is a period of five consecutive Business Days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect.

Section 8.9. Material Adverse Change. Any condition or event that has an Material Adverse Effect shall have occurred.

Section 8.10. Security. If any Lien granted in this Agreement or any other Loan Document in favor of the Administrative Agent, for the benefit of the Lenders, shall be determined to be (a) void, voidable or invalid, or is subordinated or not otherwise given the priority contemplated by this Agreement and the Borrower (or the appropriate Credit Party) has failed to promptly execute appropriate documents to correct such matters, or (b) unperfected as to any material amount of collateral (as determined by the Administrative Agent, in its reasonable discretion) and the Borrower (or the appropriate Credit Party) has failed to promptly execute appropriate documents to correct such matters.

Section 8.11. Validity of Loan Documents. If (a) any material provision, in the sole opinion of the Administrative Agent, of any Loan Document shall at any time cease to be valid, binding and enforceable against any Credit Party; (b) the validity, binding effect or enforceability of any Loan Document against any Credit Party shall be contested by any Credit Party; (c) any Credit Party shall deny that it has any or further liability or obligation under any Loan Document; or (d) any Loan Document shall be terminated, invalidated or set aside, or be declared ineffective or inoperative or in any way cease to give or provide to the Administrative Agent and the Lenders the benefits purported to be created thereby.

Section 8.12. Solvency. If any Company (other than a Dormant Subsidiary or an Immaterial Subsidiary that is not a Credit Party) shall (a) except as permitted pursuant to Section 5.12 hereof, discontinue business; (b) generally not pay its debts as such debts become due; (c) make a general assignment for the benefit of creditors; (d) apply for or consent to the appointment of an interim receiver, a receiver, a receiver and manager, an administrator, a sequestrator, a monitor, a custodian, a trustee, an interim trustee, a liquidator, an agent or any other similar official of all or a substantial part of its assets or of such Company; (e) be adjudicated a debtor or insolvent or have entered against it an order for relief under the Bankruptcy Code, or under any other bankruptcy insolvency, liquidation, winding-up, corporate or similar statute or Law, foreign, federal, state or provincial, in any applicable jurisdiction, now or hereafter existing, as any of the foregoing may be amended from time to time, or other applicable statute for jurisdictions outside of the United States, as the case may be; (f) file a voluntary petition under the Bankruptcy Code or seek relief under any bankruptcy or insolvency or analogous Law in any jurisdiction outside of the United States, or file a proposal or notice of intention to file such petition; (g) have an involuntary proceeding under the Bankruptcy Code filed against it and the same shall not be controverted within ten (10) days, or shall continue undismissed for a period of sixty (60) days from commencement of such proceeding or case; (h) file a petition, an answer, an application or a proposal seeking reorganization or an arrangement with creditors or seeking to take advantage of any other Law (whether federal, provincial or state, or, if applicable, other jurisdiction) relating to relief of debtors, or admit (by answer, by default or otherwise) the material allegations of a petition filed against it in any bankruptcy, reorganization, insolvency or other proceeding (whether federal, provincial or state, or, if applicable, other jurisdiction) relating to relief of debtors; (i) suffer or permit to continue unstayed and in effect for thirty (30) consecutive days any judgment, decree or order entered by a court of competent jurisdiction, that approves a petition or an application or a proposal seeking its reorganization or appoints an interim receiver, a receiver and manager, an administrator, custodian, trustee, interim trustee or liquidator of all or a substantial part of its assets, or of such Company; (j) have an administrative receiver appointed over the whole or substantially the whole of its assets, or of such Company; or (k) have a moratorium declared in respect of any of its Indebtedness, or any analogous procedure or step is taken in any jurisdiction.

ARTICLE IX. REMEDIES UPON DEFAULT

Notwithstanding any contrary provision or inference herein or elsewhere:

Section 9.1. Optional Defaults. If any Event of Default referred to in Section 8.1, 8.2, 8.3, 8.4, 8.5, 8.6, 8.7, 8.8, 8.9, 8.10 or 8.11 hereof shall occur, the Administrative Agent may, with the consent of the Required Lenders, and shall, at the written request of the Required Lenders, give written notice to the Borrower to:

(a) terminate the Commitment, if not previously terminated, and, immediately upon such election, the obligations of the Lenders, and each thereof, to make any further Loan, and the obligation of the Issuing Lender to issue any Letter of Credit, immediately shall be terminated; and/or

(b) accelerate the maturity of all of the Obligations (if the Obligations are not already due and payable), whereupon all of the Obligations shall become and thereafter be immediately due and payable in full without any presentment or demand and without any further or other notice of any kind, all of which are hereby waived by the Borrower.

Section 9.2. Automatic Defaults. If any Event of Default referred to in Section 8.12 hereof shall occur:

(a) all of the Commitment shall automatically and immediately terminate, if not previously terminated, and no Lender thereafter shall be under any obligation to grant any further Loan, nor shall the Issuing Lender be obligated to issue any Letter of Credit; and

(b) the principal of and interest then outstanding on all of the Loans, and all of the other Obligations, shall thereupon become and thereafter be immediately due and payable in full (if the Obligations are not already due and payable), all without any presentment, demand or notice of any kind, which are hereby waived by the Borrower.

Section 9.3. Letters of Credit. If the maturity of the Obligations shall be accelerated pursuant to Section 9.1 or 9.2 hereof, the Borrower shall immediately deposit with the Administrative Agent, as security for the obligations of the Borrower and any other Company to reimburse the Administrative Agent and the Revolving Lenders for any then outstanding Letters of Credit, cash equal to one hundred three percent (103%) of the sum of the aggregate undrawn balance of any then outstanding Letters of Credit. The Administrative Agent and the Lenders are hereby authorized, at their option, to deduct any and all such amounts from any deposit balances then owing by any Lender (or any Affiliate of such Lender, wherever located) to or for the credit or account of any Company (other than Excluded Deposit Accounts), as security for the obligations of the Borrower and any Company to reimburse the Administrative Agent, the Issuing Lender and the Revolving Lenders for any then outstanding Letters of Credit.

Section 9.4. Offsets. If there shall occur or exist any Event of Default referred to in Section 8.12 hereof or if the maturity of the Obligations is accelerated pursuant to Section 9.1 or 9.2 hereof, each Lender shall have the right at any time to set off against, and to appropriate and apply toward the payment of, any and all of the Obligations then owing by the Borrower or a Guarantor of Payment to such Lender (including, without limitation, any participation purchased or to be purchased pursuant to Section 2.2(b), 2.2(c) or 9.5 hereof), whether or not the same shall then have matured, any and all deposit (general or special) balances and all other indebtedness then held or owing by such Lender (including, without limitation, by branches and agencies or any Affiliate of such Lender, wherever located) to or for the credit or account of the Borrower or any Guarantor of Payment, all without notice to or demand upon the Borrower or any other Person, all such notices and demands being hereby expressly waived by the Borrower. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such set off and application (provided that the failure to give such notice shall not affect the validity of such set off and application). In the event that any Defaulting Lender shall exercise any such right of setoff, (a) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 11.11 hereof and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Lender, and the Lenders, and (b) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, the Issuing Lender and their respective Affiliates under this Section 9.4 are in addition to other rights and remedies (including other rights of setoff) that such Lender, the Issuing Lender or their respective Affiliates may have.

Section 9.5. Equalization Provisions. Each Lender agrees with the other Lenders that, if it at any time shall obtain any Advantage over the other Lenders, or any thereof, in respect of the Obligations (except as to Swing Loans and Letters of Credit prior to the Administrative Agent’s giving of notice to participate and except under Article III hereof), it shall purchase from the other Lenders, for cash and at par, such additional participation in the Obligations as shall be necessary to nullify such Advantage. If any such Advantage resulting in the purchase of an additional participation as aforesaid shall be recovered in whole or in part from the Lender receiving such Advantage, each such purchase shall be rescinded, and the purchase price restored (but without interest unless the Lender receiving such Advantage is required to pay interest on such Advantage to the Person recovering such Advantage from such Lender) ratably to the extent of the recovery. Each Lender further agrees with the other Lenders that if it at any time shall receive any payment for or on behalf of the Borrower (or through any Guarantor of Payment) on any Indebtedness owing by the Borrower pursuant to this Agreement (whether by voluntary payment, by realization upon security, by reason of offset of any deposit or other indebtedness, by counterclaim or cross-action, by the enforcement of any right under any Loan Document, or otherwise), it will apply such payment first to any and all Obligations owing by the Borrower to that Lender (including, without limitation, any participation purchased or to be purchased pursuant to this Section 9.5 or any other section of this Agreement). Each Credit Party agrees that any Lender so purchasing a participation from the other Lenders or any thereof pursuant to this Section 9.5 may exercise all of its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were a direct creditor of such Credit Party in the amount of such participation.

Section 9.6. Collateral. The Administrative Agent and the Lenders shall at all times have the rights and remedies of a secured party under the U.C.C., in addition to the rights and remedies of a secured party provided elsewhere within this Agreement, in any other Related Writing executed by the Borrower or otherwise provided in law or equity. Upon the occurrence and during the continuance of an Event of Default and at all times thereafter, the Administrative Agent may require the Borrower to assemble the collateral securing the Secured Obligations, which the Borrower agrees to do, and make it available to the Administrative Agent and the Lenders at a reasonably convenient place to be designated by the Administrative Agent. The Administrative Agent may, with or without notice to or demand upon the Borrower and with or without the aid of legal process, make use of such force as may be necessary to enter any premises where such collateral, or any thereof, may be found and to take possession thereof (including anything found in or on such collateral that is not specifically described in this Agreement, each of which findings shall be considered to be an accession to and a part of such collateral) and for that purpose may pursue such collateral wherever the same may be found, without liability for trespass or damage caused thereby to the Borrower. After any delivery or taking of possession of the collateral securing the Secured Obligations, or any portion thereof, pursuant to this Agreement, then, with or without resort to the Borrower personally or any other Person or property, all of which the Borrower hereby waives, and upon such terms and in such manner as the Administrative Agent may deem advisable, the Administrative Agent, in its discretion, may sell, assign, transfer and deliver any of such collateral at any time, or from time to time. No prior notice need be given to the Borrower or to any other Person in the case of any sale of such collateral that the Administrative Agent determines to be perishable or to be declining speedily in value or that is customarily sold in any recognized market, but in any other case the Administrative Agent shall give the Borrower not fewer than ten days prior notice of either the time and place of any public sale of such collateral or of the time after which any private sale or other intended disposition thereof is to be made. The Borrower waives advertisement of any such sale and (except to the extent specifically required by the preceding sentence) waives notice of any kind in respect of any such sale. At any such public sale, the Administrative Agent or the Lenders may purchase such collateral, or any part thereof, free from any right of redemption, all of which rights the Borrower hereby waives and releases. After deducting all Related Expenses, and after paying all claims, if any, secured by Liens having precedence over this Agreement, the Administrative Agent may apply the net proceeds of each such sale to or toward the payment of the Secured Obligations, whether or not then due, as required by Section 9.8(b) hereof. Any excess, to the extent permitted by law, shall be paid to the Borrower, and the Borrower shall remain liable for any deficiency. In addition, the Administrative Agent shall at all times have the right to obtain new collateral field audits or similar assessments of the collateral securing the Secured Obligations, the cost of which shall be paid by the Borrower.

Section 9.7. Other Remedies. The remedies in this Article IX are in addition to, and not in limitation of, any other right, power, privilege, or remedy, either in law, in equity, or otherwise, to which the Lenders may be entitled. The Administrative Agent shall exercise the rights under this Article IX and all other collection efforts on behalf of the Lenders and no Lender shall act independently with respect thereto, except as otherwise specifically set forth in this Agreement. In addition, the Administrative Agent shall be entitled to exercise remedies, pursuant to the Loan Documents, against collateral securing the Secured Obligations, on behalf of any Affiliate of a Lender that holds Secured Obligations, and no Affiliate of a Lender shall act independently with respect thereto, except as otherwise specifically set forth in this Agreement.

Section 9.8. Application of Proceeds.

(a) Payments Prior to Exercise of Remedies. Prior to the exercise by the Administrative Agent, on behalf of the Lenders, of remedies under this Agreement or the other Loan Documents, all monies received by the Administrative Agent in connection with the Revolving Credit Commitment shall be applied, unless otherwise required by the terms of the other Loan Documents or by applicable Law, to the Loans and Letters of Credit, as appropriate; provided that the Administrative Agent shall have the right at all times to apply any payment received from the Borrower first to the payment of all obligations (to the extent not paid by the Borrower) incurred by the Administrative Agent pursuant to Sections 11.6 and 11.7 hereof and to the payment of Related Expenses.

(b) Payments Subsequent to Exercise of Remedies. After the exercise by the Administrative Agent or the Required Lenders of remedies under this Agreement or the other Loan Documents, all monies received by the Administrative Agent shall be applied, unless otherwise required by the terms of the other Loan Documents or by applicable Law, as follows:

(i) first, to the payment of all costs, expenses and other amounts (to the extent not paid by the Borrower) incurred by the Administrative Agent pursuant to Sections 11.6 and 11.7 hereof and to the payment of Related Expenses to the Administrative Agent;

(ii) second, to the payment pro rata of (A) interest then accrued and payable on the outstanding Loans, (B) any fees then accrued and payable to the Administrative Agent, (C) any fees then accrued and payable to the Issuing Lender or the holders of the Letter of Credit Commitment in respect of the Letter of Credit Exposure, (D) any commitment fees, amendment fees and similar fees shared pro rata among the Lenders entitled thereto under this Agreement that are then accrued and payable, and (E) to the extent not paid by the Borrower, to the obligations incurred by the Lenders (other than the Administrative Agent) pursuant to Sections 11.6 and 11.7 hereof;

(iii) third, for payment of principal outstanding on the Loans and the Letter of Credit Exposure, on a pro rata basis to the Lenders, based upon each such Lender’s Commitment Percentage, provided that the amounts payable in respect of the Letter of Credit Exposure shall be held and applied by the Administrative Agent as security for the reimbursement obligations in respect thereof, and, if any Letter of Credit shall expire without being drawn, then the amount with respect to such Letter of Credit shall be distributed to the Lenders, on a pro rata basis in accordance with this clause (iii);

(iv) fourth, for the payment of (A) the Indebtedness under any Hedge Agreement with a Lender (or an entity that is an Affiliate of a then existing Lender), such amount to be based upon the net termination obligation of the Borrower under such Hedge Agreement, (B) the Bank Product Obligations owing to a Lender (or an entity that is an Affiliate of a then existing Lender) under Bank Product Agreements, and (C) any remaining Secured Obligations; with such payment to be pro rata among (A), (B) and (C) of this subpart (iv); and

(v) finally, any remaining surplus after all of the Secured Obligations have been paid in full, to the Borrower or to whomsoever shall be lawfully entitled thereto.

Each Lender hereby agrees to promptly provide all information reasonably requested by the Administrative Agent regarding any Bank Product Obligations owing to such Lender (or Affiliate of such Lender) or any Hedge Agreement entered into by a Company with such Lender (or Affiliate of such Lender), and each such Lender, on behalf of itself and any of its Affiliates, hereby agrees to promptly provide notice to the Administrative Agent upon such Lender (or any of its Affiliates) entering into any such Hedge Agreement or cash management services agreement.

ARTICLE X. THE ADMINISTRATIVE AGENT

The Lenders authorize KeyBank and KeyBank hereby agrees to act as agent for the Lenders in respect of this Agreement upon the terms and conditions set forth elsewhere in this Agreement, and upon the following terms and conditions:

Section 10.1. Appointment and Authorization.

(a) General. Each Lender hereby irrevocably appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers hereunder as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto. Neither the Administrative Agent nor any of its Affiliates, directors, officers, attorneys or employees shall (i) be liable for any action taken or omitted to be taken by it or them hereunder or in connection herewith, except for its or their own gross negligence or willful misconduct (as determined by a final non-appealable judgment of a court of competent jurisdiction), or be responsible in any manner to any of the Lenders for the effectiveness, enforceability, genuineness, validity or due execution of this Agreement or any other Loan Documents, (ii) be under any obligation to any Lender to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions hereof or thereof on the part of the Borrower or any other Company, or the financial condition of the Borrower or any other Company, or (iii) be liable to any of the Companies for consequential damages resulting from any breach of contract, tort or other wrong in connection with the negotiation, documentation, administration or collection of the Loans or Letters of Credit or any of the Loan Documents. Notwithstanding any provision to the contrary contained in this Agreement or in any other Loan Document, the Administrative Agent shall not have any duty or responsibility except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. The provisions of this Article X are solely for the benefit of the Administrative Agent and the Lenders, and neither the Borrower nor any of the Credit Parties shall have rights as a third-party beneficiary of any of such provisions.

(b) Bank Products and Hedging Products. Each Lender that is providing Bank Products or products in connection with a Hedge Agreement (or whose Affiliate is providing such products) hereby irrevocably authorizes the Administrative Agent to take such action as agent on its behalf (and its Affiliate’s behalf) with respect to the collateral securing the Secured Obligations and the realization of payments with respect thereto pursuant to Section 9.8(b)(iii) hereof. The Borrower and each Lender agree that the indemnification and reimbursement provisions of this Agreement shall be equally applicable to the actions of the Administrative Agent pursuant to this subsection (b). Each Lender hereby represents and warrants to the Administrative Agent that it has the authority to authorize the Administrative Agent as set forth above.

Section 10.2. Note Holders. The Administrative Agent may treat the payee of any Note as the holder thereof (or, if there is no Note, the holder of the interest as reflected on the books and records of the Administrative Agent) until written notice of transfer shall have been filed with the Administrative Agent, signed by such payee and in form satisfactory to the Administrative Agent (such transfer to have been made in accordance with Section 11.10 hereof).

Section 10.3. Consultation With Counsel. The Administrative Agent may consult with legal counsel selected by the Administrative Agent and shall not be liable for any action taken or suffered in good faith by the Administrative Agent in accordance with the opinion of such counsel.

Section 10.4. Documents. The Administrative Agent shall not be under any duty to examine into or pass upon the validity, effectiveness, genuineness or value of any Loan Document or any other Related Writing furnished pursuant hereto or in connection herewith or the value of any collateral obtained hereunder, and the Administrative Agent shall be entitled to assume that the same are valid, effective and genuine and what they purport to be.

Section 10.5. Administrative Agent and Affiliates. KeyBank and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Companies and Affiliates as though KeyBank were not the Administrative Agent hereunder and without notice to or consent of any Lender. Each Lender acknowledges that, pursuant to such activities, KeyBank or its Affiliates may receive information regarding any Company or any Affiliate (including information that may be subject to confidentiality obligations in favor of such Company or such Company’s Affiliate) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to other Lenders. With respect to Loans and Letters of Credit (if any), KeyBank and its Affiliates shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though KeyBank were not the Administrative Agent, and the terms “Lender” and “Lenders” include KeyBank and its Affiliates, to the extent applicable, in their individual capacities.

Section 10.6. Knowledge or Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received written notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable, in its discretion, for the protection of the interests of the Lenders.

Section 10.7. Action by Administrative Agent. Subject to the other terms and conditions hereof, so long as the Administrative Agent shall be entitled, pursuant to Section 10.6 hereof, to assume that no Default or Event of Default shall have occurred and be continuing, the Administrative Agent shall be entitled to use its discretion with respect to exercising or refraining from exercising any rights that may be vested in it by, or with respect to taking or refraining from taking any action or actions that it may be able to take under or in respect of, this Agreement. The Administrative Agent shall incur no liability under or in respect of this Agreement by acting upon any notice, certificate, warranty or other paper or instrument believed by it to be genuine or authentic or to be signed by the proper party or parties, or with respect to anything that it may do or refrain from doing in the reasonable exercise of its judgment, or that may seem to it to be necessary or desirable in the premises. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent’s acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders.

Section 10.8. Release of Collateral or Guarantor of Payment. Each Lender hereby irrevocably authorize the Administrative Agent, at its option and in its sole discretion, to release any Liens granted to the Administrative Agent by the Credit Parties on any Collateral (a) upon the termination of all Commitments and satisfaction of all Secured Obligations (other than Bank

Product Obligations); (b) constituting property being sold or disposed of if the Credit Party disposing of such property certifies to the Administrative Agent that the sale or disposition is made in compliance with the terms of this Agreement (and the Administrative Agent may rely conclusively on any such certificate, without further inquiry), and to the extent that the property being sold or disposed of constitutes one hundred percent (100%) of the equity interests of a Subsidiary, the Administrative Agent is authorized to release any Guaranty of Payment provided by such Subsidiary; (c) constituting property leased to a Credit Party under a lease which has expired or been terminated in a transaction permitted under this Agreement; (d) as required to effect any sale or other disposition of such Collateral in connection with any exercise of remedies of the Administrative Agent and the Lenders pursuant to Article IX; or (e) as provided in any Security Agreement or Pledged Agreement. Except as provided in the preceding sentence, the Administrative Agent will not release any Liens on Collateral without the prior written authorization of the Required Lenders. Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of the Credit Parties in respect of) all interests retained by the Credit Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral. Nothing in this paragraph shall relieve the Administrative Agent of any obligations to release the Liens on any Collateral to the extent required under any Loan Document if the Credit Parties have satisfied the conditions for such release.

Section 10.9. Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct, as determined by a final and non-appealable judgment of a court of competent jurisdiction.

Section 10.10. Indemnification of Administrative Agent. The Lenders agree to indemnify the Administrative Agent (to the extent not reimbursed by the Borrower) ratably, according to their respective Commitment Percentages, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including attorneys’ fees and expenses) or disbursements of any kind or nature whatsoever that may be imposed on, incurred by or asserted against the Administrative Agent in its capacity as agent in any way relating to or arising out of this Agreement or any other Loan Document, or any action taken or omitted by the Administrative Agent with respect to this Agreement or any other Loan Document, provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including attorneys’ fees and expenses) or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct, as determined by a final and non-appealable judgment of a court of competent jurisdiction, or from any action taken or omitted by the Administrative Agent in any capacity other than as agent under this Agreement or any other Loan Document. No action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 10.10. The undertaking in this Section 10.10 shall survive repayment of the Loans, cancellation of the Notes, if any, expiration or termination of the Letters of Credit, termination of the Commitment, any foreclosure under, or modification, release or discharge of, any or all of the Loan Documents, termination of this Agreement and the resignation or replacement of the administrative agent.

Section 10.11. Successor Administrative Agent. The Administrative Agent may resign as agent hereunder by giving not fewer than thirty (30) days prior written notice to the Borrower and the Lenders. If the Administrative Agent shall resign under this Agreement, then either (a) the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders (with the consent of the Borrower so long as an Event of Default does not exist and which consent shall not be unreasonably withheld), or (b) if a successor agent shall not be so appointed and approved within the thirty (30) day period following the Administrative Agent’s notice to the Lenders of its resignation, then the Administrative Agent shall appoint a successor agent that shall serve as agent until such time as the Required Lenders appoint a successor agent. If no successor agent has accepted appointment as the Administrative Agent by the date that is thirty (30) days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. Upon its appointment, such successor agent shall succeed to the rights, powers and duties as agent, and the term “Administrative Agent” means such successor effective upon its appointment, and the former agent’s rights, powers and duties as agent shall be terminated without any other or further act or deed on the part of such former agent or any of the parties to this Agreement. After any retiring Administrative Agent’s resignation as the Administrative Agent, the provisions of this Article X shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Agreement and the other Loan Documents.

Section 10.12. Issuing Lender. The Issuing Lender shall act on behalf of the Revolving Lenders with respect to any Letters of Credit issued by the Issuing Lender and the documents associated therewith. The Issuing Lender shall have all of the benefits and immunities (a) provided to the Administrative Agent in this Article X with respect to any acts taken or omissions suffered by the Issuing Lender in connection with the Letters of Credit and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term “Administrative Agent”, as used in this Article X, included the Issuing Lender with respect to such acts or omissions, and (b) as additionally provided in this Agreement with respect to the Issuing Lender.

Section 10.13. Swing Line Lender. The Swing Line Lender shall act on behalf of the Revolving Lenders with respect to any Swing Loans. The Swing Line Lender shall have all of the benefits and immunities (a) provided to the Administrative Agent in this Article X with respect to any acts taken or omissions suffered by the Swing Line Lender in connection with the Swing Loans as fully as if the term “Administrative Agent”, as used in this Article X, included the Swing Line Lender with respect to such acts or omissions, and (b) as additionally provided in this Agreement with respect to the Swing Line Lender.

Section 10.14. Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Credit Party, (a) the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise, to (i) file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent) allowed in such judicial proceedings, and (ii) collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and (b) any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent. Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 10.15. No Reliance on Administrative Agent’s Customer Identification Program. Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on the Administrative Agent to carry out such Lender’s or its Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the Patriot Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other anti-terrorism Law, including any programs involving any of the following items relating to or in connection with the Borrower, its Affiliates or agents, the Loan Documents or the transactions hereunder: (a) any identity verification procedures, (b) any record keeping, (c) any comparisons with government lists, (d) any customer notices, or (e) any other procedures required under the CIP Regulations or such other Laws.

Section 10.16. Other Agents. The Administrative Agent shall have the continuing right from time to time to designate one or more Lenders (or its or their Affiliates) as “syndication agent”, “co-syndication agent”, “documentation agent”, “co-documentation agent”, “book runner”, “lead arranger”, “joint lead arranger”, “arrangers” or other designations for purposes hereof. Any such designation referenced in the previous sentence or listed on the cover of this Agreement shall have no substantive effect, and any such Lender and its Affiliates so referenced or listed shall have no additional powers, duties, responsibilities or liabilities as a result thereof, except in its capacity, as applicable, as the Administrative Agent, a Lender, the Swing Line Lender or the Issuing Lender hereunder.

Section 10.17. Platform.

(a) Each Credit Party agrees that the Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Issuing Lender, the Swing Line Lender and the other Lenders by posting the Communications on the Platform.

(b) The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower or the other Credit Parties, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s , any Credit Party’s or the Administrative Agent’s transmission of communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Credit Party pursuant to any Loan Document or the transactions contemplated therein that is distributed to the Administrative Agent, any Lender, the Issuing Lender or the Swing Line Lender by means of electronic communications pursuant to this Section, including through the Platform.

ARTICLE XI. MISCELLANEOUS

Section 11.1. Lenders’ Independent Investigation. Each Lender, by its signature to this Agreement, acknowledges and agrees that the Administrative Agent has made no representation or warranty, express or implied, with respect to the creditworthiness, financial condition, or any other condition of any Company or with respect to the statements contained in any information memorandum furnished in connection herewith or in any other oral or written communication between the Administrative Agent and such Lender. Each Lender represents that it has made and shall continue to make its own independent investigation of the creditworthiness, financial condition and affairs of the Companies in connection with the extension of credit hereunder, and agrees that the Administrative Agent has no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto (other than such notices as may be expressly required to be given by the Administrative Agent to the Lenders hereunder), whether coming into its possession before the first Credit Event hereunder or at any time or times thereafter. Each Lender further represents that it has reviewed each of the Loan Documents.

Section 11.2. No Waiver; Cumulative Remedies. No omission or course of dealing on the part of the Administrative Agent, any Lender or the holder of any Note (or, if there is no Note, the holder of the interest as reflected on the books and records of the Administrative Agent) in exercising any right, power or remedy hereunder or under any of the other Loan

Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder or under any of the Loan Documents. The remedies herein provided are cumulative and in addition to any other rights, powers or privileges held under any of the Loan Documents or by operation of law, by contract or otherwise.

Section 11.3. Amendments, Waivers and Consents.

(a) General Rule. No amendment, modification, termination, or waiver of any provision of any Loan Document nor consent to any variance therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

(b) Exceptions to the General Rule. Notwithstanding the provisions of subsection (a) of this Section 11.3:

(i) Consent of Lenders Affected Required. No amendment, modification, waiver or consent shall (A) extend or increase the Commitment of any Lender without the written consent of such Lender, (B) extend the date scheduled for payment of any principal (excluding mandatory prepayments) of or interest on the Loans or Letter of Credit reimbursement obligations or commitment fees payable hereunder without the written consent of each Lender directly affected thereby, (C) reduce the principal amount of any Loan, the stated rate of interest thereon (provided that the institution of the Default Rate or post default interest and a subsequent removal of the Default Rate or post default interest shall not constitute a decrease in interest rate pursuant to this Section 11.3) or the stated rate of commitment fees payable hereunder, without the consent of each Lender directly affected thereby, (D) change the manner of pro rata application of any payments made by the Borrower to the Lenders hereunder, without the consent of each Lender directly affected thereby, (E) without the unanimous consent of the Lenders, change the definitions of “Borrowing Base”, “Eligible Accounts Receivable”, “Eligible Unbilled Accounts Receivable” and “Eligible Extended Terms Account Receivable”, (F) without the unanimous consent of the Lenders, change any percentage voting requirement, voting rights, or the Required Lenders definition in this Agreement, (G) without the unanimous consent of the Lenders, release the Borrower or any Guarantor of Payment material amount of collateral securing the Secured Obligations, except in connection with a transaction specifically permitted hereunder, or (H) without the unanimous consent of the Lenders, amend this Section 11.3 or Section 9.5 or 9.8 hereof.

(ii) Provisions Relating to Special Rights and Duties. No provision of this Agreement affecting the Administrative Agent in its capacity as such shall be amended, modified or waived without the consent of the Administrative Agent. The Administrative Agent Fee Letter may be amended or modified by the Administrative Agent and the Borrower without the consent of any other Lender. No provision of this Agreement relating to the rights or duties of the Issuing Lender in its capacity as such shall be amended, modified or waived without the consent of the Issuing Lender. No provision of this Agreement relating to the rights or duties of the Swing Line Lender in its capacity as such shall be amended, modified or waived without the consent of the Swing Line Lender.

(iii) Technical and Conforming Modifications. Notwithstanding the foregoing, technical and conforming modifications to the Loan Documents may be made with the consent of the Borrower and the Administrative Agent (A) if such modifications are not adverse to the Lenders and are requested by Governmental Authorities, or (B) to cure any ambiguity, defect or inconsistency.

(c) Replacement of Non-Consenting Lender. If, in connection with any proposed amendment, waiver or consent hereunder, the consent of all Lenders is required, but only the consent of Required Lenders is obtained, (any Lender withholding consent as described in this subsection (c) being referred to as a “Non-Consenting Lender”), then, so long as the Administrative Agent is not the Non-Consenting Lender, the Administrative Agent may (and shall, if requested by the Borrower), at the sole expense of the Borrower, upon notice to such Non-Consenting Lender and the Borrower, require such Non-Consenting Lender to assign and delegate, without recourse (in accordance with the restrictions contained in Section 11.10 hereof) all of its interests, rights and obligations under this Agreement to a financial institution acceptable to the Administrative Agent and the Borrower that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) such Non-Consenting Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from such financial institution (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts, including any breakage compensation under Article III hereof), and (ii) the applicable assignee shall have consented to the proposed amendment, waiver or consent at issue.

(d) Generally. Notice of amendments, waivers or consents ratified by the Lenders hereunder shall be forwarded by the Administrative Agent to all of the Lenders. Each Lender or other holder of a Note, or if there is no Note, the holder of the interest as reflected on the books and records of the Administrative Agent (or interest in any Loan or Letter of Credit) shall be bound by any amendment, waiver or consent obtained as authorized by this Section 11.3, regardless of its failure to agree thereto.

(e) Defaulting Lender. Any Defaulting Lender’s right to consent, vote, approve or disapprove any amendment, waiver or consent with respect to this Agreement or the other Loan Documents shall be restricted as referenced in Section 11.11(a)(i) hereof.

Section 11.4. Notices. All notices, requests, demands and other communications provided for hereunder shall be in writing and, if to the Borrower, mailed or delivered to it, addressed to it at the address specified on the signature pages of this Agreement, except as otherwise specifically provided in 5.3(p) hereof, if to the Administrative Agent or a Lender, mailed or delivered to it, addressed to the address of the Administrative Agent or such Lender specified on the signature pages of this Agreement, or, as to each party, at such other address as shall be designated by such party in a written notice to each of the other parties. All notices, statements, requests, demands and other communications provided for hereunder shall be deemed to be received when delivered (if received during normal business hours on a Business Day, such Business Day, otherwise the following Business Day) or two Business Days after being deposited in the mails with postage prepaid by registered or certified mail, addressed as aforesaid, or sent by facsimile or electronic communication, in each case of facsimile or electronic communication with telephonic confirmation of receipt. All notices hereunder shall not be effective until received (or deemed to be received). For purposes of Article II hereof, the Administrative Agent shall be entitled to rely on telephonic instructions from any person that the Administrative Agent in good faith believes is an Authorized Officer, and the Borrower shall hold the Administrative Agent and each Lender harmless from any loss, cost or expense resulting from any such reliance.

Section 11.5. Approved Electronic Communication System.

(a) Unless otherwise specifically identified therein, each posting to an Approved Electronic Communication System shall be deemed to be a representation and warranty by the Borrower, the Authorized Officer submitting the information to the Approved Electronic Communication System, and, if such Authorized Officer is not a Financial Officer, the Financial Officer who authorized such Authorized Officer to submit such information, as of the date of such posting, of the accuracy of the information provided with respect thereto, and that each of the representations and warranties contained in this Agreement and the other Loan Documents are true and correct as if made on and as of the date of such posting.

(b) Although the Approved Electronic Communication System is secured with generally-applicable security procedures and policies implemented or modified from time to time, the Borrower and each other Credit Party acknowledge and agree that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution. In consideration for the convenience and other benefits afforded by such distribution and for the other consideration provided hereunder, the receipt and sufficiency of which is hereby acknowledged, the Borrower and each other Credit Party hereby approves of the use of the Approved Electronic Communication System and understands and assumes the risks of using such forms of communication.

(c) The Approved Electronic Communication System is provided “as is” and “as available”. Neither the Administrative Agent nor any of the Administrative Agent’s Affiliates, officers, directors, attorneys, agents or employees warrant the accuracy, adequacy or completeness of the Approved Electronic Communication System and each expressly disclaims any liability for errors or omissions in the Approved Electronic Communication System. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Administrative Agent (or any of the Administrative Agent’s Affiliates, officers, directors, attorneys, agents or employees) in connection with the Approved Electronic Communication System.

(d) The Borrower and each other Credit Party agrees that the Administrative Agent may, but shall not be obligated to, store information provided through the Approved Electronic Communication System in accordance with the Administrative Agent’s generally-applicable document retention procedures and policies in effect from time to time.

Section 11.6. Costs, Expenses and Documentary Taxes. The Borrower agrees to pay on demand all costs and expenses of the Administrative Agent and all Related Expenses, including but not limited to (a) bank meeting, administration, travel and out-of-pocket expenses, including but not limited to attorneys’ fees and expenses, of the Administrative Agent in connection with the preparation, negotiation and closing of the Loan Documents and the administration of the Loan Documents, and the collection and disbursement of all funds hereunder and the other instruments and documents to be delivered hereunder, (b) extraordinary expenses of the Administrative Agent in connection with the administration of the Loan Documents and the other instruments and documents to be delivered hereunder, and (c) the reasonable fees and expenses of special counsel for the Administrative Agent, with respect to the foregoing, and of local counsel, if any, who may be retained by said special counsel with respect thereto. The Borrower also agrees to pay on demand all costs and expenses (including Related Expenses) of the Administrative Agent and the Lenders, including reasonable attorneys’ fees and expenses, in connection with the restructuring or enforcement of the Obligations, this Agreement or any other Related Writing. In addition, the Borrower shall pay any and all stamp, transfer, documentary and other similar taxes, assessments, charges and fees payable or determined to be payable in connection with the execution and delivery of the Loan Documents, and the other instruments and documents to be delivered hereunder, and agrees to hold the Administrative Agent and each Lender harmless from and against any and all liabilities with respect to or resulting from any delay in paying or failure to pay such taxes or fees. All obligations provided for in this Section 11.6 shall survive any termination of this Agreement.

Section 11.7. Indemnification. The Borrower agrees to defend, indemnify and hold harmless the Administrative Agent and the Lenders (and their respective Affiliates, officers, directors, attorneys, agents and employees) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including attorneys’ fees) or disbursements of any kind or nature whatsoever that may be imposed on, incurred by or asserted against the Administrative Agent or any Lender in connection with any investigative, administrative or judicial proceeding (whether or not such Lender or the Administrative Agent shall be designated a party thereto) or any other claim by any Person (including Borrower or any other Credit Party) relating to or arising out of any Loan Document or any actual or proposed use of proceeds of the Loans or any of the Obligations, or any activities of any Company or its Affiliates; provided that no Lender nor the Administrative Agent shall have the right to be indemnified under this Section 11.7 for its own gross negligence or willful misconduct, as determined by a final and non-appealable judgment of a court of competent jurisdiction. All obligations provided for in this Section 11.7 shall survive any termination of this Agreement.

Section 11.8. Obligations Several; No Fiduciary Obligations. The obligations of the Lenders hereunder are several and not joint. Nothing contained in this Agreement and no action taken by the Administrative Agent or the Lenders pursuant hereto shall be deemed to constitute the Administrative Agent or the Lenders a partnership, association, joint venture or other entity. No default by any Lender hereunder shall excuse the other Lenders from any obligation under this Agreement; but no Lender shall have or acquire any additional obligation of any kind by reason of such default. The relationship between the Borrower and the Lenders with respect to the Loan Documents and the other Related Writings is and shall be solely that of debtor and creditors, respectively, and neither the Administrative Agent nor any Lender shall have any fiduciary obligation toward any Credit Party with respect to any such documents or the transactions contemplated thereby.

Section 11.9. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, and by facsimile or other electronic signature, each of which counterparts when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.

Section 11.10. Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section 11.10, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section 11.10, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (e) of this Section 11.10 (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section 11.10 and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including, without limitation (i) such Lender’s Commitment, (ii) all Loans made by such Lender, (iii) such Lender’s Notes (if any), and (iv) such Lender’s interest in any Letter of Credit or Swing Loan); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) no minimum amount is required to be assigned in the case of (x) an assignment of the entire remaining amount of the assigning Lender’s Commitment (to the extent the Commitment is still in effect) and the Loans at the time owing to such Lender, (y) contemporaneous assignments to related Approved Funds (determined after giving effect to such assignments) that equal at least the amount specified in subpart (b)(i)(B) of this Section 11.10 in the aggregate, or (z) in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund; and

(B) in any case not described in subpart (b)(i)(A) of this Section 11.10, the aggregate amount of each such assignment (determined as of the date the Assignment Agreement with respect to such assignment is delivered to the Administrative Agent (or, if “Trade Date” is specified in the Assignment Agreement, as of the Trade Date) shall not be less than Five Million Dollars ($5,000,000), unless each of the Administrative Agent and, so long as no Default or Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the portion of such Lender’s Commitment assigned, except that this subpart (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations with respect to separate facilities on a non-pro rata basis.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section 11.10 and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) a Default or Event of Default has occurred and is continuing at the time of such assignment, or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that (y) the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within three Business Days after having received notice thereof, and (z) the Borrower’s consent shall not be required during the primary syndication of the Commitment;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund; and

(C) the consent of the Issuing Lender and the Swing Line Lender shall be required for any assignment in respect of the Revolving Credit Commitment.

(iv) Assignment Agreement. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment Agreement, together with a processing and recordation fee of Three Thousand Five Hundred Dollars ($3,500); provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an administrative questionnaire in a form supplied by the Administrative Agent.

(v) No Assignment to Certain Persons. No such assignment shall be made to (A) the Borrower or any of the Borrower’s Affiliates or Subsidiaries, or (B) to any Defaulting Lender or any Person that, upon becoming a Lender, would constitute a Defaulting Lender.

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person).

(vii) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Issuing Lender, the Swing Line Lender and each other Lender hereunder (and interest accrued thereon), and (B) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Loans in accordance with its Commitment Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this subpart (vii), then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(viii) Treatment as Lenders. Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section 11.10, from and after the effective date specified in each Assignment Agreement, the assignee thereunder shall be a party to this Agreement, and, to the extent of the interest assigned by such Assignment Agreement, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment Agreement covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Article III and Sections 11.6 and 11.7 hereof with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that, except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subpart shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section 11.10.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment Agreement delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amounts (and stated interest) of the Loans owing to, each Lender from time to time. The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person, or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement and the other Loan Documents (including, without limitation, all or a portion of the Commitment and the Loans and participations owing to it and the Notes, if any, held by it); provided that (i) such Lender’s obligations under this Agreement and the other Loan Documents shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower, the Administrative Agent, the Issuing Lender, the Swing Line Lender and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and each of the other Loan Documents. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 10.10 with respect to any payments made by such Lender to any of its Participants.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver with respect to the following (to the extent that it affects such Participant): (i) any increase in the portion of the participation amount of any Participant over the amount thereof then in effect, or any extension of the Commitment Period; or (ii) any reduction of the principal amount of or extension of the time for any payment of principal on any Loan, or the reduction of the rate of interest or extension of the time for payment of interest on any Loan, or the reduction of the commitment fee. The Borrower agrees that each Participant shall be entitled to the benefits of Article III hereof (subject to the requirements and limitations therein, including the requirements under Section 3.2(e) hereof (it being understood that the documentation required under Section 3.2(e) hereof shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section 11.10; provided that such Participant shall not be entitled to receive any greater payment under Article III hereof, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.4 hereof as though it were a Lender; provided that such Participant agrees to be subject to Section 9.5 hereof as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 11.11. Defaulting Lenders.

(a) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article IX hereof or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.4 hereof shall be applied at such time or times as may be determined by the Administrative Agent as follows: (A) first, to the payment of amounts owing by such Defaulting Lender to the Administrative Agent hereunder; (B) second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Lender or Swing Line Lender hereunder; (C) third, to Cash Collateralize the Issuing Lender’s

Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.11 hereof; (D) fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; (E) fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (1) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement, and (2) Cash Collateralize the Issuing Lender’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.11 hereof; (F) sixth, to the payment of any amounts owing to the Lenders, the Issuing Lender or the Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Lender or the Swing Line Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; (G) seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and (H) eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that, if (y) such payment is a payment of the principal amount of any Loans or any Letters of Credit in respect of which such Defaulting Lender has not fully funded its appropriate share, and (z) such Loans were made or reimbursement of any payment on any Letters of Credit were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.1 hereof were satisfied or waived, such payment shall be applied solely to pay the Loans of, and the Letter of Credit Exposure owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or Letter of Credit Exposure owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in the Letter of Credit Exposure and Swing Loans are held by the Lenders pro rata in accordance with the Commitment under the applicable facility without giving effect to Section 11.11(a)(iv) hereof. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 11.11(a)(ii) hereof shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees.

(A) No Defaulting Lender shall be entitled to receive any Commitment Fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B) Each Defaulting Lender shall be entitled to receive letter of credit fees, as set forth in Section 2.2(b)(iii) hereof for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Commitment Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.11 hereof.

(C) With respect to any fee not required to be paid to any Defaulting Lender pursuant to subpart (A) or (B) above, the Borrower shall (1) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in the Letter of Credit Exposure or Swing Loans that has been reallocated to such Non-Defaulting Lender pursuant to subpart (iv) below, (2) pay to the Issuing Lender and Swing Line Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to the Issuing Lender’s or Swing Line Lender’s Fronting Exposure to such Defaulting Lender, and (3) not be required to pay the remaining amount of any such fee.

(iv) Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in the Letter of Credit Exposure and Swing Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Commitment Percentages with respect thereto (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Commitment Percentage with respect to the Revolving Credit Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v) Cash Collateral, Repayment of Swing Loans. If the reallocation described in subpart (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, (y) first, prepay Swing Loans in an amount equal to the Swing Line Lender’s Fronting Exposure and (z) second, Cash Collateralize the Issuing Lenders’ Fronting Exposure in accordance with the procedures set forth in Section 2.11 hereof.

(b) Defaulting Lender Cure. If Borrower, the Administrative Agent, the Swing Line Lender and the Issuing Lender agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be reasonably necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Loans to be held pro rata by the Lenders in accordance with the Commitments under the applicable facility (without giving effect to Section 11.11(a)(iv) hereof), whereupon such Lender will cease to be a Defaulting Lender; provided that (i) no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender, and (ii) except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c) New Swing Loan and Letters of Credit. So long as any Lender is a Defaulting Lender, (i) the Swing Line Lender shall not be required to fund any Swing Loan unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swing Loan, and (ii) the Issuing Lender shall not be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

(d) Replacement of Defaulting Lenders. Each Lender agrees that, during the time in which any Lender is a Defaulting Lender, the Administrative Agent shall have the right (and the Administrative Agent shall, if requested by the Borrower), at the sole expense of the Borrower, upon notice to such Defaulting Lender and the Borrower, to require that such Defaulting Lender assign and delegate, without recourse (in accordance with the restrictions contained in Section 11.10 hereof), all of its interests, rights and obligations under this Agreement to an Eligible Assignee, approved by the Borrower (unless an Event of Default shall exist) and the Administrative Agent, that shall assume such obligations.

Section 11.12. Patriot Act Notice. Each Lender, and the Administrative Agent (for itself and not on behalf of any other party), hereby notifies the Credit Parties that, pursuant to the requirements of the Patriot Act, such Lender and the Administrative Agent are required to obtain, verify and record information that identifies the Credit Parties, which information includes the name and address of each of the Credit Parties and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Credit Parties in accordance with the Patriot Act. The Borrower shall provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by the Administrative Agent or a Lender in order to assist the Administrative Agent or such Lender in maintaining compliance with the Patriot Act.

Section 11.13. Severability of Provisions; Captions; Attachments. Any provision of this Agreement that shall be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. The several captions to sections and subsections herein are inserted for convenience only and shall be ignored in interpreting the provisions of this Agreement. Each schedule or exhibit attached to this Agreement shall be incorporated herein and shall be deemed to be a part hereof.

Section 11.14. Investment Purpose. Each of the Lenders represents and warrants to the Borrower that such Lender is entering into this Agreement with the present intention of acquiring any Note issued pursuant hereto (or, if there is no Note, the interest as reflected on the books and records of the Administrative Agent) for investment purposes only and not for the purpose of distribution or resale, it being understood, however, that each Lender shall at all times retain full control over the disposition of its assets.

Section 11.15. Entire Agreement. This Agreement, any Note and any other Loan Document or other agreement, document or instrument attached hereto or executed on or as of the Closing Date integrate all of the terms and conditions mentioned herein or incidental hereto and supersede all oral representations and negotiations and prior writings with respect to the subject matter hereof (except with respect to any provisions of the Administrative Agent Fee Letter or any mandate letter, term sheet and fee letter between the Borrower and KeyBank that by their terms survive the termination of such agreements, in each case, which shall remain in full force and effect after the Closing Date).

Section 11.16. Confidentiality. The Administrative Agent and each Lender shall hold all Confidential Information in accordance with the customary procedures of the Administrative Agent or such Lender for handling confidential information of this nature, and in accordance with safe and sound banking practices. Notwithstanding the foregoing, the Administrative Agent or any Lender may in any event make disclosures of, and furnish copies of Confidential Information (a) to another agent under this Agreement or another Lender; (b) when reasonably required by any bona fide transferee or participant in connection with the contemplated transfer of any Loans or Commitment or participation therein (provided that (i) each such prospective transferee or participant shall have an agreement for the benefit of the Borrower with such prospective transferor Lender or participant containing substantially similar provisions to those contained in this Section 11.16, (ii) the prospective transferee or participant shall be a Eligible Assignee and (iii) the approval of the Borrower to such transfer shall have been obtained if required under Section 11.10(b)(iii)(A)); (c) to the parent corporation or other Affiliates of the Administrative Agent or such Lender, and to their respective auditors and attorneys; and (d) as required or requested by any Governmental Authority or representative thereof, or pursuant to legal process, provided, that, unless specifically prohibited by applicable Law or court order, the Administrative Agent or such Lender, as applicable, shall notify the chief financial officer of the Borrower of any request by any Governmental Authority or representative thereof (other than any such request in connection with an examination of the financial condition of the Administrative Agent or such Lender by such Governmental Authority), and of any other request pursuant to legal process, for disclosure of any such non-public information prior to disclosure of such Confidential Information. Notwithstanding anything contained herein to the contrary, the Administrative Agent, each Lender, the Borrower and its Affiliates may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated hereby and by the other Loan Documents and materials of any kind (including opinions or other tax analyses) that are provided to the Administrative Agent, any Lender, the Borrower or its Affiliates relating to such tax treatment and tax structure; it being understood that this authorization is retroactively effective to the commencement of the first discussions between or among any of the parties regarding the transactions contemplated hereby and by the other Loan Documents. In no event shall the Administrative Agent or any Lender be obligated or required to return any materials furnished by or on behalf of any Company. The Borrower hereby agrees that the failure of the Administrative Agent or any Lender to comply with the provisions of this Section 11.16 shall not relieve the Borrower of any of the obligations to the Administrative Agent and the Lenders under this Agreement and the other Loan Documents.

Section 11.17. Limitations on Liability of the Issuing Lender. The Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letters of Credit. Neither the Issuing Lender nor any of its officers or directors shall be liable or responsible for (a) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by the Issuing Lender against presentation of documents that do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to such Letter of Credit; or (d) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit, except that the account party on such Letter of Credit shall have a claim against the Issuing Lender, and the Issuing Lender shall be liable to such account party, to the extent of any direct, but not consequential, damages suffered by such account party that such account party proves were caused by (i) the Issuing Lender’s willful misconduct or gross negligence (as determined by a final and non-appealable judgment of a court of competent jurisdiction) in determining whether documents presented under a Letter of Credit comply with the terms of such Letter of Credit, or (ii) the Issuing Lender’s willful failure to make lawful payment under any Letter of Credit after the presentation to it of documentation strictly complying with the terms and conditions of such Letter of Credit. In furtherance and not in limitation of the foregoing, the Issuing Lender may accept documents that appear on their face to be in order, without responsibility for further investigation.

Section 11.18. General Limitation of Liability. No claim may be made by any Credit Party or any other Person against the Administrative Agent, the Issuing Lender, or any other Lender or the Affiliates, directors, officers, employees, attorneys or agents of any of them for any damages other than actual compensatory damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement or any of the other Loan Documents, or any act, omission or event occurring in connection therewith; and the Borrower, each Lender, the Administrative Agent and the Issuing Lender hereby, to the fullest extent permitted under applicable Law, waive, release and agree not to sue or counterclaim upon any such claim for any special, indirect, consequential or punitive damages, whether or not accrued and whether or not known or suspected to exist in their favor and regardless of whether any Lender, Issuing Lender, or the Administrative Agent has been advised of the likelihood of such loss of damage.

Section 11.19. No Duty. All attorneys, accountants, appraisers, consultants and other professional persons (including the firms or other entities on behalf of which any such Person may act) retained by the Administrative Agent or any Lender with respect to the transactions contemplated by the Loan Documents shall have the right to act exclusively in the interest of the Administrative Agent or such Lender, as the case may be, and shall have no duty of disclosure, duty of loyalty, duty of care, or other duty or obligation of any type or nature whatsoever to the Borrower, any other Companies, or any other Person, with respect to any matters within the scope of such representation or related to their activities in connection with such representation. The Borrower agrees, on behalf of itself and its Subsidiaries, not to assert any claim or counterclaim against any such persons with regard to such matters, all such claims and counterclaims, now existing or hereafter arising, whether known or unknown, foreseen or unforeseeable, being hereby waived, released and forever discharged.

Section 11.20. Legal Representation of Parties. The Loan Documents were negotiated by the parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement or any other Loan Document to be construed or interpreted against any party shall not apply to any construction or interpretation hereof or thereof.

Section 11.21. Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder that may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

Section 11.22. Governing Law; Submission to Jurisdiction.

(a) Governing Law. This Agreement, each of the Notes and any other Related Writing shall be governed by and construed in accordance with the Laws of the State of New York and the respective rights and obligations of the Borrower, the Administrative Agent, and the Lenders shall be governed by the Laws of the State of New York.

(b) Submission to Jurisdiction. The Borrower hereby irrevocably submits to the non-exclusive jurisdiction of any New York state or federal court sitting in New York County, New York, over any action or proceeding arising out of or relating to this Agreement, the Obligations or any other Related Writing, and the Borrower hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such New York state or federal court. The Borrower, on behalf of itself and its Subsidiaries, hereby irrevocably waives, to the fullest extent permitted by law, any objection it may now or hereafter have to the laying of venue in any action or proceeding in any such court as well as any right it may now or hereafter have to remove such action or proceeding, once commenced, to another court on the grounds of FORUM NON CONVENIENS or otherwise. The Borrower agrees that a final, non-appealable judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

[Remainder of page left intentionally blank]

JURY TRIAL WAIVER. TO THE EXTENT PERMITTED BY LAW, THE BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS, OR ANY THEREOF, ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS AGREEMENT OR ANY NOTE OR OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED THERETO.

IN WITNESS WHEREOF, the parties have executed and delivered this Credit and Security Agreement as of the date first set forth above.

Address:	800 Delaware Avenue Buffalo, New York 14209-2094 Attention: Chief Financial Officer, Treasurer & Senior Vice President	COMPUTER TASK GROUP, INCORPORATED By: /s/ John M. Laubacker John M. Laubacker Chief Financial Officer, Treasurer & Senior Vice President

Address:	127 Public Square Cleveland, Ohio 44114-1306 Attention: KeyBank Business Capital	KEYBANK NATIONAL ASSOCIATION as the Administrative Agent, the Swing Line Lender, the Issuing Lender and as a Lender By: /s/ Jonathan Roe Jonathan Roe Vice President

E-1

Address:	25 S. Charles St. 18th Floor Baltimore, MD 21201 Attention:	MANUFACTURERS AND TRADERS TRUST COMPANY, as a Lender By: /s/ Michael Pick Name: Michael Pick Title: Vice President

E-2